Filed Pursuant to Rule 424(b)(5)
SEC File No. 333-197661
333-197661-01

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion)	Issued July 28, 2014

(To Prospectus dated July 28, 2014)

30,000,000 Units

TYSON FOODS, INC.

    % TANGIBLE EQUITY UNITS

We are offering 30,000,000     % tangible equity units, or “Units.” Each Unit has a stated amount of $50. Each Unit is comprised of a prepaid stock purchase contract issued by us and a senior amortizing note due July 15, 2017 issued by us, which has an initial principal amount of $         per amortizing note and a final installment payment date of July 15, 2017. Eight of our directors and officers and the Tyson Limited Partnership (of which 33.33% and 11.115% is controlled by our chairman John Tyson and director Barbara Tyson, respectively) have indicated that they intend to purchase an aggregate of approximately 758,400 Units in this offering. Such purchases will be made on the same terms and conditions as purchases by nonaffiliated investors and with a view toward investment, not resale.

Unless earlier redeemed by us or settled earlier at your option or at our option as described herein, on July 15, 2017 (subject to postponement in certain limited circumstances), each purchase contract will automatically settle, and we will deliver a number of shares of our Class A common stock based on the applicable market value (as defined herein) of our Class A common stock as set forth below:

•	if the applicable market value equals or exceeds the threshold appreciation price, which is approximately $ , you will receive shares;

•	if the applicable market value is greater than $ but less than the threshold appreciation price, you will receive a number of shares having a value, based on the applicable market value, equal to $50; and

•	if the applicable market value is less than or equal to $ , you will receive shares.

At any time prior to the third scheduled trading day immediately preceding July 15, 2017, you may settle your purchase contract early, and we will deliver shares of our Class A common stock per purchase contract (subject to adjustment). In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our Class A common stock based on the fundamental change early settlement rate, as described herein. We may elect to settle all, but not less than all, outstanding purchase contracts prior to July 15, 2017 at the “early mandatory settlement rate” (as defined herein). If the Merger Agreement (as defined herein) has terminated, we may elect to settle all, but not less than all, outstanding purchase contracts at the “merger redemption rate” (as defined herein), by delivering notice during the five business day period immediately following April 1, 2015.

The amortizing notes will pay you equal quarterly cash installments of $             per amortizing note, which cash payment in the aggregate will be equivalent to     % per year with respect to each $50 stated amount of Units. The amortizing notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness, including all other senior notes issued under the indenture. The obligations under the amortizing notes will be fully and unconditionally guaranteed only by Tyson Fresh Meats, Inc., our wholly owned subsidiary. If we elect to redeem the purchase contracts or to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes.

We have applied to list the Units on the New York Stock Exchange under the symbol “TSNU,” subject to satisfaction of its minimum listing standards with respect to the Units. If the Units are approved for listing, we expect trading on the New York Stock Exchange to begin within 30 calendar days after the Units are first issued.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “TSN.” On July 25, 2014, the last reported sale price of our Class A common stock on the New York Stock Exchange was $39.54 per share.

Concurrently with this offering of Units, we are offering 24,000,000 shares of our Class A common stock (or up to 27,600,000 if the underwriters for that offering exercise their option to purchase additional shares of Class A common stock to cover over-allotments, if any) pursuant to a separate prospectus supplement. The completion of this Units offering is not contingent on the completion of the Class A common stock offering, and the Class A common stock offering is not contingent on the completion of this Units offering. Neither this offering nor the Class A common stock offering is contingent on the acquisition of The Hillshire Brands Company or any additional debt financing.

Investing in our Units involves risks. See “Risk Factors” beginning on page S-24 of this prospectus supplement.

PRICE $             PER UNIT

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Unit	$	$	$
Total	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters do not have the option to purchase any additional Units to cover over-allotments or otherwise.

The underwriters expect to deliver the Units to purchasers on or about August     , 2014.

Joint Book-Running Managers

MORGAN STANLEY	J.P. MORGAN
RBC CAPITAL MARKETS

July     , 2014

Prospectus Supplement

Prospectus

Our Company	1
Where You Can Find More Information	2
Special Note On Forward-Looking Statements	3
Risk Factors	4
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of Capital Stock	5

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our Units and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before investing in our Units.

Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, in this prospectus supplement the words “the Company,” “Tyson,” “we,” “us,” and “our” refer to Tyson Foods, Inc. and not to any of its subsidiaries.

Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, assumes the completion of the concurrent Class A common stock offering described herein and that the underwriters for that offering do not exercise their over-allotment option to purchase additional shares of Class A common stock. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Hillshire Brands Acquisition or the Debt Financings (each as defined below).

During the second quarter of fiscal 2014, we began reporting our International operations as a separate segment, which was previously included in our Chicken segment. All amounts in this prospectus supplement reflect this reclassification, and all references to our Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 shall be deemed to include the reclassified amounts set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 28, 2014.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Class A common stock is listed and traded on the New York Stock Exchange, or “NYSE.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available at our website at http://ir.tyson.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, including those portions of our Definitive Proxy Statement on Schedule 14A filed on December 20, 2013 that are specifically incorporated by reference into such Annual Report on Form 10-K (except for Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, which were superseded by Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, respectively, included in the Current Report on Form 8-K filed on July 28, 2014);

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 28, 2013 (except for Part I, Items 1 and 2, which were superseded by Part I, Items 1 and 2, respectively, included in the Current Report on Form 8-K filed on July 28, 2014) and March 29, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on February 4, 2014, June 4, 2014, June 10, 2014, July 1, 2014, July 2, 2014, July 17, 2014 and July 28, 2014 (except for Item 2.02 and the related Exhibit 99.1); and

•	Our Registration Statement on Form 8-A dated October 14, 1997.

In addition, we incorporate by reference in this prospectus supplement the risk factors disclosed in Part I, Item 1A of Hillshire Brands’ Annual Report on Form 10-K for the fiscal year ended June 29, 2013.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Investor Relations Department

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, AR 72762-6999

(479) 290-4524

S-iii

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2014, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the year ended September 28, 2013 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should refer to the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

S-iv

IMPORTANT INFORMATION FOR INVESTORS AND SECURITYHOLDERS

This communication is not an offer to buy or the solicitation of an offer to sell any securities of Hillshire Brands. A solicitation and an offer to buy shares of Hillshire Brands common stock is being made pursuant to a Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) that HMB Holdings, Inc., a wholly owned subsidiary of Tyson Foods, Inc., has filed with the U.S. Securities and Exchange Commission (the “SEC”). Hillshire Brands has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and Stockholders are urged to read the Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9, as well as other documents filed with the SEC, because they contain important information. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 have been sent free of charge to Hillshire Brands stockholders and these and other materials filed with the SEC may also be obtained from Hillshire Brands upon written request to the Investor Relations Department, 400 South Jefferson Street, Chicago, Illinois 60607, telephone number (312) 614-8100 or from Hillshire Brands’ website, http://investors.hillshirebrands.com. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the Information Agent for the offer, at (800) 322-2885 (please call (212) 929-5500 (collect) if you are located outside the U.S.).

S-v

SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our Units. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors,” the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

Founded in 1935, we are one of the world’s largest meat protein companies and the second-largest food production company in the Fortune 500 with one of the most recognized brand names in the food industry. We produce, distribute and market chicken, beef, pork, prepared foods and related allied products. Our operations are conducted in five segments: Chicken, Beef, Pork, Prepared Foods and International. Some of the key factors influencing our business are customer demand for our products; the ability to maintain and grow relationships with customers and introduce new and innovative products to the marketplace; accessibility of international markets; market prices for our products; the cost and availability of live cattle and hogs, raw materials, grain and feed ingredients; and operating efficiencies of our facilities.

We operate a fully vertically integrated poultry production process. Our integrated operations consist of breeding stock, contract growers, feed production, processing, further-processing, marketing and transportation of chicken and related allied products, including animal and pet food ingredients. Through our wholly-owned subsidiary, Cobb-Vantress, Inc., we are one of the leading poultry breeding stock suppliers in the world. Investing in breeding stock research and development allows us to breed into our flocks the characteristics found to be most desirable.

We also process live fed cattle and hogs and fabricate dressed beef and pork carcasses into primal and sub-primal meat cuts, case ready beef and pork and fully-cooked meats. In addition, we derive value from allied products such as hides and variety meats sold to further processors and others.

We produce a wide range of fresh, value-added, frozen and refrigerated food products. Our products are marketed and sold primarily by our sales staff to grocery retailers, grocery wholesalers, meat distributors, warehouse club stores, military commissaries, industrial food processing companies, chain restaurants or their distributors, international export companies and domestic distributors who serve restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Additionally, sales to the military and a portion of sales to international markets are made through independent brokers and trading companies.

On July 1, 2014, The Hillshire Brands Company, or Hillshire Brands, accepted an offer from us to be acquired at a price of $63.00 per share, as described below under “—Recent Developments.” Hillshire Brands is a manufacturer and marketer of high-quality, brand name food products. A leader in branded, convenient foods for the retail and foodservice markets, Hillshire Brands generated $3,920 million of net sales in the year ended June 29, 2013 and had approximately 9,100 employees at that time. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame, Van’s Natural Foods and Golden Island premium jerky.

We believe that the Hillshire Brands acquisition will provide us with several strategic and financial benefits, including:

•	Compelling Investment Consistent with Strategic Priorities—We believe that Hillshire Brands’ product portfolio will provide us with growth in higher margin, branded foods. We believe this product portfolio will complement our existing product portfolio, and provide us with added presence in the convenience and snack foods markets.

•	Create Market Leading Integrated Protein Platform—We believe that the addition of Hillshire Brands’ raw material platform will generate scale and profitability in our existing prepared foods business across both branded private label products and commodity products.

•	Synergy Opportunity—We believe that the Hillshire Brands Acquisition presents meaningful synergy opportunities, including in the areas of purchasing, distribution, supply chain, raw material utilization and brand building.

Corporate Information

Tyson Foods, Inc. commenced business in 1935, was incorporated in Arkansas in 1947, and was reincorporated in Delaware in 1986.

Our principal executive offices are located at 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999. Our telephone number is (479) 290-4000. Our website is www.tysonfoods.com. Information on our website is not part of this prospectus supplement.

Recent Developments

Proposed Hillshire Brands Acquisition

On June 8, 2014, we submitted to Hillshire Brands a unilaterally binding offer to acquire it for $63.00 per share in cash. The offer was accompanied by a definitive agreement and plan of merger (the “Merger Agreement”) among Tyson, HMB Holdings, Inc., a Maryland corporation and a wholly-owned subsidiary of Tyson (“Merger Sub”), and Hillshire Brands, which was executed by Tyson and Merger Sub. The offer was contingent upon the termination of the merger agreement between Hillshire Brands and Pinnacle Foods, Inc., which occurred on July 1, 2014, at which time Hillshire Brands accepted the offer and executed the Merger Agreement. The Merger Agreement required that we pay to or on behalf of Hillshire Brands the termination fee of $163.0 million due to Pinnacle upon termination of the merger agreement between Hillshire Brands and Pinnacle Foods, Inc. We refer in this prospectus supplement to our acquisition of Hillshire Brands to the extent set forth in, and pursuant to, the Merger Agreement as the “Hillshire Brands Acquisition.”

On July 16, 2014, pursuant to the Merger Agreement, we commenced a tender offer to purchase all of the issued and outstanding shares of Hillshire Brands’ common stock at a purchase price of $63.00 per share in cash, without interest. The tender offer is scheduled to expire on August 12, 2014 and is subject to the condition that two-thirds of the outstanding shares of Hillshire Brands common stock shall have been validly tendered prior to the expiration of the tender offer and not withdrawn. The Merger Agreement also contains other customary conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to certain conditions and limitations, Hillshire Brands granted Tyson an option to purchase from Hillshire Brands after the successful completion of the tender offer enough additional Hillshire Brands shares so that Tyson will own more than 90% of the outstanding shares of Hillshire Brands’ common stock, in order to facilitate the completion of the merger through the “short-form” procedures available under Maryland law. Following the consummation of the tender offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Merger Agreement provides that Merger Sub will merge with and into Hillshire Brands, with Hillshire Brands surviving the merger as our wholly-owned subsidiary. At and following consummation of the merger, any remaining outstanding shares of Hillshire Brands common stock not owned, directly or indirectly, by us, Merger Sub or Hillshire Brands will be converted into the right to receive $63.00 per share in cash, without interest. Appraisal rights are not available under Maryland law for the tender offer or the merger.

Financing Transactions

In addition to this offering, we intend to obtain or otherwise incur additional financing for the Hillshire Brands Acquisition as follows:

Class A Common Stock Offering. Concurrently with this offering, we are offering 24,000,000 shares of our Class A common stock (or up to 27,600,000 if the underwriters for that offering exercise their over-allotment option in full) pursuant to a separate prospectus supplement. We intend to raise approximately $949 million in aggregate gross proceeds from the Class A common stock offering (assuming the underwriters for that offering do not exercise their over-allotment option). However, the amount of shares of Class A common stock sold in that offering may increase or decrease based on market conditions relating to that security.

Debt Financings. We intend to obtain or otherwise incur up to approximately $5,750.0 million of indebtedness to fund the Hillshire Brands Acquisition, and related fees and expenses, which we refer to in this prospectus supplement as the “Debt Financings.” We currently expect that the Debt Financings will include:

•	three-year and five-year senior unsecured term loans in an aggregate principal amount of up to approximately $2,500.0 million, which we refer to in this prospectus supplement as the “New Term Loans”; and

•	one or more series of senior unsecured notes in an aggregate principal amount of up to approximately $3,250.0 million, which we refer to in this prospectus supplement as the “New Notes.”

On June 27, 2014, we also amended our existing revolving credit facility to, among other things, permit the Hillshire Brands Acquisition without resulting in the occurrence of a default or event of default under that facility. However, we do not expect to draw under this facility to fund any portion of the Hillshire Brands Acquisition. See “Description of Indebtedness.”

The completion of this tangible equity units offering is not contingent upon the completion of the Class A common stock offering, the Debt Financings or the Hillshire Brands Acquisition. Accordingly, even if the Hillshire Brands Acquisition or the other financing transactions do not occur, the shares of our Class A common stock sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the shares of Class A common stock sold in this offering.

In addition, if the Hillshire Brands Acquisition is not consummated, we do not expect any debt under the proposed Debt Financings to be outstanding, other than the New Notes, which we expect to contain a special mandatory redemption requirement if the Hillshire Brands Acquisition is not consummated by a specified date. See “Use of Proceeds.”

We cannot assure you that we will complete the Hillshire Brands Acquisition or any of the other financing transactions on the terms contemplated in this prospectus supplement or at all.

Preliminary Financial and Other Information for the Quarterly Period Ended June 28, 2014

On July 28, 2014, we issued a press release reporting the following preliminary results:

	Third Quarter		Nine Months
(in millions, except per share data)	2014	2013	2014	2013
Sales	$9,682	$8,731	$27,475	$25,480
Operating Income	351	419	1,124	959
Income from Continuing Operations	258	249	720	589
Loss from Discontinued Operation, Net of Tax	—	(4)	—	(70)

Net Income	258	245	720	519
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(2)	(4)	(7)	2

Net Income Attributable to Tyson	$260	$249	$727	$517

Adjusted¹ Operating Income from Continuing Operations	$407	$419	$1,180	$959
Net Income Per Share from Continuing Operations Attributable to Tyson	$0.73	$0.69	$2.05	$1.61
Adjusted¹ Net Income Per Share from Continuing Operations Attributable to Tyson	$0.75	$0.69	$2.07	$1.56
Net Income Per Share Attributable to Tyson	$0.73	$0.68	$2.05	$1.42
Adjusted¹ Net Income Per Share Attributable to Tyson	$0.75	$0.68	$2.07	$1.52

¹	Adjusted operating income and adjusted EPS is explained and reconciled to comparable GAAP measure below.

Third Quarter Highlights

•	Reported EPS was $0.73; Adjusted EPS up 9% to $0.75 compared to EPS from continuing operations of $0.69 in third quarter of fiscal 2013

•	Quarterly sales up to $9.7 billion resulting in 11% increase over third quarter of fiscal 2013

•	Adjusted operating margin was 4.2%

•	Acquisition of the Hillshire Brands on track for closing in fourth quarter of fiscal 2014

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended June 28, 2014, and June 29, 2013)
	Third Quarter				Nine Months
	2014	2013	Volume Change	Avg. Price Change	2014	2013	Volume Change	Avg. Price Change
Chicken	$2,829	$2,820	1.3%	(1.0)%	$8,327	$8,148	2.7%	(0.5)%
Beef	4,189	3,723	(0.9)%	13.5%	11,748	10,655	0.4%	9.8%
Pork	1,766	1,332	5.0%	26.3%	4,677	4,006	1.1%	15.4%
Prepared Foods	901	797	4.0%	8.7%	2,669	2,441	5.2%	4.0%
International	365	343	17.2%	(9.2)%	1,020	1,001	14.0%	(10.6)%
Other	—	—	n/a	n/a	—	47	n/a	n/a
Intersegment Sales	(368)	(284)	n/a	n/a	(966)	(818)	n/a	n/a

Total	$9,682	$8,731	2.2%	8.5%	$27,475	$25,480	2.5%	5.4%

Operating Income (Loss)
(for the third quarter and nine months ended June 28, 2014, and June 29, 2013)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2014	2013	2014	2013	2014	2013	2014	2013
Chicken	$195	$215	6.9%	7.6%	$682	$471	8.2%	5.8%
Beef	101	114	2.4%	3.1%	194	134	1.7%	1.3%
Pork	128	67	7.2%	5.0%	356	264	7.6%	6.6%
Prepared Foods	(50)	24	(5.5)%	3.0%	(13)	85	(0.5)%	3.5%
International	(15)	5	(4.1)%	1.5%	(73)	—	(7.2)%	—%
Other	(8)	(6)	n/a	n/a	(22)	5	n/a	n/a

Total	$351	$419	3.6%	4.8%	$1,124	$959	4.1%	3.8%

Note: During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. The International segment includes our foreign operations related to raising and processing live chickens in Brazil, China, India and Mexico. All periods presented have been reclassified to reflect this change.

Third quarter and nine months of fiscal 2014

•	Operating income was reduced by $49 million in the Prepared Foods segment for impairments related to the closure of three plants.

•	Operating income was reduced by $7 million in Other for third party transaction fees incurred as part of the Hillshire Brands acquisition.

•	Chicken—Sales volumes for the third quarter and nine months of fiscal 2014 grew as a result of stronger demand for chicken products and mix of rendered product sales. Average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Operating income for the third quarter of fiscal 2014 was negatively impacted by rapidly rising costs of outside meat purchases as well as operational disruptions at two of our facilities. For the nine months of fiscal 2014, operating income increased due to higher sales volume and lower feed ingredient costs, partially offset by decreased average sales price. Feed costs decreased $120 million and $460 million for the third quarter and nine months of fiscal 2014, respectively.

•	Beef—Sales volumes decreased for the third quarter of fiscal 2014 due to a reduction in live cattle processed. However, sales volumes were up for the nine months of fiscal 2014 due to better domestic demand for our beef products, partially offset by reduced exports. Average sales price increased due to lower domestic availability of fed cattle supplies, which additionally drove up livestock costs. Operating income decreased for the third quarter of fiscal 2014 due to higher fed cattle costs and periods of reduced demand for beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased operating costs. For the nine months of fiscal 2014, operating income increased due to improved operational execution and maximizing our revenues relative to the rising live cattle markets, partially offset by increased operating costs.

•	Pork—Sales volumes increased as a result of better domestic demand for our pork products. Average sales price increased due to lower total hog supplies, which additionally resulted in higher input costs. Operating income increased as we maximized our revenues relative to live hog markets, partially attributable to operational and mix performance.

•

Prepared Foods—Sales volumes increased as a result of improved demand for our prepared foods products and incremental volumes from the purchase of three businesses. Average sales price increased due to better product mix and price increases associated with higher input costs. Operating income decreased as a result of higher raw material and other input costs of approximately $95 million and

$160 million for the third quarter and nine months of fiscal 2014, respectively, and additional costs incurred as we invested in our growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect. Additionally, in the third quarter of fiscal 2014, we incurred a $49 million impairment charge related to the planned closure of three plants, which are expected to cease operation by mid-fiscal 2015.

•	International—Sales volumes increased as we grew our businesses in Brazil and China. Average sales price decreased due to poor export market conditions in Brazil, supply imbalances associated with weak demand in China and a less favorable pricing environment in Mexico. Operating income decreased due to poor operational execution in Brazil, challenging market conditions in Brazil and China and additional costs incurred as we grew our International operation.

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales	$9,682	$8,731	$27,475	$25,480
Cost of Sales	9,045	8,049	25,502	23,791

Gross Profit	637	682	1,973	1,689
Selling, General and Administrative	286	263	849	730

Operating Income	351	419	1,124	959
Other (Income) Expense:
Interest income	(1)	(2)	(6)	(5)
Interest expense	25	36	78	109
Other, net	17	—	18	(19)

Total Other (Income) Expense	41	34	90	85

Income from Continuing Operations before Income Taxes	310	385	1,034	874
Income Tax Expense	52	136	314	285

Income from Continuing Operations	258	249	720	589
Loss from Discontinued Operation, Net of Tax	—	(4)	—	(70)

Net Income	258	245	720	519
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(2)	(4)	(7)	2

Net Income Attributable to Tyson	$260	$249	$727	$517

Amounts attributable to Tyson:
Net Income from Continuing Operations	260	253	727	587
Net Loss from Discontinued Operation	—	(4)	—	(70)

Net Income Attributable to Tyson	$260	$249	$727	$517

Weighted Average Shares Outstanding:
Class A Basic	280	283	275	284
Class B Basic	70	70	70	70
Diluted	356	369	355	366
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.75	$0.73	$2.15	$1.69
Class B Basic	$0.68	$0.66	$1.94	$1.52
Diluted	$0.73	$0.69	$2.05	$1.61
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$—	$(0.01)	$—	$(0.20)
Class B Basic	$—	$(0.02)	$—	$(0.18)
Diluted	$—	$(0.01)	$—	$(0.19)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.75	$0.72	$2.15	$1.49
Class B Basic	$0.68	$0.64	$1.94	$1.34
Diluted	$0.73	$0.68	$2.05	$1.42
Dividends Declared Per Share:
Class A	$0.075	$0.050	$0.250	$0.260
Class B	$0.068	$0.045	$0.226	$0.234
Sales Growth	10.9%		7.8%
Margins: (Percent of Sales)
Gross Profit	6.6%	7.8%	7.2%	6.6%
Operating Income	3.6%	4.8%	4.1%	3.8%
Income from Continuing Operations	2.7%	2.9%	2.6%	2.3%
Effective Tax Rate for Continuing Operations	16.8%	35.4%	30.4%	32.6%

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

(Unaudited)

	June 28, 2014	September 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$587	$1,145
Accounts receivable, net	1,624	1,497
Inventories	3,061	2,817
Other current assets	241	145

Total Current Assets	5,513	5,604
Net Property, Plant and Equipment	3,941	4,053
Goodwill	1,925	1,902
Intangible Assets	151	138
Other Assets	525	480

Total Assets	$12,055	$12,177

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$41	$513
Accounts payable	1,496	1,359
Other current liabilities	1,075	1,138

Total Current Liabilities	2,612	3,010
Long-Term Debt	1,784	1,895
Deferred Income Taxes	404	479
Other Liabilities	545	560
Total Tyson Shareholders’ Equity	6,694	6,201
Noncontrolling Interests	16	32

Total Shareholders’ Equity	6,710	6,233

Total Liabilities and Shareholders’ Equity	$12,055	$12,177

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	June 28, 2014	June 29, 2013
Cash Flows From Operating Activities:
Net income	$720	$519
Depreciation and amortization	382	387
Deferred income taxes	(64)	(21)
Convertible debt discount	(92)	—
Other, net	76	80
Net changes in working capital	(479)	(193)

Cash Provided by Operating Activities	543	772

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(437)	(425)
Purchases of marketable securities	(25)	(123)
Proceeds from sale of marketable securities	24	22
Acquisitions, net of cash acquired	(56)	(106)
Other, net	44	36

Cash Used for Investing Activities	(450)	(596)

Cash Flows From Financing Activities:
Payments on debt	(407)	(69)
Net proceeds from borrowings	28	48
Purchases of Tyson Class A common stock	(286)	(298)
Dividends	(76)	(87)
Stock options exercised	61	93
Other, net	26	13

Cash Used for Financing Activities	(654)	(300)

Effect of Exchange Rate Changes on Cash	3	(4)

Decrease in Cash and Cash Equivalents	(558)	(128)
Cash and Cash Equivalents at Beginning of Year	1,145	1,071

Cash and Cash Equivalents at End of Period	$587	$943

TYSON FOODS, INC.

EBITDA Reconciliations

(In millions)

(Unaudited)

	Nine Months Ended		Fiscal Year Ended		Twelve Months Ended
	June 28, 2014	June 29, 2013	September 28, 2013		June 28, 2014
Net income	$720	$519	$778		$979
Less: Interest income	(6)	(5)	(7)		(8)
Add: Interest expense	78	109	145		114
Add: Income tax expense(a)	314	287	409		436
Add: Depreciation	362	354	474		482
Add: Amortization(b)	15	12	17		20

EBITDA	$1,483	$1,276	$1,816		$2,023

Total gross debt			$2,408		$1,825
Less: Cash and cash equivalents			(1,145)		(587)
Less: Short-term investments			(1)		(2)

Total net debt			$1,262		$1,236

Ratio Calculations:
Gross debt/EBITDA			1.3	x	0.9	x
Net debt/EBITDA			0.7	x	0.6	x

(a)	Includes income tax expense of discontinued operation.
(b)	Excludes the amortization of debt discount expense of $5 million and $21 million for the nine months ended June 28, 2014, and June 29, 2013, respectively, and $28 million for the fiscal year ended September 28, 2013, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.

EPS Reconciliations

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Reported net income from continuing operations per share attributable to Tyson	$0.73	$0.69	$2.05	$1.61
Less: $19 million recognized currency translation adjustment gain	—	—	—	(0.05)
Less: $40 million gain on unrecognized tax benefit	(0.11)	—	(0.11)	—
Add: $29 million Hillshire Brands Acquisition fees paid to third parties	0.05	—	0.05	—
Add: $49 million impairment due to closure of three facilities	0.08	—	0.08	—

Adjusted net income from continuing operations per share attributable to Tyson	$0.75	$0.69	$2.07	$1.56

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Reported net income per share attributable to Tyson	$0.73	$0.68	$2.05	$1.42
Less: $19 million recognized currency translation adjustment gain	—	—	—	(0.05)
Add: $56 million impairment of non-core assets in China	—	—	—	0.15
Less: $40 million gain on unrecognized tax benefit	(0.11)	—	(0.11)	—
Add: $29 million Hillshire Brands Acquisition fees paid to third parties	0.05	—	0.05	—
Add: $49 million impairment due to closure of three facilities	0.08	—	0.08	—

Adjusted net income per share attributable to Tyson	$0.75	$0.68	$2.07	$1.52

Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income from continuing operations per share attributable to Tyson (adjusted continuing EPS) are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted EPS and adjusted continuing EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS and adjusted continuing EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS and adjusted continuing EPS are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.

Operating Income Reconciliation

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Reported from continuing operations	$351	$419	$1,124	$959
Add: Hillshire Brands Acquisition fees paid to third parties	7	—	7	—
Add: Impairment due to closure of three facilities	49	—	49	—

Adjusted from continuing operations	$407	$419	$1,180	$959

Adjusted operating income from continuing operations is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhance understanding of our financial performance. However, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.

The preliminary financial data included in this prospectus supplement has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not audited, reviewed, or compiled the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

THE OFFERING

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Units,” “Description of the Purchase Contracts” and “Description of the Amortizing Notes” sections of this prospectus supplement contain a more detailed description of the terms and conditions of the Units, the purchase contracts and the amortizing notes. As used in this section, the term the “Company” means Tyson Foods, Inc. and does not include any subsidiary of Tyson Foods, Inc.

The Units

Issuer	Tyson Foods, Inc., a Delaware corporation.

Number of Units offered	30,000,000 Units. The underwriters do not have the option to purchase additional Units to cover over-allotments or otherwise.

Stated amount of each Unit	$50 for each Unit.

Components of each Unit	Each Unit is comprised of two parts:

• a prepaid stock purchase contract issued by the Company (a “purchase contract”); and • a senior amortizing note issued by the Company (an “amortizing note”).

Unless earlier redeemed by us in connection with a merger termination redemption or settled earlier at the holder’s option or at our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on July 15, 2017 (such date, as so postponed (if applicable), the “mandatory settlement date”), and we will deliver not more than shares and not less than shares of our Class A common stock per purchase contract, subject to adjustment, based upon the applicable settlement rate and applicable market value of our Class A common stock, as described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock.”

No fractional shares of our Class A common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Each amortizing note will have an initial principal amount of $ , will bear interest at the rate of % per annum and will have a final installment payment date of July 15, 2017. On each January 15, April 15,

July 15 and October 15 commencing on October 15, 2014, the Company will pay equal quarterly cash installments of $ per amortizing note (except for the October 15, 2014 installment payment, which will be $ per amortizing note), which cash payment in the aggregate per year will be equivalent to % per year with respect to each $50 stated amount of Units. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our Class A common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into its components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding July 15, 2017 or any “early mandatory settlement date” or “merger redemption settlement date.” Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See “Description of the Units—Separating and Recreating Units.”

Trading	We have applied to list the Units on the New York Stock Exchange under the symbol “TSNU,” subject to satisfaction of its minimum listing standards with respect to the Units. If approved for listing, we expect trading on the New York Stock Exchange to begin within 30 calendar days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the Units—Listing of Securities.” Prior to this offering, there has been no public market for the Units.

Our Class A common stock is listed on The New York Stock Exchange under the symbol “TSN.”

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses, will be approximately $         million. We intend to use the net proceeds from this offering, together with the net proceeds of the concurrent Class A common stock offering, the Debt Financings and cash on hand to finance the Hillshire Brands Acquisition and to pay related fees and expenses. If for any reason the Hillshire Brands Acquisition is not consummated, then we intend to use the net proceeds from this offering for general corporate purposes. See “Recent Developments” above.

As required by the Merger Agreement, the net proceeds of this offering and the concurrent Class A common stock offering (net of our good faith estimate of offering fees and expenses) will be placed into an escrow account, pending release upon consummation of, and to partially fund, the Hillshire Brands Acquisition (or, if earlier, upon termination of the Merger Agreement).

U.S. federal income tax considerations	Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, including amortizing notes which will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of the Company for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Prospective investors should consult their tax advisors regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “Material United States Federal Income Tax Consequences.”

Risk Factors	See “Risk Factors” beginning on page S-24 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Units.

The Purchase Contracts

The Purchase Contracts Mandatory settlement date	July 15, 2017, subject to postponement in limited circumstances.

Mandatory settlement	On the mandatory settlement date, unless such purchase contract has been earlier redeemed by us in connection with a merger termination redemption or earlier settled at the holder’s option or at our option, each purchase contract will automatically settle, and we will deliver a number of shares of our Class A common stock, based on the applicable settlement rate.

Settlement rate for the mandatory settlement date	The “settlement rate” for each purchase contract will be not more than shares and not less than shares of our Class A common stock (each subject to adjustment as described herein) depending on the applicable market value of our Class A common stock, calculated as described below.

•     If the applicable market value is equal to or greater than the threshold appreciation price (as defined below), you will receive              shares of Class A common stock per purchase contract (the “minimum settlement rate”).

•     If the applicable market value is greater than $         (the “reference price”) but less than the threshold appreciation price, you will receive a number of shares per purchase contract equal to $50, divided by the applicable market value.

• If the applicable market value is less than or equal to the reference price, you will receive shares of Class A common stock per purchase contract (the “maximum settlement rate”).

Each of the maximum settlement rate and the minimum settlement rate is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the average of the “closing prices” (as defined below) of our Class A common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 15, 2017.

The reference price is the public offering price of our Class A common stock in the concurrent common stock offering described above.

The “threshold appreciation price” shall be equal to $50 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, which is initially approximately $ , represents an approximately % appreciation over the reference price.

No fractional shares of our Class A common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions.

The following table illustrates the settlement rate per purchase contract and the value of our Class A common stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable Market Value of Our Class A Common Stock	Settlement Rate	Value of Class A Common Stock Delivered (Based on the Applicable Market Value Thereof)
Less than or equal to $	shares of our Class A common stock	Less than or equal to $50
Greater than $ but less than the threshold appreciation price	A number of shares of our Class A common stock equal to $50 divided by the applicable market value	$50
Equal to or greater than the threshold appreciation price	shares of our Class A common stock	Greater than or equal to $50

Early settlement at your election	At any time prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 15, 2017, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our Class A common stock per purchase contract equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” That is, the market value of our Class A common stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to the third scheduled trading day immediately preceding July 15, 2017 is subject to the delivery of your purchase contract.

Upon early settlement at your election of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.

Early settlement at your election upon a fundamental change

At any time prior to the third scheduled trading day immediately preceding July 15, 2017, if a “fundamental change” (as defined herein) occurs, you may settle any or all of your purchase contracts early. If you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our Class A common stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Upon early settlement at your election in connection with a fundamental change of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon such fundamental change.

Early mandatory settlement at our election

We may elect to settle all, but not less than all, outstanding purchase contracts early at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts — Early Settlement at Our Election”) upon a date fixed by us upon not less than five business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate, unless the closing price of our Class A common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the “notice date” (as defined under “—Early Settlement at Our Election” below) exceeds 140% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, except in certain circumstances, on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Merger termination redemption

If the Merger Agreement has terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts (a “merger termination redemption”), for the applicable redemption amount, as described below under “Description of the Purchase Contracts—Merger Termination Redemption,” by delivering notice during the five business day period immediately following April 1, 2015.

If the “merger termination stock price” is equal to or less than the reference price, the redemption amount will be an amount of cash as described under “Description of the Purchase Contracts—Merger Termination Redemption.” Otherwise, the redemption amount will be a number of shares of our Class A common stock equal to the merger redemption rate, calculated in the manner described under “Description of the Purchase Contracts—Merger Termination Redemption,”; provided, however, that we may elect to pay cash in lieu of any or all of such shares in an amount equal to the redemption market value thereof.

The “redemption market value” means the average of the closing prices of our Class A common stock for 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled merger redemption settlement date.

In the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

The Amortizing Notes

Issuer	Tyson Foods, Inc., a Delaware corporation

Initial principal amount of each amortizing note	$

Installment payments	Each installment payment of $ per amortizing note (except for the October 15, 2014 installment payment, which will be $ per amortizing note) will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of %. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment payment dates	Each January 15, April 15, July 15 and October 15, commencing on October 15, 2014, with a final installment payment date of July 15, 2017.

Senior Guarantee	Tyson Fresh Meats, Inc., a wholly owned subsidiary of the Company (the “Guarantor”), will unconditionally guarantee on a senior basis all of the Company’s obligations under the amortizing notes. If the Company cannot make payments on the amortizing notes when they are due, the Guarantor must make the payments instead.

Ranking of the amortizing notes and subsidiary guarantee	The amortizing notes are senior obligations of the Company and will not be secured by any collateral. Your right to payment under the amortizing notes will be:

• junior to the rights of secured creditors to the extent of their security in the Company’s assets;

• equal with the rights of creditors under other existing and future unsecured senior debt of the Company;

• senior to the rights of creditors under existing and future debt that is expressly subordinated to the amortizing notes, if any; and

• structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries (other than the Guarantor).

The senior guarantee of the amortizing notes is the senior obligation of the Guarantor and will not be secured by any collateral. Your right to payment under the senior guarantee will be:

• junior to the rights of secured creditors of the relevant Guarantor to the extent of their security in the relevant Guarantor’s assets;

• equal with the rights of creditors under the Guarantor’s existing and future senior unsecured indebtedness;

• senior to the rights of creditors under the Guarantor’s existing and future debt that is expressly subordinated to such senior guarantee, if any; and

• structurally junior to all indebtedness and other liabilities (including trade payables) of the Guarantor’s subsidiaries.

See “Description of the Amortizing Notes—Ranking” below.

As of March 29, 2014, after giving pro forma effect to the Hillshire Brands Acquisition and the related financing transactions as described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” Tyson and its consolidated subsidiaries would have had outstanding, on a consolidated basis, $8,881 million of total debt, including:

• $1,940 million of total debt of Tyson and the Guarantor outstanding as of such date (none of which would have been secured indebtedness);

• $942 million of assumed debt from Hillshire Brands;

• $2,500.0 million under the New Term Loans; and

• $3,250.0 million under the New Notes.

In addition, as of such date but prior to giving pro forma effect to the Hillshire Brands Acquisition and such related financing transactions, Tyson’s subsidiaries other than the Guarantor would have had $227 million of total debt (including $59.0 million of intercompany indebtedness), none of which would have been secured indebtedness. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements.

Repurchase of amortizing notes at the option of the holder

If we elect to settle the purchase contracts early or in the event of a merger termination redemption, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF TYSON

The following table presents our summary historical consolidated financial data. The summary historical consolidated financial information is derived from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

You should read the summary historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Fiscal Year Ended			Six Months Ended
	September 28, 2013	September 29, 2012	October 1, 2011	March 29, 2014	March 30, 2013
	(in millions, except per share data)
Summary of Operations:
Sales	$34,374	$33,055	$32,032	$17,793	$16,749
Cost of sales	32,016	30,865	29,837	16,457	15,742

Gross profit	2,358	2,190	2,195	1,336	1,007

Operating income (loss)	1,375	1,286	1,289	773	540
Other (income) expense:
Interest income	(7)	(12)	(11)	(5)	(3)
Interest expense	145	356	242	53	73
Other, net	(20)	(23)	(20)	1	(19)

Total other (income) expense	118	321	211	49	51

Income from continuing operations before income taxes	1,257	965	1,078	724	489
Income tax expense	409	351	340	262	149

Income from continuing operations	848	614	738	462	340
Loss from discontinued operation, net of tax	(70)	(38)	(5)	—	(66)

Net income	778	576	733	462	274

Less: Net income (loss) attributable to noncontrolling interests	—	(7)	(17)	(5)	6

Net income (loss) attributable to Tyson	$778	$583	$750	$467	$268

Diluted earnings (loss) per share:
Income from continuing operations	$2.31	$1.68	$1.98	$1.32	$0.92
Income (loss) from discontinued operation	(0.19)	(0.10)	(0.01)	—	(0.18)
Net income	$2.12	$1.58	$1.97	$1.32	$0.74

Balance Sheet Data (at end of period):
Cash and cash equivalents	$1,145	$1,071	$716	$438	$762
Total assets	12,177	11,896	11,071	11,886	11,789
Net property, plant and equipment	4,053	4,022	3,823	4,105	4,002
Total debt	2,408	2,432	2,182	1,940	2,416
Total shareholders’ equity	6,233	6,042	5,685	6,464	6,114

Other Financial Data:
Cash flow from operations	$1,314	$1,187	$1,046	$265	$230
Depreciation and amortization	519	499	506	254	259
Capital expenditures	558	690	643	293	290

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF HILLSHIRE BRANDS

The following table presents Hillshire Brands’ summary historical consolidated financial data, which is derived from the Hillshire Brands financial statements that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the summary historical consolidated financial data together with Hillshire Brands’ historical consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Fiscal Year Ended			Nine Months Ended
	June 29, 2013	June 30, 2012	July 2, 2011	March 29, 2014	March 30, 2013
	(in millions, except per share data)
Continuing Operations:
Net sales	$3,920	$3,958	$3,884	$3,021	$2,958
Cost of sales	2,758	2,857	2,721	2,150	2,060
Selling, general and administrative expenses	855	930	883	609	642
Net charges for exit activities, asset and business dispositions	9	81	38	15	7
Impairment charges	1	14	15	—	1

Operating income	297	76	227	247	248

Interest expense	48	77	92	37	35
Interest income	(7)	(5)	(5)	(7)	(5)
Debt extinguishment costs	—	39	55	—	—

Income (loss) from continuing operations before taxes	256	(35)	85	217	218
Income tax expense (benefit)	72	(15)	27	32	69

Income (loss) from continuing operations	184	(20)	58	185	149

Discontinued Operations:
Income from continuing operations net of tax expense(1)	15	463	483	1	13
Gain on sale of discontinued operations, net of tax expense(2)	53	405	731	—	49

Net income from discontinued operations	68	868	1,214	1	62

Net income	252	848	1,272	186	211

Diluted earnings (loss) per share:
Income (loss) from continuing operations:	$1.49	$(0.16)	$0.46	$1.49	$1.21
Net income	$2.04	$7.13	$10.11	$1.50	$1.72

Balance Sheet Data (at end of period):
Cash and equivalents	$400	$235	$74	$219	$416
Total assets	2,434	2,450	9,482	2,531	2,486
Property, net of accumulated depreciation	818	847	858	814	824
Total debt	951	944	1,911	942	949

(1)	Tax expense (benefit) was $(8), $(603) and $82 in the fiscal years ended June 29, 2013, June 30, 2012 and July 2, 2011, respectively, and was $1 and $(7) in the nine months ended March 29, 2014 and March 30, 2013, respectively.
(2)	Tax expense was $15, $367 and $573 in the fiscal years ended June 29, 2013, June 30, 2012 and July 2, 2011, respectively, and was nil and $14 in the nine months ended March 29, 2014 and March 30, 2013, respectively.

RISK FACTORS

Any investment in our Units involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our Units. In addition, you should carefully consider, among other things, the matters discussed (i) under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, (ii) under “Risk Factors” in Hillshire Brands’ Annual Report on Form 10-K for the fiscal year ended June 29, 2013 and (iii) in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our Units could decline, and you may lose all or part of your investment in our Units. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note on Forward-Looking Statements.”

Risks Related to the Proposed Hillshire Brands Acquisition

If the Hillshire Brands Acquisition is consummated, we may be unable to successfully integrate Hillshire Brands’ operations or to realize targeted cost savings, revenues and other benefits of the Hillshire Brands Acquisition.

We entered into the Merger Agreement because we believe that the Hillshire Brands Acquisition will be beneficial to us and our stockholders. Achieving the targeted benefits of the Hillshire Brands Acquisition will depend in part upon whether we can integrate Hillshire Brands’ businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. We and Hillshire Brands operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. Moreover, the integration of our respective operations will require the dedication of significant management resources, which is likely to distract management’s attention from day-to-day operations. Employee uncertainty and lack of focus during the integration process may also disrupt our business and result in undesired employee attrition. An inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business, results of operations and financial condition of the combined businesses.

In addition, we continue to evaluate our estimates of synergies to be realized from the Hillshire Brands Acquisition and refine them, so that our actual cost-savings could differ materially from our current estimates. Actual cost-savings, the costs required to realize the cost-savings and the source of the cost-savings could differ materially from our estimates, and we cannot assure you that we will achieve the full amount of cost-savings on the schedule anticipated or at all or that these cost-savings programs will not have other adverse effects on our business. In light of these uncertainties, you should not place undue reliance on our estimated cost-savings.

Finally, we may not be able to achieve the targeted operating or long-term strategic benefits of the Hillshire Brands Acquisition or could incur higher transition costs. An inability to realize the full extent of, or any of, the anticipated benefits of the Hillshire Brands Acquisition, as well as any delays encountered in the integration process, could have an adverse effect on our business, results of operations and financial condition.

We will incur significant transaction and acquisition-related costs in connection with the Hillshire Brands Acquisition.

We expect to incur significant costs associated with the Hillshire Brands Acquisition and combining the operations of the two companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Hillshire Brands Acquisition will be composed of transaction costs related to the Hillshire Brands Acquisition, systems consolidation costs, and business integration and employment-related costs, including costs for severance, retention and other restructuring. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The announcement and pendency of the Hillshire Brands Acquisition could impact or cause disruptions in our and Hillshire Brands’ businesses.

Specifically:

•	our and Hillshire Brands’ current and prospective customers and suppliers may experience uncertainty associated with the Hillshire Brands Acquisition, including with respect to current or future business relationships with us, Hillshire Brands or the combined business and may attempt to negotiate changes in existing business;

•	our and Hillshire Brands’ employees may experience uncertainty about their future roles with us, which may adversely affect our and Hillshire Brands’ ability to retain and hire key employees;

•	the Hillshire Brands Acquisition may give rise to potential liabilities, including as a result of pending and future Hillshire Brands shareholder lawsuits relating to the Hillshire Brands Acquisition;

•	if the Hillshire Brands Acquisition is completed, the accelerated vesting of equity-based awards and payment of “change in control” benefits to some members of Hillshire Brands’ management on completion of the Hillshire Brands Acquisition could result in increased difficulty or cost in retaining Hillshire Brands’ officers and employees; and

•	the attention of our management and that of Hillshire Brands may be directed toward the completion and implementation of the Hillshire Brands Acquisition and transaction-related considerations and may be diverted from the day-to-day business operations of the respective companies.

In connection with the Hillshire Brands Acquisition, we could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Hillshire Brands Acquisition, as described in more detail above.

The Hillshire Brands Acquisition may not be successful.

We recently announced our entry into the Merger Agreement to acquire Hillshire Brands. Risks associated with the Hillshire Brands Acquisition include the risk that the transaction may not be consummated, the risk that regulatory approval that may be required for the transaction is not obtained or is obtained subject to certain conditions that are not anticipated, litigation risk associated with claims or potential claims brought by shareholders of Hillshire Brands to enjoin the transaction or seek monetary damages, and risks associated with our ability to issue debt to fund a portion of the purchase price. In addition, if the Hillshire Brands Acquisition does not close, we will have significant discretion to allocate the proceeds from this offering and our concurrent Class A common stock offering to other uses. We have no assurances that we will have opportunities to allocate the proceeds from our concurrent Class A common stock offering for other productive uses or that other uses of the proceeds from this offering and our concurrent Class A common stock offering will result in a favorable return to investors.

Risks Related to the Units, Separate Purchase Contracts, Separate Amortizing Notes and Class A Common Stock

If we fail to consummate the Hillshire Brands Acquisition, we may redeem the purchase contracts for an amount of cash and/or a number of shares of Class A common stock (depending on the price of Class A common stock at the time of redemption) with a value that may not adequately compensate you for any lost option value.

If the Hillshire Brands Acquisition is not consummated for any reason, we may redeem all, but not less than all, of the outstanding purchase contracts by delivering notice within the five business days immediately following April 1, 2015. We will pay a redemption amount to be determined based on the Class A common stock price at that time in cash or in shares of Class A common stock in accordance with the terms of the purchase contracts (as described under “Description of the Purchase Contracts—Merger Termination Redemption”). If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” The redemption amount that you receive upon a merger termination redemption may not adequately compensate you for any lost option value of the purchase contracts. In addition, if the Hillshire Brands Acquisition terminates for any reason, the net proceeds of this offering and of the concurrent Class A Common Stock Offering, if completed, will not be used to consummate such acquisition. Instead, we intend to use the net proceeds from this offering and concurrent Class A Common Stock Offering, if completed, after payment of any cash redemption amount and/or repurchase price, as described above, for general corporate purposes.

Upon redemption of the purchase contracts included in Units or separate purchase contracts in connection with a merger termination redemption, Class A common stock may incur immediate net tangible book value dilution on a per share basis.

You will bear the risk that the market value of our Class A common stock may decline.

The market price of our Class A common stock may be volatile. The market price of our Class A common stock has experienced, and may continue to experience, significant volatility. Between October 2, 2011 (the first day of our fiscal year 2012) and July 25, 2014, the closing sale price of our Class A common stock on the New York Stock Exchange has ranged from a low of $14.17 per share to a high of $44.01 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our Class A common stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects that vary from expectations of management, securities analysts and investors;

•	our ability to repay our debt or adverse market reaction to any additional debt that we may incur;

•	developments in our business or in sectors in which we operate generally;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	investor perceptions of us and the industry and markets in which we operate;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	failure to complete the Hillshire Brands Acquisition, if completed, failure to realize the anticipated benefits of such acquisition;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our Class A common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline because a decrease in the market price of our Class A common stock would likely adversely impact the trading price of the amortizing notes.

The purchase contracts, pursuant to which we will deliver to you shares of our Class A common stock, are components of the Units. The number of shares of Class A common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date, whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the average of the daily closing prices of our Class A common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 15, 2017. There can be no assurance that the market value of the Class A common stock received by you will be equal to or greater than the reference price of $        . If the applicable market value of our Class A common stock is less than the reference price, then the market value of the Class A common stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the Class A common stock) will be less than the effective price per share paid by you for such Class A common stock on the date of issuance of the Units. Furthermore, because we will in no event deliver more than              shares (subject to adjustment as described herein) upon settlement of a purchase contact, the market value of the Class A common stock delivered to you upon any early settlement may be less than the effective price per share paid to you for such Class A common stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our Class A common stock may decline before the mandatory settlement date, early settlement date, fundamental change early settlement date, merger redemption settlement date or early mandatory settlement date, as applicable. Any decline in the market value of our Class A common stock may be substantial.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in our Class A common stock.

The aggregate market value of our Class A common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $50 stated amount of each Unit only if the applicable market value of our Class A common stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our Class A common stock. If the applicable market value exceeds the reference price but is less than the threshold appreciation price, you will realize no equity appreciation on our Class A common stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of our Class A common stock you would have received had you purchased shares of Class A common stock with $50 at the public offering price in the concurrent common stock offering. See “Description of the Purchase Contracts—Delivery of Class A Common Stock” for a table showing the number of shares of Class A common stock that you would receive at various applicable market values.

We may not be able to settle or redeem your purchase contracts and deliver shares of our Class A common stock, or make payments on the amortizing notes or repurchase the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us.

A bankruptcy court may prevent us from delivering our Class A common stock to you in settlement or redemption of your purchase contracts. In such circumstances or if for any other reason the accelerated purchase contracts are not settled by the delivery of Class A common stock, your resulting claim for damages against us following such acceleration will rank pari passu with the claims of holders of our Class A common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver Class A common stock to you upon such an acceleration, you will only be able to recover damages to the extent holders of our Class A common stock receive any recovery. See “Description of the Purchase Contracts—Consequences of Bankruptcy.”

In addition, with respect to the amortizing notes, bankruptcy law and bankruptcy related court orders generally prohibit the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely installment payments under, or, if you exercised your right to require repurchase following a merger termination redemption or early mandatory settlement, receive any repurchase price on, the amortizing notes.

The amortizing notes are obligations of Tyson Foods, Inc. only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The amortizing notes are obligations exclusively of Tyson Foods, Inc. The amortizing notes will initially be guaranteed only by Tyson Fresh Meats, Inc. and not any of our other operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries other than Tyson Fresh Meats, Inc. Accordingly, our ability to service our debt, including the amortizing notes, depends on the results of operations of our subsidiaries other than Tyson Fresh Meats, Inc. and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the amortizing notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the amortizing notes or to make any funds available for that purpose, other than Tyson Fresh Meats, Inc. pursuant to the senior guarantee. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the amortizing notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Future sales of substantial amounts of our Class A common stock could affect the market price of our Class A common stock.

Future sales of substantial numbers of our Class A common stock, or securities convertible or exchangeable into shares of our Class A common stock, into the public market, future issuances of substantial numbers of additional shares of Class A common stock in connection with any future acquisitions or pursuant to employee benefit plans and future issuances of shares of Class A common stock upon exercise of options or warrants, conversion of Class B common stock upon sale thereof or settlement of the purchase contracts, or perceptions that those sales, issuances and/or exercises, conversions or settlements could occur, could adversely affect the prevailing market price of our Class A common stock and our ability to raise capital in the future.

This offering, the concurrent offering of Class A common stock and the issuance of additional stock in connection with acquisitions or otherwise will dilute all other shareholdings.

Upon the issuance of the Units in this offering and the concurrent offering of shares of Class A common stock, holders of our Class A common stock will incur immediate and substantial net tangible book value dilution on a per share basis. After this offering and the concurrent offering of Class A common stock, we will have an aggregate of approximately 524.0 million authorized but unissued shares of Class A common stock (excluding shares reserved for issuance under our option and compensation plans and under the Units being offered in this offering). Subject to certain volume limitations imposed by the New York Stock Exchange, we may issue all of these shares without any action or approval by our stockholders, including, without limitation, in connection with certain acquisitions. Any shares issued in connection with these activities, the exercise of stock options or otherwise would dilute the percentage ownership held by our Class A common stockholders.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our Class A common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our Class A common stock, interest rates or our credit quality will rise or fall. Trading prices of the Class A common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.”

The market for our Class A common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of Class A common stock issuable upon settlement of the purchase contracts could depress the price of our Class A common stock and increase the volatility of the Class A common stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of our Class A common stock also could be affected by possible sales of such Class A common stock by investors who view the Units as a more attractive means of equity participation in the Company and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the Class A common stock. Such hedging or arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the Class A common stock.

Tyson Limited Partnership can exercise significant control.

As of March 29, 2014, Tyson Limited Partnership (the TLP) owned 99.981% of the outstanding shares of the Company’s Class B Common Stock, $0.10 par value (Class B stock) and the TLP and members of the Tyson family owned, in the aggregate, 2.09% of the outstanding shares of the Company’s Class A Common Stock, $0.10 par value (Class A stock), giving them, collectively, control of approximately 72.46% of the total voting power of the Company’s outstanding voting stock. At this time, the TLP did not have a managing general partner, as such, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners. As of September 28, 2013, Mr. John Tyson, Chairman of the Board of Directors, had 33.33% of the general partner percentage interests, and Ms. Barbara Tyson, a director of the Company, had 11.115% general partner percentage interests (the remaining general partnership interests were held by the Tyson Partnership Interest Trust (44.44%) and Harry C. Erwin, III (11.115%)). As a result of these holdings, positions and directorships, the partners in the TLP have the ability to exert substantial influence or actual control over our management and affairs and over substantially all matters requiring action by our stockholders, including amendments to our restated certificate of incorporation and by-laws, the election and removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership may also delay or prevent a change in control otherwise favored by our other stockholders and could depress our stock price. Additionally, as a result of the TLP’s significant ownership of our outstanding voting stock, we are eligible for “controlled company” exemptions from certain corporate governance requirements of the New York Stock Exchange.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Units.

We expect that many investors in, and potential purchasers of, the Units will employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units. Investors would typically implement such a strategy by selling short the Class A common stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units. Investors may also implement this type of strategy by entering into swaps on our Class A common stock in lieu of or in addition to short selling the Class A common stock. The SEC and other regulatory and self-regulatory authorities have implemented rules and may adopt additional rules or take other actions (including as a result of the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) that may impact those engaging in short selling activity involving equity securities (including our Class A common stock). In particular, current Rule 201 of SEC Regulation SHO generally restricts the price at which a short sale may be effected when the price of a “covered security” (including our Class A common stock) triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, then for the remainder of the day and the following day, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our Class A common stock or enter into swaps on our Class A common stock could adversely affect the trading price and the liquidity of the Units.

In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our Class A common stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units may be adversely affected.

You may receive shares of Class A common stock upon settlement of the purchase contracts that are lower in value than the price of the Class A common stock just prior to the mandatory settlement date or merger redemption settlement date, as the case may be.

Because the applicable market value of the Class A common stock is determined over the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 15, 2017 or the scheduled merger redemption settlement date, as the case may be, the number of shares of Class A common stock delivered for each purchase contract may, on the mandatory settlement date or the merger redemption settlement date, as the case may be, be greater than or less than the number that would have been delivered based on the closing price of the Class A common stock on the last trading day in such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts early, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early at any time beginning on, and including, the business day immediately following the date of initial issuance of the Units until the third scheduled trading day immediately preceding July 15, 2017. However, if you settle your purchase contracts prior to the third scheduled trading day immediately preceding July 15, 2017, you will receive for each purchase contract a number of shares of Class A common stock equal to the minimum settlement rate, regardless of the current market value of our Class A common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Upon issuance of the Units, our Class A common stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, our Class A common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

We may issue additional shares of our Class A common stock, which may dilute the value of our Class A common stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of our Class A common stock may be adversely affected if we issue additional shares of our Class A common stock. The number of shares of Class A common stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on our Class A common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of Class A common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our Class A common stock, such as third party tender offers or exchange offers, employee stock options grants, offerings of our Class A common stock for cash (including under the concurrent common stock offering), certain exchanges of our Class A common stock for the Company’s other securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer our Class A common stock in the future or to engage in other transactions that could dilute our Class A common stock, which may adversely affect the value of the Units and separate purchase contracts.

The fundamental change early settlement rate or the amount of cash and/or number of shares of our Class A common stock paid or delivered, as the case may be, upon a merger termination redemption, may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. In addition, in connection with any merger termination redemption, upon redemption of the purchase contracts, you will be paid an amount of cash equal to the redemption amount (or, in certain circumstances, a number of shares of our Class A common stock or any combination of cash and shares of our Class A common stock). Although the fundamental change early settlement rate or the redemption amount, as the case may be, is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $         per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” and “Description of the Purchase Contracts—Merger Termination Redemption.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate or to redeem the purchase contracts pursuant to a merger termination redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts may not be adjusted for all dilutive events.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts are subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender offers or exchange offers, as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates” in this prospectus supplement. The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the purchase contracts or the Units and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the purchase contracts or the Units and their value, but that does not result in an adjustment to the minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the base indenture governing the amortizing notes (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”) to be entered into in connection with this offering (collectively, the “indenture”), from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture that could have the effect of diminishing our ability to make payments on the amortizing notes when due.

The Units are not protected by restrictive covenants.

Neither the purchase contracts nor the indenture contains any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Neither the purchase contracts nor the indenture contains any covenants or other provisions to afford protection to holders of the purchase contracts or the amortizing notes in the event of a fundamental change involving Tyson Foods, Inc. except, with respect to the purchase contracts, to the extent described under “Description of the Units—Early Settlement Upon A Fundamental Change.”

Unlike the terms of our other debt securities, the amortizing notes will not provide holders with the right to require the Company to repurchase them upon a fundamental change.

The terms of our existing debt securities, provide that upon the occurrence of certain corporate events, including certain events that would constitute a “fundamental change” as defined under “Description of the Purchase Contracts,” holders will have the right to require us to repurchase their debt securities. The terms of the indenture governing the amortizing notes do not provide holders of amortizing notes with any such repurchase right. Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings or the value of the amortizing notes.

Until the purchase contracts are settled with, or redeemed for, Class A common stock, you are not entitled to any rights with respect to our Class A common stock, but you are subject to all changes made with respect to our Class A common stock.

Until the date on which you are treated as the record holder of Class A common stock on account of a redemption or settlement of the purchase contracts for or with, as the case may be, Class A common stock, you are not entitled to any rights with respect to our Class A common stock, including voting rights and rights to receive any dividends or other distributions on our Class A common stock, but you are subject to all changes affecting the Class A common stock. You will become the record holder of any shares of our Class A common stock issuable upon settlement or redemption of the purchase contracts only as follows:

•	in the case of (x) settlement of purchase contracts on the mandatory settlement date or (y) a merger termination redemption if the merger termination stock price is greater than the reference price and we elect to pay cash in lieu of a portion, but not all, of any shares of Class A common stock that would otherwise be included in the redemption amount, as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value or redemption market value, as the case may be, is determined;

•	in the case of settlement of purchase contracts in connection with any early settlement at the holder’s option, as of 5:00 p.m., New York City time, on the early settlement date;

•	in the case of settlement of purchase contracts following exercise of a holder’s fundamental change early settlement right, as of 5:00 p.m., New York City time, on the date such right is exercised;

•	in the case of settlement of purchase contracts following exercise by us of our early mandatory settlement right, as of 5:00 p.m., New York City time, on the notice date; and

•	in the case of a merger termination redemption where we elect (or are deemed to have elected) to settle the redemption amount solely by delivering shares of Class A common stock, as of 5:00 p.m., New York City time, on the date of the merger redemption notice.

For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date specified above on which you are treated as the record holder of the shares of our Class A common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock once you become a stockholder.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to early settle the purchase contracts.

Upon the occurrence of specified fundamental changes, you will have the right to require us to settle the purchase contracts. However, the definition of “fundamental change” herein is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the purchase contracts. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to settle the purchase contracts at the applicable fundamental change early settlement rate. In the event of any such events, the holders of the purchase contracts would not have the right to require us to settle the purchase contracts at the applicable fundamental change early settlement rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the purchase contracts.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right or in connection with a merger termination redemption, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right or effect a merger termination redemption, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of amortizing notes surrendered for repurchase. In addition, our ability to pay the repurchase price for the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and the repurchase price for the amortizing notes.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

We will apply to list the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units. However, even if we do so apply to list the Units, we cannot assure you that the Units will be approved for listing. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without prior notice to Unit holders. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements. However, even if we do so apply to list such separate purchase contracts or separate amortizing notes, we cannot assure you that such securities will be approved for listing.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The amortizing notes and the senior guarantee are unsecured obligations and will be junior to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness.

The amortizing notes and the senior guarantee will not be secured by any of our assets and will be junior to any of our existing and future secured indebtedness. Accordingly, in the event of our bankruptcy, liquidation or any similar proceeding, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured indebtedness we may have before any payments are made on the amortizing notes and the senior guarantee. As of March 29, 2014, after giving pro forma effect to the Hillshire Brands Acquisition and the related financing transactions as described under “Unaudited Pro Forma

Condensed Consolidated Financial Information,” Tyson and its consolidated subsidiaries would have had outstanding, on a consolidated basis, $8,881 million of total debt, which would have included $1,940 million of total debt of Tyson and the Guarantor outstanding as of such date (none of which would have been secured indebtedness); $942 million of assumed debt from Hillshire Brands; $2,500.0 million under the New Term Loans; and $3,250.0 million under the New Notes. In addition, as of such date but prior to giving pro forma effect to the Hillshire Brands Acquisition and such related financing transactions, Tyson’s subsidiaries other than the Guarantor would have had $227 million of total debt (including $59.0 million of intercompany indebtedness), none of which would have been secured indebtedness. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements. Subject to the limits in the indenture under which the amortizing notes will be issued and our other existing debt instruments, we will be able to incur additional secured obligations. See “Description of the Amortizing Notes.”

The amortizing notes and the senior guarantee will be structurally subordinated to indebtedness of our non-Guarantor subsidiaries.

The amortizing notes and the senior guarantee will be structurally subordinated to the indebtedness (including trade payables) of each of our subsidiaries (other than the Guarantor) to the extent of the value of their assets, and holders of the amortizing notes will not have any claim as a creditor against any non-Guarantor subsidiary. In addition, the indenture under which the amortizing notes will be issued does not restrict our subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of liabilities (such as trade payables) that may be incurred by them. At March 29, 2014, our subsidiaries (other than the Guarantor) had $2,345 million of outstanding liabilities, including trade payables, but excluding intercompany obligations.

A court may void the senior guarantee of the amortizing notes or subordinate the senior guarantee to other obligations of the Guarantor.

The Company’s obligations under the amortizing notes will be guaranteed only by Tyson Fresh Meats, Inc., which we refer to as the Guarantor. It is possible that the creditors of the Guarantor may challenge its senior guarantee as a fraudulent conveyance under relevant federal and state statutes. Although standards may vary depending on the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time the Guarantor of the amortizing notes incurred the debt evidenced by its senior guarantee of the amortizing notes, the Guarantor either:

•	was insolvent or rendered insolvent by reason of the incurrence of the senior guarantee;

•	was engaged or about to engage in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital;

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment remained unsatisfied; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as its matured;

and that Guarantor:

•	received less than the reasonable equivalent value or fair consideration for the incurrence of its senior guarantee; or

•	incurred the senior guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors;

then, there is a risk that the senior guarantee of the Guarantor could be voided by a court, or claims by holders of the amortizing notes under the senior guarantee could be subordinated to other debts of the Guarantor. In addition, any payment by the Guarantor pursuant to its senior guarantee could be required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, the Guarantor of the amortizing notes would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

•	the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Although the Guarantor’s senior guarantee will be limited as necessary to prevent that senior guarantee from constituting a fraudulent conveyance under applicable law, this provision may not be effective to protect the senior guarantee from being voided under the fraudulent transfer laws described above. In a Florida bankruptcy case, a similar provision was found to be ineffective to protect senior guarantees. In addition, the assets of our subsidiaries that do not guarantee the amortizing notes, will not be available to satisfy the obligations under the amortizing notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the amortizing notes.

Any default under the agreements governing our other indebtedness and the remedies sought by the holders of such indebtedness, could prevent us from making installment payments on the amortizing notes (including, without limitation, installment payments) and substantially decrease the market value of the amortizing notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants in our debt instruments, we could be in default under the terms of the agreements governing our other indebtedness. In the event of such default:

•	the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; and/or

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to amend or modify the agreements governing our indebtedness or seek concessions from the holders of such indebtedness.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) “U.S. holders” (as defined below under “Material United States Federal Income Tax Consequences—U.S. Holders”) could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income and (ii) payments of principal and interest made to “non-U.S. holders” (as defined below under “Material United

States Federal Income Tax Consequences—Non-U.S. Holders”) on the amortizing notes could be subject to U.S. withholding tax. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described in “Material United States Federal Income Tax Consequences” are not binding on the Internal Revenue Service or the courts, either of which could disagree with the explanations or conclusions contained therein.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The fixed settlement rates of the purchase contracts are subject to adjustment in certain circumstances, including the payment of certain cash dividends or upon a fundamental change. If the settlement rates are adjusted (or there is a failure to make an adjustment) as a result of a distribution that is taxable to our Class A common stockholders, such as a cash dividend, you generally will be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash. You may also be deemed to have received a taxable dividend in the event we make certain other adjustments to the settlement rates of the purchase contracts. If you are a “non-U.S. holder” (as defined in “Material United States Federal Income Tax Consequences—Non-U.S. Holders”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of Class A common stock or sales proceeds subsequently paid or credited to you. It is possible that U.S. withholding tax on deemed dividends would be withheld from any interest or other amounts paid to a non-U.S. holder. See “Material United States Federal Income Tax Consequences—Non-U.S. Holders—Dividends and Other Distributions with Respect to Our Class A Common Stock and Purchase Contracts.”

Any adverse rating action with respect to the Units may cause their trading price to fall.

We do not intend to seek a rating on the Units. However, if a rating service were to rate the Units and if such rating service were to lower its rating on the Units below the rating initially assigned to the Units or otherwise announces its intention to put the Units on credit watch, the trading price of the Units could decline.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses, will be approximately $         million. We intend to use the net proceeds from this offering, together with the net proceeds of the Class A common stock offering, the Debt Financings and cash on hand to finance the Hillshire Brands Acquisition and to pay related fees and expenses. If for any reason the Hillshire Brands Acquisition is not consummated, then we intend to use the net proceeds from this offering for general corporate purposes. See “Summary—Recent Developments.”

As required by the Merger Agreement, the net proceeds of this offering and the concurrent Class A common stock offering (net of our good faith estimate of offering fees and expenses) will be placed into an escrow account, pending release upon consummation of, and to partially fund, the Hillshire Brands Acquisition (or, if earlier, upon termination of the Merger Agreement).

The completion of this Units offering is not contingent upon the completion of the Class A common stock offering, the Debt Financings or the Hillshire Brands Acquisition. Accordingly, even if the Hillshire Brands Acquisition or the other financing transactions do not occur, the Units sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the Units sold in this offering.

The following table outlines the sources and uses of funds for the Hillshire Brands Acquisition. The table assumes that the Hillshire Brands Acquisition and the financing transactions are completed simultaneously, but this offering and the concurrent Class A common stock offering are expected to occur before completion of the Debt Financings and the Hillshire Brands Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
Cash	$314	Total equity purchase price	$8,081
Units offered hereby(1)	$1,500	Transaction fees and expenses(2)	$432
Class A common stock offering(1)	$949
Debt Financings(1)	$5,750

Total	$8,513	Total	$8,513

(1)	Before discounts, commissions and expenses and assumes no exercise of the underwriters’ over-allotment option for the concurrent Class A common stock offering.
(2)	Includes discounts, commissions and expenses of this offering.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

Our Class A common stock is traded on the New York Stock Exchange under the symbol “TSN.” No public trading market currently exists for the Class B common stock. Cash dividends cannot be paid to holders of Class B common stock unless they are simultaneously paid to holders of Class A common stock. The per share amount of the cash dividend paid to holders of Class B common stock cannot exceed 90% of the cash dividend simultaneously paid to holders of Class A common stock. We have paid uninterrupted quarterly dividends on common stock each year since 1977. In fiscal 2013, the annual dividend rate for Class A common stock was $0.20 per share and the annual dividend rate for Class B common stock was $0.18 per share. In fiscal 2012, the annual dividend rate for Class A common stock was $0.16 per share and the annual dividend rate for Class B common stock was $0.144 per share. On November 15, 2012, the Board of Directors declared a special dividend of $0.10 per share for Class A common stock and $0.09 per share for Class B common stock, which was paid on December 14, 2012, to shareholders of record on November 30, 2012. Additionally, on November 14, 2013, the Board of Directors increased the quarterly dividend previously declared on August 1, 2013, to $0.075 per share on our Class A common stock and $0.0675 per share on our Class B common stock.

The following table sets forth, for the periods indicated, the high and low closing sales prices of our Class A common stock and per share dividends paid for the Class A common stock and the Class B common stock.

	Class A common stock price range		Dividends paid per share
	High	Low	Class A	Class B
Fiscal Year 2014:
First Quarter	$33.97	$27.56	$0.075	$0.0675
Second Quarter	43.15	33.17	0.075	0.0675
Third Quarter	44.01	35.15	0.075	0.0675
Fourth Quarter (through July 25, 2014)	39.85	37.54	(a)	(a)

Fiscal Year 2013:
First Quarter	$19.79	$16.02	$0.15	$0.135
Second Quarter	24.82	19.40	0.05	0.045
Third Quarter	25.88	23.26	0.05	0.045
Fourth Quarter	31.83	26.03	0.05	0.045

Fiscal Year 2012:
First Quarter	$20.91	$16.68	$0.04	$0.036
Second Quarter	20.37	18.52	0.04	0.036
Third Quarter	19.58	17.66	0.04	0.036
Fourth Quarter	18.56	14.17	0.04	0.036

(a)	A $0.075 Class A dividend per share and a $0.0675 Class B dividend per share are scheduled to be paid in the fourth quarter on September 15, 2014 to holders of record as of August 29, 2014.

On July 25, 2014, the last reported sale price of our Class A common stock on the New York Stock Exchange was $39.54 per share. There were approximately 24,000 holders of record of our Class A common stock as of July 21, 2014.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the Company for each year in the five year period ended September 28, 2013, and for the six months ended March 29, 2014. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income taxes, fixed charges and amortization of capitalized interest, but excludes equity method investment earnings and capitalized interest. “Fixed charges” consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense) and (iii) amortization of debt discount and expense.

	Fiscal Years
Six Months Ended March 29, 2014	2013	2012	2011	2010	2009
8.80	6.71	4.58	4.48	4.38	(a)

(a)	In fiscal 2009, our earnings were insufficient to cover our fixed charges by $540.0 million.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of March 29, 2014:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering after deducting the underwriting discounts and commissions and estimated offering expenses (but not the application of the proceeds therefrom);

•	on an as further adjusted basis to give effect to the issuance and sale of 24,000,000 shares of our Class A common stock (but not the application of the proceeds therefrom), assuming a public offering price of $39.54 per share of our common stock, which is equal to the last reported sale price of our common stock on the New York Stock Exchange on July 25, 2014, after deducting the underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional shares of our Class A common stock); and

•	on a pro forma as further adjusted basis to give further effect to (i) the Debt Financings and the payment of related fees and expenses and (ii) the Hillshire Brands Acquisition.

This table should be read in conjunction with the other sections of this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement, including under “Unaudited Condensed Combined Pro Forma Financial Information.” See “Where You Can Find More Information” in this prospectus supplement. In addition, investors should not place undue reliance on the as adjusted, as further adjusted or pro forma as further adjusted information included below because this offering is not contingent upon completion of any of the transactions reflected in the adjustments below.

	As of March 29, 2014
	(unaudited)
	Actual	As adjusted	As further adjusted	Pro forma as further adjusted
	($ in millions, except for share numbers)
Cash and cash equivalents	$438	$1,893	$2,813	$343

Short-term debt:
Current debt	52	124	124	416

Total short-term debt	52	124	124	416

Long-term debt:
Revolving credit facility	—	—	—	—
Senior notes:
6.60% Senior Notes due April 2016	638	638	638	638
7.00% Notes due May 2018	120	120	120	120
4.50% Senior Notes due June 2022	1,000	1,000	1,000	1,000
7.00% Notes due January 2028	18	18	18	18
Discount on senior notes	(5)	(5)	(5)	(5)
Senior amortizing notes that are components of the Units (less current portion)	—	148	148	148
GO Zone tax-exempt bonds due October 2033 (0.07% at 3/29/14)	100	100	100	100
Hillshire debt (at fair value, less current portion)	—	—	—	869
Other	17	17	17	17
Debt Financings (less current portion)(1)	—	—	—	5,560

Total long-term debt	1,888	2,036	2,036	8,465

Total debt	1,940	2,160	2,160	8,881

	As of March 29, 2014
	(unaudited)
	Actual	As adjusted	As further adjusted	Pro forma as further adjusted
	($ in millions, except for share numbers)
Shareholders’ equity:
Common stock ($0.10 par value):
Class A—authorized 900 million shares; issued 322 million actual and as adjusted; 346 million as further adjusted and pro forma as further adjusted	32	32	34	34
Class B—authorized 900 million shares; issued 70 million shares	7	7	7	7
Capital in excess of par value	2,181	3,421	4,339	4,339
Retained earnings	5,407	5,407	5,407	5,336
Accumulated other comprehensive income	(103)	(103)	(103)	(103)
Less treasury stock, at cost—43 million shares	(1,088)	(1,088)	(1,088)	(1,088)

Total Tyson shareholders’ equity	6,436	7,676	8,596	8,525

Noncontrolling interests	28	28	28	28

Total shareholders’ equity	6,464	7,704	8,624	8,553

Total capitalization	$8,404	$9,864	$10,784	$17,434

(1)	If the Hillshire Brands Acquisition is not consummated, we do not expect any debt under the proposed Debt Financings to be outstanding, other than the New Notes, which we expect to contain a special mandatory redemption requirement if the Hillshire Brands Acquisition is not consummated by a specified date. See “Use of Proceeds.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 1, 2014, Tyson Foods, Inc., a Delaware corporation (“Tyson”), and HMB Holdings, Inc. (“HMB Holdings”), a Maryland corporation and wholly-owned subsidiary of Tyson, entered into a definitive agreement and plan of merger (the “Merger Agreement”) with The Hillshire Brands Company (“Hillshire”), a Maryland corporation. Under the Merger Agreement, Tyson and HMB Holdings will acquire Hillshire and its subsidiaries for a price of $63.00 per share in cash. The all-cash transaction is valued at approximately $8.9 billion, including the assumption of Hillshire’s net debt and breakage fees. The Merger Agreement contains representations, warranties and covenants of the parties customary for transactions of this type.

Concurrently, and in connection with entering into the Merger Agreement, Tyson entered into a fully committed 364-day unsecured bridge facility from Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. Tyson also entered into a senior unsecured term loan facility with the same lenders. The committed facilities, together with cash on hand, will be available to fund the Hillshire acquisition, including the payment of related fees and expenses. Permanent funding is expected to include a mix of term loans, senior notes issuance, common stock issuance, tangible equity unit issuance and cash on hand.

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Tyson and Hillshire and has been prepared to reflect the proposed Hillshire acquisition and related financing transactions. For purposes of the pro forma financial information, we have assumed the acquisition financing will consist of: (a) $2,500 million aggregate principal amount of term loans; (b) $3,250 million aggregate principal amount of senior notes; (c) $949 million issuance of common stock; (d) $1,500 million issuance of tangible equity units, consisting of $1,280 million of prepaid stock purchase contracts and $220 million of senior amortizing notes; and (e) $314 million cash on hand. The final structure and terms of the acquisition financing will be subject to market conditions and may change materially from the assumptions used in the pro forma information. See “Notes to Unaudited Pro Forma Condensed Consolidated Financial Information” below.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of operating results that would have been achieved had the acquisition been completed as of September 30, 2012 (first day of the most recently completed fiscal year) and does not intend to project the future financial results of Tyson after the Hillshire acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what Tyson’s financial condition would have been had the transactions closed on March 29, 2014 (latest interim balance sheet date) or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Hillshire acquisition and synergies that may be derived from any integration activities.

Tyson’s fiscal year ends in September, while Hillshire’s fiscal year ends in June. The unaudited condensed consolidated balance sheet combines the unaudited condensed consolidated balance sheet of Tyson as of March 29, 2014, and the unaudited condensed consolidated balance sheet of Hillshire as of March 29, 2014. The full-year unaudited pro forma condensed consolidated statement of income for the year ended September 28, 2013, combines the audited consolidated statement of income for Tyson for the fiscal year ended September 28, 2013 and the audited consolidated statement of income of Hillshire for the fiscal year ended June 29, 2013. The unaudited pro forma condensed consolidated statement of income for the six months ended March 29, 2014 combines the unaudited condensed consolidated statement of income of Tyson for the six months ended March 29, 2014 and Hillshire’s unaudited condensed consolidated statement of income for the six months ended March 29, 2014. The unaudited condensed consolidated statement of income of Hillshire for the six months ended March 29, 2014 was determined by subtracting Hillshire’s unaudited condensed consolidated statement of income for the three months ended September 28, 2013 (its first quarter of fiscal 2014) from the unaudited condensed consolidated statement of income for the nine months ended March 29, 2014. Sales of $984 million and net income of $29 million related to Hillshire’s first fiscal quarter ended September 28, 2013, are not included in the pro forma information.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	notes to the unaudited pro forma condensed consolidated financial information;

•	Tyson’s Current Report on Form 8-K filed on July 2, 2014, including exhibits thereto, which describes the Hillshire acquisition;

•	audited consolidated financial statements of Tyson as of and for the year ended September 28, 2013, which are included in Tyson’s Current Report on Form 8-K filed with the SEC on July 28, 2014;

•	audited consolidated financial statements of Hillshire as of and for the year ended June 29, 2013, which are included in Tyson’s Current Report on Form 8-K filed with the SEC on July 28, 2014;

•	unaudited condensed consolidated financial statements of Tyson as of and for the six months ended March 29, 2014, which are included in Tyson’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, as filed with the SEC; and

•	unaudited condensed consolidated financial statements of Hillshire as of and for the nine months ended March 29, 2014, which are included in Tyson’s Current Report on Form 8-K filed with the SEC on July 28, 2014.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 29, 2014

(in millions)

	Tyson Historical	Hillshire Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$438	$219	$(314)	(1)	$343
Accounts receivable, net	1,548	205	—		1,753
Inventories	2,968	300	45	(2)	3,313
Other current assets	230	374	139	(3)	743

Total Current Assets	5,184	1,098	(130)		6,152
Net Property, Plant and Equipment	4,105	814	445	(4)	5,364
Goodwill	1,925	371	4,103	(5)	6,399
Intangible Assets	156	134	5,057	(6)	5,347
Other Assets	516	114	(19)	(7)	611

Total Assets	$11,886	$2,531	$9,456		$23,873

Liabilities and Shareholders’ Equity
Current Liabilities
Current debt	$52	$102	$262	(8)	$416
Accounts payable	1,429	306	—		1,735
Other current liabilities	1,024	323	(63)	(9)	1,284

Total Current Liabilities	2,505	731	199		3,435
Long-Term Debt	1,888	840	5,737	(8)	8,465
Deferred Income Taxes	444	—	2,032	(10)	2,476
Other Liabilities	585	359	—		944
Commitments and Contingencies
Shareholders’ Equity
Common Stock
Class A	32	1	1	(11)	34
Class B	7	—	—		7
Capital in excess of par value	2,181	188	1,970	(11)	4,339
Retained earnings	5,407	603	(674)	(11)	5,336
Accumulated other comprehensive loss	(103)	(140)	140	(11)	(103)
Unearned stock of ESOP	—	(51)	51	(11)	—
Treasury stock, at cost	(1,088)	—	—		(1,088)

Total Registrant Shareholders’ Equity	6,436	601	1,488		8,525
Noncontrolling Interests	28	—	—		28
Total Shareholders’ Equity	6,464	601	1,488		8,553

Total Liabilities and Shareholders’ Equity	$11,886	$2,531	$9,456		$23,873

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Twelve Months Ended

(in millions, except per share data)

	Tyson Historical September 28, 2013	Hillshire Historical June 29, 2013	Pro Forma Adjustments		Pro Forma
Sales	$34,374	$3,920	$(63)	(12)	$38,231
Cost of Sales	32,016	2,758	166	(13)	34,940

Gross Profit	2,358	1,162	(229)		3,291
Selling, General and Administrative	983	865	(200)	(14)	1,648

Operating Income	1,375	297	(29)		1,643
Other (Income) Expense
Interest Income	(7)	(7)	—		(14)
Interest Expense	145	48	177	(15)	370
Other, net	(20)	—	—		(20)

Total Other (Income) Expense	118	41	177		336

Income from Continuing Operations before Income Taxes	1,257	256	(206)		1,307
Income Tax Expense	409	72	(78)	(10)	403

Income from Continuing Operations	848	184	(128)		904
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—		—

Net Income from Continuing Operations Attributable to Registrant	$848	$184	$(128)		$904

Weighted Average Shares Outstanding:
Class A Basic	282		56	(16)	338
Class B Basic	70				70
Diluted	367		62	(16)	429
Net Income per Share from Continuing Operations
Class A Basic	$2.46				$2.25
Class B Basic	$2.22				$2.07
Diluted	$2.31				$2.11

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Six Months Ended

(in millions, except per share data)

	Tyson Historical March 29, 2014	Hillshire Historical March 29, 2014	Pro Forma Adjustments		Pro Forma
Sales	$17,793	$2,037	$(38)	(12)	$19,792
Cost of Sales	16,457	1,431	77	(13)	17,965

Gross Profit	1,336	606	(115)		1,827
Selling, General and Administrative	563	414	(99)	(14)	878

Operating Income	773	192	(16)		949
Other (Income) Expense
Interest Income	(5)	(5)	—		(10)
Interest Expense	53	24	86	(15)	163
Other, net	1	—	—		1

Total Other (Income) Expense	49	19	86		154

Income from Continuing Operations before Income Taxes	724	173	(102)		795
Income Tax Expense	262	17	(39)	(10)	240

Income from Continuing Operations	462	156	(63)		555
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(5)	—	—		(5)

Net Income from Continuing Operations Attributable to Registrant	$467	$156	$(63)		$560

Weighted Average Shares Outstanding:
Class A Basic	272		56	(16)	328
Class B Basic	70				70
Diluted	355		62	(16)	417
Net Income per Share from Continuing Operations
Class A Basic	$1.40				$1.43
Class B Basic	$1.26				$1.31
Diluted	$1.32				$1.34

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in millions, except per share data)

BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial information presented is based on the historical audited and unaudited consolidated financial information of Tyson and the audited and unaudited consolidated financial information of Hillshire. The unaudited pro forma condensed consolidated balance sheet as of March 29, 2014 assumes the Hillshire acquisition was completed on that date. The unaudited pro forma condensed consolidated statements of income for the year ended September 28, 2013 and the six months ended March 29, 2014, assume the Hillshire acquisition was completed on September 30, 2012.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the Hillshire acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of income are based on items directly attributable to the acquisition and related financing and are factually supportable and expected to have a continuing impact on Tyson.

The acquisition will be accounted for as a business combination. Accordingly, the assets acquired and liabilities assumed are recorded based on their estimated fair values. The unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the acquisitions and synergies that may be derived from any integration activities, both of which may have a material effect on Tyson’s consolidated statements of income in periods following the completion of the Hillshire acquisition.

Certain amounts in Hillshire’s historical financial information have been reclassified to conform to Tyson’s presentation.

HILLSHIRE ACQUISITION TRANSACTION SUMMARY

Tyson intends to pay in cash a purchase price equal to $63.00 per share, or $8,081, at closing to consummate the Hillshire acquisition. In addition, Tyson paid $163 in cash for breakage costs incurred by Hillshire related to a previously proposed acquisition, and will assume Hillshire’s net debt which totaled $621 as of June 28, 2014. Pro forma adjustments related to the financing for the Hillshire acquisition have been made in the unaudited pro forma condensed consolidated balance sheet as of March 29, 2014 as if the Hillshire acquisition had closed on that date and in the unaudited pro forma condensed consolidated statements of income for the year ended September 28, 2013 and the six months ended March 29, 2014 as if the financings had been completed on September 30, 2012.

Financing Assumptions

Concurrently, and in connection with entering into the Merger Agreement, Tyson entered into a fully committed 364-day unsecured bridge facility from Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. Tyson also entered into a senior unsecured term loan facility with the same lenders. The committed facilities, together with cash on hand, will be available to fund the Hillshire acquisition, including the payment of related fees and expenses. Notwithstanding the foregoing, for purposes of the pro forma financial information, Tyson has assumed the Hillshire Acquisition financing will consist of:

a)	an assumed $1,306 aggregate principal amount of 3-year floating rate term loans with an amortizing base equal to 2.50% per quarter and with an assumed interest rate of 1.60%;

b)	an assumed $594 aggregate principal amount of 5-year floating rate term loans with an amortizing base equal to 2.50% per quarter and with an assumed interest rate of 1.75%;

c)	an assumed $600 aggregate principal amount of 5-year floating rate term loans, with an assumed interest rate of 1.75%;

d)	an assumed $3,250 aggregate principal amount of 5, 10, and 30-year fixed rate senior notes, with an assumed stated weighted average interest rate of 3.91%;

e)	an assumed $949 issuance of common stock, at an assumed offering price of $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), which would result in the issuance of approximately 24 million shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares of common stock) and an increase in pro forma weighted-average shares outstanding by such amount of shares;

f)	an assumed $1,500 issuance of tangible equity units, assumed to be comprised of $1,280 of prepaid stock purchase contracts and $220 of senior amortizing notes issued at an assumed interest rate. The prepaid stock purchase contracts are assumed to have a “reference price” equal to $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), such that the maximum number of shares issuable on the July 15, 2017 settlement date (which would be subject to postponement in certain limited circumstances) would be approximately 37.9 million and an increase in pro forma weighted-average shares outstanding by such amount of shares.

The final structure and terms of the Hillshire acquisition financing will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed consolidated balance sheet, including cash and cash equivalents, long-term debt and additional paid-in capital, and various components of the unaudited pro forma condensed consolidated statements of income, including interest expense, earnings per share and weighted-average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma financial information could be material.

•	Each 0.125% increase (decrease) in each of the respective stated interest rates assumed above for the term loans, senior notes, and senior amortizing notes would increase (decrease) pro forma interest expense by approximately $7 for the year ended September 28, 2013 and approximately $3 for the six months ended March 29, 2014, and would decrease (increase) pro forma earnings per share (basic and diluted) by $0.01 per share for the year ended September 28, 2013 and by less than $0.01 per share for the six months ended March 29, 2014 (assuming the principal balances and the pro forma weighted-average shares outstanding do not change from those assumed as described herein);

•	Each $100 increase (decrease) in the principal amount of the term loans would increase (decrease) pro forma interest expense by approximately $2 for the year ended September 28, 2013 and approximately $1 for the six months ended March 29, 2014 and would decrease (increase) pro forma earnings per share (basic and diluted) by less than $0.01 per share for the year ended September 28, 2013 and the six months ended March 29, 2014 (assuming the stated interest rates on the term loans and the pro forma weighted-average shares outstanding do not change from those assumed as described herein);

•	Each $100 increase (decrease) in the principal amount of the senior notes would increase (decrease) pro forma interest expense by approximately $4 for the year ended September 28, 2013 and approximately $2 for the six months ended March 29, 2014 and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.01 per share for the year ended September 28, 2013 and by less than $0.01 per share for the six months ended March 29, 2014 (assuming the stated interest rates on the senior notes and the pro forma weighted-average shares outstanding do not change from those assumed as described herein);

•	Each $100 increase (decrease) in the amount of common stock issued would increase (decrease) pro forma weighted average shares outstanding by approximately 2.5 million shares and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.01 per share for the year ended September 28, 2013 and the six months ended March 29, 2014 (assuming the offering price per share of common stock does not change from that assumed as described herein);

•	Each $1.00 increase (decrease) in the assumed offering price of the common stock of $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), would, in the aggregate, decrease (increase) pro forma weighted-average shares outstanding by approximately 0.6 million shares, and would increase (decrease) pro forma earnings per share (basic and diluted) by less than $0.01 for the year ended September 28, 2013 and the six months ended March 29, 2014, respectively (assuming the aggregate dollar amount of common stock issued does not change from that assumed as described herein);

•	Each $100 increase (decrease) in the amount of tangible equity units issued would increase (decrease) pro forma interest expense by approximately $0.2 for the year ended September 28, 2013 and approximately $0.1 for the six months ended March 29, 2014, would increase (decrease) pro forma weighted-average shares outstanding by approximately 2.5 million shares, and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.01 per share for the year ended September 28, 2013 and the six months ended March 29, 2014, respectively (assuming the stated interest rate on the senior amortizing notes, the “reference price” for the prepaid stock purchase contracts component of the tangible equity units, and the ratio of the amount of the prepaid stock purchase contracts to the amount of the senior amortizing notes do not change from that assumed as described herein);

•	Each $1.00 increase (decrease) in the assumed “reference price” of the prepaid stock purchase contracts of $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), would, in the aggregate, decrease (increase) pro forma weighted-average shares outstanding by approximately 0.9 million shares, and would increase (decrease) pro forma earnings per share (basic and diluted) by less than $0.01 for the year ended September 30, 2013 and the six months ended March 31, 2014, respectively (assuming the aggregate dollar amounts of the prepaid stock purchase contract components of the tangible equity units to be issued do not change from those assumed as described herein).

At this time, Tyson has not completed detailed valuation analyses to determine the fair values of Hillshire’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary fair value determination based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, Tyson has not yet performed the due diligence necessary to identify all of the adjustments required to conform Hillshire’s accounting policies to Tyson’s or to identify other items that could significantly impact the fair value determination or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of the acquired assets and liabilities, including but not limited to inventories, brands, trademarks, customer relationships and other intangible assets, property, plant and equipment, and debt that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in the information contained in this unaudited pro forma condensed consolidated information. Accordingly, once the necessary valuation analyses have been performed and the final fair value determination has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the Hillshire acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Tyson’s consolidated results of operations in periods following the completion of the Tyson acquisition.

Below is a summary of the preliminary reconciliation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the Hillshire acquisition:

Total consideration (includes closing consideration, $163 breakage costs incurred by Hillshire related to a previously proposed acquisition and $43 change in control related costs)	$8,287

Historical net book value of Hillshire	$601
Preliminary valuation adjustment to inventories	45
Preliminary valuation adjustment for other assets	51
Preliminary valuation adjustment for property, plant and equipment	445
Preliminary valuation adjustment to identifiable intangible assets	5,057
Preliminary valuation adjustment to debt	(29)
Deferred and current tax impact of preliminary valuation adjustments	(1,983)
Write-off of deferred financing fees of Hillshire’s existing debt	(3)
Residual adjustment to goodwill created by the business combination	4,103

Total acquisition cost	$8,287

The following table is an estimate of the total sources and uses of cash as a result of the Hillshire acquisition and related financing transactions.

Sources of cash
Cash on hand	$314
Term loans—3 year (amortizing)	1,306
Term loans—5 year (amortizing)	594
Term loans—5 year	600
Senior notes—5, 10 and 30 year	3,250
Common Equity	949
Tangible Equity Units(a)	1,500

Total sources of cash	$8,513

Uses of cash
Fund Hillshire acquisition	$8,081
Breakage cost	163
Change in control cost	43
Other estimated transaction fees and expenses	226

Total uses of cash	$8,513

a)	For purposes of the pro forma financial information, the tangible equity units were assumed to consist of $1,280 of prepaid stock purchase contracts accounted for as equity and $220 of senior amortizing notes accounted for as debt.

HILLSHIRE ACQUISITION PRO FORMA ADJUSTMENTS

1)	After consideration of the expected financing transactions and related fees, Tyson estimates it will use $314 of cash on hand to consummate the Hillshire Acquisition.

2)	Reflects the adjustment of Hillshire’s inventory to its preliminary estimated fair value.

3)	Reflects a $51 reclass of Hillshire’s equity for an amount owed to Hillshire from its ESOP that will be collected upon the ESOP’s dissolution concurrent with the closing of the acquisition. Additionally, reflects the estimated tax benefit effect totaling $151 for certain transaction related fees and costs and a reduction of $63 for a reclass of current deferred tax liability to current deferred tax asset as described in note (9).

4)	Reflects the adjustment of Hillshire’s property, plant and equipment to its preliminary estimated fair value.

5)	Represents the incremental goodwill resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and liabilities assumed. See “Hillshire Acquisition Transaction Summary” above.

6)	For purposes of the preliminary fair value determination discussed in “Hillshire Acquisition Transaction Summary” above, Tyson estimated the fair value of Hillshire’s identifiable intangible assets at $5,191 including approximately $4,652 of brand and trademark related intangibles and approximately $539 of customer relationship intangibles representing an increase to the historical net book value of Hillshire’s intangible assets of $5,057. For purposes of determining incremental pro forma amortization expense to be recorded in the unaudited pro forma condensed consolidated statements of income, $4,363 of the brand names were assumed to have an indefinite life, $289 of the brand names were assumed to have a 20-year life to be amortized on a straight-line basis, and the customer relationship intangible assets were assumed to have a weighted average life of approximately 16 years to be amortized on a declining basis based on economic benefit derived over that period.

7)	Represents the net impact of reversing $3 of deferred financing fees recorded on Hillshire’s historical balance sheet for debt instruments and recording $48 of estimated issuance costs to be incurred on the debt to be issued to finance the transaction. Additionally, $64 of Hillshire’s non-current deferred tax asset was reclassified to non-current deferred tax liability.

8)	Current debt adjustment represents amounts expected to be due in the first year on the amortizing term loans and senior amortizing note component of the tangible equity units. Long-term debt reflects a $29 adjustment of Hillshire’s long-term debt to its preliminary estimated fair value and the estimated incremental new debt Tyson expects to incur to finance the Hillshire acquisition less the current portion. The estimated balance of new Tyson debt consists of the following components: term loans of $2,500 ($190 shown as current debt), senior notes of $3,250 and senior amortizing notes component of tangible equity units of $220 ($72 shown as current debt). See “Hillshire Acquisition Transaction Summary—Financing Assumptions” above for various assumptions made with respect to the estimated balances of the new Tyson debt.

9)	Reflects a reclassification of Tyson’s net current deferred tax liability at March 29, 2014 to net against Hillshire’s net current deferred tax asset.

10)	Income tax expense and deferred income tax impacts in the pro forma condensed consolidated balance sheet and condensed consolidated statements of income as a result of purchase accounting have been estimated at Tyson’s incremental statutory tax rate of 38%. Additionally, Deferred Income Taxes includes a reduction of $63 for a reclass of current deferred tax liability as described in note (7).

11)	Reflects adjustments to remove Hillshire’s historical equity accounts to record the acquisition (the total of which is equal to its net book value) and reclass $51 related to a receivable from Hillshire’s ESOP as described in note (3). Additionally, includes adjustments to reduce retained earnings to reflect the after tax effect of certain acquisition related expenses as described in notes contained herein, to reduce capital in excess of par value for fees related to equity issuance, and to increase common stock and capital in excess of par value for the estimated net proceeds from the issuance of common stock and the prepaid stock purchase contract component of the tangible equity units. See “Hillshire Acquisition Transaction Summary—Financing Assumptions” above for various assumptions made with respect to estimated proceeds from the issuance of common stock and the prepaid stock purchase contract component of the tangible equity units.

12)	Sales and Cost of Sales were adjusted to eliminate sales of $63 for the year ended September 28, 2013 and $38 for the six months ended March 29, 2014 between Tyson and Hillshire.

13)

Reflects the elimination of Cost of Sales for intercompany sales as described in note (12) and an adjustment to reclass shipping and handling costs to Cost of Sales from Selling, General and Administrative expense of $249 for the year ended September 28, 2013 and $123 for the six months ended March 29, 2014. The reclass of shipping and handling costs is to conform Hillshire’s policy election to record shipping and handling costs in Selling, General and Administrative expense to Tyson’s policy to record such costs in Cost of Sales. Additionally, reflects a decrease in depreciation expense of $20 for the year ended September 28,

2013 and $8 for the six months ended March 29, 2014 driven by an extension of the historical useful lives of Hillshire’s property, plant and equipment, partially offset by the impact of fair value adjustments to their respective book values.

14)	Reflects adjustments to reclass shipping and handling costs from Selling, General and Administrative expense to Cost of Sales as described in note (13) and amortization of intangible assets as described in note (6) of $51 for the year ended September 28, 2013 and $25 for the six months ended March 29, 2014. Additionally, reflects a decrease of $2 for the year ended September 28, 2013 and $1 for the six months ended March 29, 2014 for the changes in depreciation expense described in note (13) that are charged to Selling, General and Administrative expense.

15)	As described in notes herein, Tyson expects to incur new debt to partially finance the Hillshire acquisition. The pro forma adjustments for the year ended September 28, 2013 and the six months ended March 29, 2014, reflect incremental interest expense, including amortization of deferred financing fees using the effective interest method, for new debt expected to be incurred by Tyson.

16)	As described in notes herein, Tyson intends to issue common stock and tangible equity units to partially finance the Hillshire acquisition. Tyson intends to raise $949 from the issuance of common stock and $1,280 from the issuance of the prepaid stock purchase contract component of the tangible equity units. Based on the closing market price of Tyson common stock on July 25, 2014 of $39.54 per share and the assumed “reference price” and maximum conversion rate for the stock purchase contracts for diluted shares (and the minimum conversion rate for basic shares), Tyson estimated the issuance of common stock and tangible equity units would result in a 56 million share increase to pro forma basic shares outstanding and 62 million share increase to pro forma diluted shares outstanding for both the year ended September 28, 2013 and the six months ended March 29, 2014. See “Hillshire Acquisition Transaction Summary—Financing Assumptions” above for various assumptions made with respect to the estimated proceeds from the issuance of common stock and the prepaid stock purchase contract component of the tangible equity units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our March 29, 2014 unaudited interim consolidated financial statements and related notes and with our fiscal year 2013 audited consolidated financial statements and related notes, both of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. We also urge you to review and consider our disclosure describing various risks that may affect our business, which are set forth under the heading “Risk Factors.” Finally, the following information, including the fiscal 2014 outlook set forth under “Outlook,” does not give effect to the Hillshire Brands Acquisition. See “Summary—Recent Developments—Proposed Hillshire Brands Acquisition” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Description of the Company

We are one of the world’s largest meat protein companies and the second-largest food production company in the Fortune 500 with one of the most recognized brand names in the food industry. We produce, distribute and market chicken, beef, pork, prepared foods and related allied products. Some of the key factors influencing our business are customer demand for our products; the ability to maintain and grow relationships with customers and introduce new and innovative products to the marketplace; accessibility of international markets; market prices for our products; the cost and availability of live cattle and hogs, raw materials, feed ingredients; and operating efficiencies of our facilities. Our operations are conducted in five segments: Chicken, Beef, Pork, Prepared Foods and International. During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. Our International segment became a separate reportable segment as a result of changes to our internal financial reporting to align with previously announced executive leadership changes. The International segment includes our foreign operations primarily related to raising and processing live chickens into fresh, frozen and value-added chicken products in Brazil, China, India and Mexico. All periods presented have been reclassified to reflect this change. Beef, Pork, Prepared Foods and Other results were not impacted by this change. However, the fiscal 2014 outlook, set forth under “Outlook” below, does not account for the change in reportable segments.

Overview

•	General—Operating income grew 53% in the second quarter of fiscal 2014 over the same period in fiscal 2013 and was led by strong earnings in our Chicken and Pork segments.

•	We continued to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production, innovating products, services and customer insights and cultivating our talent development to support Tyson’s growth for the future.

•	We also maintained focus on maximizing our margins through margin management and operational efficiency improvements. Margin management improvements occurred in the areas of mix, export sales, price optimization and value-added product initiatives. The operational efficiencies occurred in areas of yields, cost reduction and labor management.

•	Market environment—Our Chicken segment delivered strong results in the second quarter of fiscal 2014 driven by favorable domestic market conditions associated with strong demand for our chicken products. Our Beef segment experienced record high fed cattle costs and reduced availability of fed cattle supplies but increased operating margins by maximizing our revenues relative to the rising live cattle markets. Our Pork segment results remained strong in the second quarter of fiscal 2014 due to mix changes and favorable market conditions associated with lower total pork supplies. Our Prepared Foods segment was challenged by volatile raw material prices in addition to costs incurred as we continue to invest in our lunchmeat business and growth platforms. Our International segment experienced losses due to challenging market conditions in China and Brazil.

•	Discontinued Operation—In the third quarter of fiscal 2013, we reported our Weifang operation in China, which was previously part of our Chicken segment, as a discontinued operation. Accordingly, Weifang’s results are reported as a discontinued operation for all periods presented.

•	Margins—Our total operating margin was 4.0% in the second quarter of fiscal 2014. Operating margins by segment were as follows:

Chicken—8.2% Beef—0.9% Pork—7.2% Prepared Foods—2.4% International—(9.1)%

•	Debt and Liquidity—During the second quarter of fiscal 2014 we used $96 million of cash to fund operations. Additionally, we repurchased, as part of our share repurchase program, 2.5 million shares of our Class A common stock for $100 million. At March 29, 2014, we had approximately $1.4 billion of liquidity, which includes availability under our credit facility and $438 million of cash and cash equivalents.

	Three Months Ended		Six Months Ended
in millions, except per share data	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net income from continuing operations attributable to Tyson	$213	$157	$467	$334
Net income from continuing operations attributable to Tyson—per diluted share	0.60	0.43	1.32	0.92
Net loss from discontinued operation attributable to Tyson	—	(62)	—	(66)
Net loss from discontinued operation attributable to Tyson—per diluted share	—	(0.17)	—	(0.18)
Net income attributable to Tyson	213	95	467	268
Net income attributable to Tyson—per diluted share	0.60	0.26	1.32	0.74

Second quarter and six months—Fiscal 2013—Net income included the following item:

•	$19 million, or $0.05 per diluted share, related to a recognized currency translation adjustment.

Summary of Results

Sales

	Three Months Ended		Six Months Ended
in millions	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Sales	$9,032	$8,383	$17,793	$16,749
Change in sales volume	2.8%		2.6%
Change in average sales price	5.2%		3.8%
Sales growth	7.7%		6.2%

Second quarter—Fiscal 2014 vs Fiscal 2013

•	Sales Volume—Sales were positively impacted by higher sales volume, which accounted for an increase of $141 million. All segments, with the exception of the Beef segment, had an increase in sales volume.

•	Average Sales Price—Sales were positively impacted by higher average sales prices, which accounted for an increase of $508 million. The Beef and Pork segments had an increase in average sales price largely due to increased pricing associated with rising cattle and hog costs. These increases were partially offset by a decrease in average sales price in the Chicken, Prepared Foods and International segments which was driven by lower feed ingredient costs and volatile markets in our International segment.

Six months—Fiscal 2014 vs Fiscal 2013

•	Sales Volume—Sales were positively impacted by higher sales volume, which accounted for an increase of $362 million. All segments, with the exception of the Pork segment, had an increase in sales volume.

•	Average Sales Price—Sales were positively impacted by higher average sales prices, which accounted for an increase of $682 million. All segments, with the exception of the Chicken and International segments, had an increase in average sales price largely due to continued tight domestic availability of protein, increased pricing associated with rising live and raw material costs, and improved mix. These increases were partially offset by a decrease in average sales price in the Chicken and International segments driven by lower feed ingredient costs and volatile markets in our International segment.

Cost of Sales

in millions	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Cost of sales	$8,381	$7,915	$16,457	$15,742
Gross profit	$651	$468	$1,336	$1,007
Cost of sales as a percentage of sale	92.8%	94.4%	92.5%	94.0%

Second quarter—Fiscal 2014 vs Fiscal 2013

•	Cost of sales increased $466 million. Higher input cost per pound increased cost of sales $314 million and higher sales volume increased cost of sales $152 million.

•	The $314 million impact of higher input cost per pound was primarily driven by:

•	Increases in live cattle and live hog costs of approximately $355 million and $90 million, respectively.

•	Increase in raw material and other input costs in our Prepared Foods segment of approximately $25 million.

•	Decreases in feed costs of approximately $175 million in our Chicken segment and $13 million in our International segment.

•	The $152 million impact of higher sales volume was driven by increases in sales volume in all of our segments other than our Beef segment.

Six months—Fiscal 2014 vs Fiscal 2013

•	Cost of sales increased $715 million. Higher input cost per pound increased cost of sales $357 million and higher sales volume increased cost of sales $358 million.

•	The $357 million impact of higher input cost per pound was primarily driven by:

•	Increases in live cattle and live hog costs of approximately $450 million and $140 million, respectively.

•	Increase in raw material and other input costs in our Prepared Foods segment of approximately $65 million.

•	Decrease in feed costs of approximately $340 million in our Chicken segment and $18 million in our International segment.

•	The $358 million impact of higher sales volume was driven by increases in sales volume in all of our segments other than our Pork segment.

Selling, General and Administrative

in millions	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Selling, general and administrative expense	$290	$232	$563	$467
As a percentage of sales	3.2%	2.8%	3.2%	2.8%

Second quarter—Fiscal 2014 vs Fiscal 2013

•	Increase of $24 million related to employee costs including payroll and stock-based and incentive-based compensation.

•	Increase of $18 million related to advertising, sales promotions and commissions.

•	Increase of $12 million related to professional fees and charitable contributions.

Six Months—Fiscal 2014 vs Fiscal 2013

•	Increase of $37 million related to employee costs including payroll and stock-based and incentive-based compensation.

•	Increase of $35 million related to advertising, sales promotions and commissions.

•	Increase of $20 million related to professional fees and charitable contributions.

	Three Months Ended		Six Months Ended
in millions	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Cash interest expense	$24	$29	$49	$59
Non-cash interest expense	1	7	4	14
Total Interest Expense	$25	$36	$53	$73

Second quarter and six months—Fiscal 2014 vs Fiscal 2013

•	Cash interest expense includes interest expense related to the coupon rates for senior notes and commitment/letter of credit fees incurred on our revolving credit facilities. The decrease is due to a lower average debt balance compared to the same period in fiscal 2013 as our 2013 Notes were paid off and retired on October 15, 2013.

•	Non-cash interest expense primarily includes interest related to the amortization of debt issuance costs and discounts/premiums on note issuances. The decrease is due to lower amortization of debt issuance costs and discounts compared to the same period in fiscal 2013 as our 2013 Notes were paid off and retired on October 15, 2013.

Other (Income) Expense, net

	Three Months Ended		Six Months Ended
in millions	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
	$(2)	$(19)	$1	$(19)

Six months—Fiscal 2014

•	Included an expense of $6 million related to the impairment of an equity security investment, which was partially offset by income of $5 million of equity earnings in joint ventures and foreign currency exchange gains.

Second quarter and six months—Fiscal 2013

•	Included $19 million related to a currency translation adjustment gain recognized in conjunction with the receipt of proceeds constituting the final resolution of our investment in Canada.

Effective Tax Rate

Three Months Ended		Six Months Ended
March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
38.3%	23.9%	36.2%	30.4%

Second quarter and six months—Fiscal 2014—The effective tax rate for continuing operations was impacted by:

•	state income taxes;

•	the domestic production deduction; and

•	losses in foreign jurisdictions for which no benefit is recognized.

Second quarter and six months—Fiscal 2013—The effective tax rate for continuing operations was impacted by:

•	the non-taxable currency translation adjustment gain;

•	the retroactive extension of tax credits;

•	change in tax reserves;

•	state income taxes;

•	the domestic production deduction; and

•	losses in foreign jurisdictions for which no benefit is recognized.

Segment Results

We operate in five segments. Chicken, Beef, Pork, Prepared Foods and International. The following table is a summary of sales and operating income (loss), which is how we measure segment income.

	Sales
in millions	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Chicken	$2,842	$2,733	$5,498	$5,328
Beef	3,825	3,447	7,559	6,932
Pork	1,487	1,311	2,911	2,674
Prepared Foods	861	803	1,768	1,644
International	328	331	655	658
Other	—	27	—	47
Intersegment Sales	(311)	(269)	(598)	(534)

Total	$9,032	$8,383	$17,793	$16,749

	Operating Income (Loss)
in millions	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Chicken	$234	$143	$487	$256
Beef	35	(26)	93	20
Pork	107	72	228	197
Prepared Foods	21	28	37	61
International	(30)	(3)	(58)	(5)
Other	(6)	22	(14)	11

Total	$361	$236	$773	$540

Chicken Segment Results

	Three Months Ended			Six Months Ended
in millions	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Sales	$2,842	$2,733	$109	$5,498	$5,328	$170
Sales Volume Change			4.3%			3.4%
Average Sales Price Change			(0.3)%			(0.2)%
Operating Income	$234	$143	$91	$487	$256	$231
Operating Margin	8.2%	5.2%		8.9%	4.8%

Second quarter and six months—Fiscal 2014 vs Fiscal 2013

•	Sales Volume—Sales volumes grew due to stronger demand for chicken products and mix of rendered product sales.

•	Average Sales Price—The slight decrease in average sales price was primarily due to lower feed ingredient costs, partially offset by mix changes.

•	Operating Income—Operating income was positively impacted by increased sales volume, operational improvements and lower feed ingredient costs, partially offset by decreased average sales price. Feed costs decreased $175 million and $340 million for the second quarter and first six months of fiscal 2014, respectively.

Beef Segment Results

	Three Months Ended			Six Months Ended
in millions	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Sales	$3,825	$3,447	$378	$7,559	$6,932	$627
Sales Volume Change			(1.8)%			1.1%
Average Sales Price Change			13.0%			7.9%
Operating Income	$35	$(26)	$61	$93	$20	$73
Operating Margin	0.9%	(0.8)%		1.2%	0.3%

Second quarter and six months—Fiscal 2014 vs Fiscal 2013

•	Sales Volume—Sales volumes decreased for the second quarter of fiscal 2014 due to a reduction in live cattle processed as a result of reduced export sales. However, sales volumes increased for the first six months of fiscal 2014 due to better demand for our beef products.

•	Average Sales Price—Average sales price increased due to lower domestic availability of fed cattle supplies, which drove up livestock costs.

•	Operating Income—Operating income increased due to improved operational execution and maximizing our revenues relative to the rising live cattle markets, partially offset by increased operating costs.

Pork Segment Results

	Three Months Ended			Six Months Ended
in millions	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Sales	$1,487	$1,311	$176	$2,911	$2,674	$237
Sales Volume Change			0.7%			(0.7)%
Average Sales Price Change			12.5%			9.6%
Operating Income	$107	$72	$35	$228	$197	$31
Operating Margin	7.2%	5.5%		7.8%	7.4%

Second quarter and six months—Fiscal 2014 vs Fiscal 2013

•	Sales Volume—Sales volumes increased for the second quarter of fiscal 2014 as a result of better domestic demand for our pork products. However, sales volumes decreased for the first six months of fiscal 2014 as a result of reduced export sales during our first quarter of fiscal 2014.

•	Average Sales Price—Average sales price increased primarily due to mix changes and lower total hog supplies, which resulted in higher input costs.

•	Operating Income—Operating income increased due to maximizing our revenues relative to live hog markets, partially attributable to operational and mix performance.

Prepared Foods Segment Results

	Three Months Ended			Six Months Ended
in millions	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Sales	$861	$803	$58	$1,768	$1,644	$124
Sales Volume Change			8.1%			5.7%
Average Sales Price Change			(0.9)%			1.7%
Operating Income	$21	$28	$(7)	$37	$61	$(24)
Operating Margin	2.4%	3.5%		2.1%	3.7%

Second quarter and six months—Fiscal 2014 vs Fiscal 2013

•	Sales Volume—Sales volumes increased as a result of improved demand for our prepared foods products and incremental volumes from the purchase of three businesses.

•	Average Sales Price—Average sales price decreased slightly for the second quarter of fiscal 2014 due to mix changes. However, average sales price increased for the first six months of fiscal 2014 due to better product mix and price increases associated with higher input costs.

•	Operating Income—Operating income decreased, despite increases in sales volumes, as a result of higher raw material and other input costs of approximately $25 million and $65 million for the second quarter and first six months of fiscal 2014, respectively, and additional costs incurred as we invested in our growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect.

International Segment Results

	Three Months Ended			Six Months Ended
in millions	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Sales	$328	$331	$(3)	$655	$658	$(3)
Sales Volume Change			13.8%			12.4%
Average Sales Price Change			(12.9)%			(11.4)%
Operating Income	$(30)	$(3)	$(27)	$(58)	$(5)	$(53)
Operating Margin	(9.1)%	(0.9)%		(8.9)%	(0.8)%

Second quarter and six months—Fiscal 2014 vs Fiscal 2013

•	Sales Volume—Sales volumes increased as we continue to grow our businesses in Brazil and China.

•	Average Sales Price—Average sales price decreased due to poor export market conditions in Brazil, supply imbalances associated with weak demand in China and a less favorable pricing environment in Mexico.

•	Operating Income—Operating income decreased due to poor operational execution in Brazil, challenging market conditions in Brazil and China and additional costs incurred as we continue to grow our International operation.

Outlook

In fiscal 2014, we expect overall domestic protein production (chicken, beef, pork and turkey) to decrease approximately 1% from fiscal 2013 levels, mainly due to further reductions in forecasted hog supplies. Grain supplies are expected to increase in fiscal 2014, which should result in lower input costs. The following is a summary of the fiscal 2014 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

•	Chicken—We expect domestic chicken production to increase around 2-3% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $500 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Due to the relative value of chicken compared to other proteins, we believe demand will remain strong in fiscal 2014. We believe our Chicken segment should be above its normalized range of 5.0%-7.0% for fiscal 2014.

•	Beef—We expect to see a reduction of industry fed cattle supplies of 3-4% in fiscal 2014 as compared to fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2014, we believe our Beef segment’s profitability will be similar to fiscal 2013, which was below its normalized range of 2.5%-4.5%.

•	Pork—We expect industry hog supplies to decrease around 4-5% in fiscal 2014 compared to fiscal 2013, partially offset by increased average live weights. For fiscal 2014, we believe our Pork segment will be in its normalized range of 6.0%-8.0%.

•	Prepared Foods—We expect operational improvements and pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. As we continue to invest heavily in our growth platforms, we expect our Prepared Foods segment to be below its normalized range of 4.0%-6.0% for fiscal 2014.

•	International—We expect our International chicken production to increase around 15% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $40 million. Unless market conditions improve, we will incur losses for the remainder of the year; however the losses in the third and fourth quarters of fiscal 2014 should be lower than the losses sustained in the first two quarters of fiscal 2014.

•	Sales—We expect fiscal 2014 sales to approximate $38 billion as we continue to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production, as well as price increases associated with rising cattle and hog costs.

•	Capital Expenditures—We expect fiscal 2014 capital expenditures to be approximately $600 to $650 million.

•	Net Interest Expense—We expect net interest expense will approximate $95 million for fiscal 2014.

•	Debt and Liquidity—We expect total liquidity, which was $1.4 billion at March 29, 2014, to be above our goal to maintain liquidity in excess of $1.2 billion.

•	Share Repurchases—We currently do not plan to repurchase shares other than to fund obligations under equity compensation programs.

Liquidity and Capital Resources

Our cash needs for working capital, capital expenditures, growth opportunities, the repurchases of senior notes and share repurchases are expected to be met with current cash on hand, cash flows provided by operating activities, or short-term borrowings. Based on our current expectations, we believe our liquidity and capital resources will be sufficient to operate our business. However, we may take advantage of opportunities to generate additional liquidity or refinance existing debt through capital market transactions. The amount, nature and timing of any capital market transactions will depend on our operating performance and other circumstances; our then-current commitments and obligations; the amount, nature and timing of our capital requirements; any limitations imposed by our current credit arrangements; and overall market conditions.

Cash Flows from Operating Activities

	Six Months Ended
in millions	March 29, 2014	March 30, 2013
Net income	$462	$274
Non-cash items in net income:
Depreciation and amortization	254	259
Deferred income taxes	(24)	(24)
Other, net	32	57
Convertible debt discount	(92)	—
Changes in working capital	(367)	(336)

Net cash provided by operating activities	$265	$230

•	Operating cash outflow associated with the Convertible debt discount relate to the initial debt discount of $92 million on our 2013 Notes, which matured and were retired in the first quarter of fiscal 2014.

•	Cash flows associated with changes in working capital for the six months ended:

•	March 29, 2014—Decreased primarily due to higher inventory and accounts receivable balances and decreases in taxes payable and accrued salaries, wages and benefits balances, partially offset by an increase in accounts payable. The increase in inventory and accounts receivable balances is largely due to increased raw material costs and timing of sales.

•	March 30, 2013—Decreased primarily due to higher inventory and accounts receivable balances and decreases in accounts payable and accrued salaries, wages and benefits balances. The increase in inventory and accounts receivable balances is largely due to increased raw material costs and timing of sales.

Cash Flows from Investing Activities

	Six Months Ended
in millions	March 29, 2014	March 30, 2013
Additions to property, plant and equipment	$(293)	$(290)
(Purchases of)/Proceeds from marketable securities, net	(3)	(63)
Acquisitions, net of cash acquired	(56)	(10)
Other, net	8	30

Net cash used for investing activities	$(344)	$(333)

•	Additions to property, plant and equipment include acquiring new equipment and upgrading our facilities to maintain competitive standing and position us for future opportunities as well as ongoing development of our International segment.

•	Capital spending for fiscal 2014 is expected to be approximately $650 to $700 million, and will include spending on our operations for production and labor efficiencies, yield improvements and sales channel flexibility, as well as expansion of our International segment.

•	Acquisitions—During the first six months of fiscal 2014, we acquired a value-added food business as part of our strategic expansion initiative. The purchase price of the acquisition was $56 million, which included $12 million for property, plant and equipment, $27 million allocated to Intangible Assets and $18 million allocated to Goodwill.

Cash Flows from Financing Activities

	Six Months Ended
in millions	March 29, 2014	March 30, 2013
Payments on debt	$(390)	$(55)
Net proceeds from borrowings	14	37
Purchases of Tyson Class A common stock	(275)	(188)
Dividends	(50)	(70)
Stock options exercised	49	69
Other, net	19	2

Net cash used for financing activities	$(633)	$(205)

•	Our 2013 Notes matured on October 15, 2013 at which time we paid the $458 million principal value with cash on hand, and settled the conversion premium by issuing 11.7 million shares of our Class A common stock from available treasury shares. The 2013 Notes were initially recorded at a $92 million discount, which equaled the fair value of an equity conversion premium instrument. The portion of the payment of the Notes related to the initial $92 million discount was recorded in cash flows from operating activities. Simultaneous to the settlement of the conversion premium, we received 11.7 million shares of our Class A common stock from the call options.

•	During the first six months of fiscal 2014, we received proceeds of $11 million and paid $21 million related to borrowings at our foreign subsidiaries. Total debt related to our foreign subsidiaries was $50 million at March 29, 2014 ($37 million current, $13 million long-term).

•	Purchases of Tyson Class A common stock included:

•	$250 million and $150 million for shares repurchased pursuant to our share repurchase program during the six months ended March 29, 2014 and March 30, 2013, respectively; and

•	$25 million and $38 million for shares repurchased to fund certain obligations under our equity compensation plans during the during the six months ended March 29, 2014 and March 30, 2013, respectively.

•	Dividends during the first six months of fiscal 2014 included a 50% increase to our quarterly dividend rate. Dividends during the first six months of fiscal 2013 include a special dividend of $0.10 and $0.09 to holders of our Class A common stock and Class B common stock, respectively.

Liquidity

in millions	Commitments Expiration Date	Facility Amount	Outstanding Letters of Credit (no draw downs)	Amount Borrowed	Amount Available
Cash and cash equivalents					$438
Short-term investments					$2
Revolving credit facility	August 2017	$1,000	$45	$—	$955

Total liquidity					$1,395

•	The revolving credit facility supports our short-term funding needs and letters of credit. The letters of credit issued under this facility are primarily in support of workers’ compensation insurance programs and derivative activities.

•	In October 2013 our 2013 Notes matured at which time we paid the $458 million principal value with cash on hand.

•	At March 29, 2014, approximately 71% of our cash was held in the international accounts of our foreign subsidiaries. Generally, we do not rely on the foreign cash as a source of funds to support our ongoing domestic liquidity needs. Rather, we manage our worldwide cash requirements by reviewing available funds among our foreign subsidiaries and the cost effectiveness with which those funds can be accessed. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements; however, those balances are generally available without legal restrictions to fund ordinary business operations. Our U.S. income taxes, net of applicable foreign tax credits, have not been provided on undistributed earnings of foreign subsidiaries. Our intention is to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so.

•	Our current ratio was 2.07 to 1 and 1.86 to 1 at March 29, 2014, and September 28, 2013, respectively.

Capital Resources

Credit Facility

Cash flows from operating activities and current cash on hand are our primary sources of liquidity for funding debt service, capital expenditures, dividends and share repurchases. We also have a revolving credit facility, with a committed maximum capacity of $1.0 billion, to provide additional liquidity for working capital needs, letters of credit and a source of financing for growth opportunities. As of March 29, 2014, we had outstanding letters of credit totaling $45 million issued under this facility, none of which were drawn upon, which left $955 million available for borrowing. Our revolving credit facility is funded by a syndicate of 44 banks, with commitments ranging from $0.3 million to $90 million per bank. The syndicate includes bank holding companies that are required to be adequately capitalized under federal bank regulatory agency requirements.

Capitalization

To monitor our credit ratings and our capacity for long-term financing, we consider various qualitative and quantitative factors. We monitor the ratio of our debt to our total capitalization as support for our long-term financing decisions. At March 29, 2014, and September 28, 2013, the ratio of our debt-to-total capitalization was 23.1% and 27.9%, respectively. The reduction in this ratio at March 29, 2014 was due to the retirement of our 2013 Notes, which totaled $458 million, upon their maturity in our first quarter of fiscal 2014. For the purpose of this calculation, debt is defined as the sum of current and long-term debt. Total capitalization is defined as debt plus Total Shareholders’ Equity.

Credit Ratings

Revolving Credit Facility

S&P’s corporate credit rating for Tyson Foods, Inc. is “BBB.” Moody’s senior, unsecured, subsidiary guaranteed long-term debt rating for Tyson Foods, Inc. is “Baa3.” Fitch Ratings’, a wholly owned subsidiary of Fimalac, S.A. (Fitch), issuer default rating for Tyson Foods, Inc. is “BBB.” The below table outlines the fees paid on the unused portion of the facility (Facility Fee Rate) and letter of credit fees (Undrawn Letter of Credit Fee and Borrowing Spread) depending on the rating levels of Tyson Foods, Inc. from S&P, Moody’s and Fitch.

Ratings Level (S&P/Moody’s/Fitch)	Facility Fee Rate	Undrawn Letter of Credit Fee and Borrowing Spread
BBB+/Baa1/BBB+ or above	0.150%	1.125%
BBB/Baa2/BBB (current level)	0.175%	1.375%
BBB-/Baa3/BBB-	0.225%	1.625%
BB+/Ba1/BB+	0.275%	1.875%
BB/Ba2/BB or lower or unrated	0.325%	2.125%

In the event the rating levels are split, the applicable fees and spread will be based upon the rating level in effect for two of the rating agencies, or, if all three rating agencies have different rating levels, the applicable fees and spread will be based upon the rating level that is between the rating levels of the other two rating agencies.

Debt Covenants

Our revolving credit facility contains affirmative and negative covenants that, among other things, may limit or restrict our ability to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of our capital stock; amend material documents; change the nature of our business; make certain payments of debt; engage in certain transactions with affiliates; and enter into sale/leaseback or hedging transactions, in each case, subject to certain qualifications and exceptions. In addition, we are required to maintain minimum interest expense coverage and maximum debt-to-capitalization ratios.

Our 2022 Notes also contain affirmative and negative covenants that, among other things, may limit or restrict our ability to: create liens; engage in certain sale/leaseback transactions; and engage in certain consolidations, mergers and sales of assets.

We were in compliance with all debt covenants at March 29, 2014.

Recently Adopted / Issued Accounting Pronouncements

Refer to the discussion of recently adopted / issued accounting pronouncements in our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 1: Accounting Policies.

Critical Accounting Estimates

We consider accounting policies related to: contingent liabilities; marketing and advertising costs; accrued self-insurance; impairment of long-lived assets; impairment of goodwill and other intangible assets; and income taxes to be critical accounting estimates. These policies are summarized below under “—Prior Years (Fiscal 2013, 2012 and 2011)—Critical Accounting Estimates.”

Prior Years (Fiscal 2013, 2012 and 2011)

During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. Our International segment became a separate reportable segment as a result of changes to our internal financial reporting to align with previously announced executive leadership changes. The International segment includes our foreign operations primarily related to raising and processing live chickens into fresh, frozen and value-added chicken products in Brazil, China, India and Mexico. All periods presented have been reclassified to reflect this change. Beef, Pork, Prepared Foods and Other results were not impacted by this change.

Overview

•	General—Operating income grew 7% in fiscal 2013 over fiscal 2012, which was led by record earnings in our Chicken segment and improved performance in our Beef segment. Revenues increased 4% to a record $34.4 billion, driven by price and mix improvements. We were able to overcome a $1.2 billion increase in input costs through strong operational execution and margin management. The following are a few of the key drivers:

•	We continued to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production, innovating products, services and customer insights and cultivating our talent development to support Tyson’s growth for the future.

•	Market environment—Our Chicken segment delivered record results in fiscal 2013 driven by strong demand and favorable domestic market conditions. The Chicken segment experienced increased feed costs but was able to offset the impact with operational, mix and price improvements. Our Beef segment’s operating performance improved, despite lower domestic availability of fed cattle supplies, due to better operational execution, less volatile live cattle markets, and stronger export markets. Our Pork segment results remained within its normalized operating margin range, but were down slightly from last year due to periods of increased domestic availability of pork products. Our Prepared Foods segment was challenged by product mix and rapidly increasing raw material prices. Our International segment improved in fiscal 2013 due to a more favorable pricing environment in Brazil and Mexico, however the segment still experienced losses due to challenging market conditions in China combined with additional costs incurred as we continued to grow our International business.

•	Discontinued Operation—After conducting an assessment during fiscal 2013 of our long-term business strategy in China, we determined our Weifang operation (Weifang), which was previously part of our Chicken segment, was no longer core to the execution of our strategy given the capital investment it required to execute our future business plan. We completed the sale of Weifang in July 2013. Weifang’s results are reported as a discontinued operation for all periods presented.

•	Margins—Our total operating margin was 4.0% in fiscal 2013. Operating margins by segment were as follows:

Chicken—6.2% Beef—2.1% Pork—6.1% Prepared Foods—3.0% International—(2.8)%

•	Debt and Liquidity—During fiscal 2013, we generated $1.3 billion of operating cash flows. We repurchased 21.1 million shares of our stock for $550 million under our share repurchase program in fiscal 2013. At September 28, 2013, we had $2.1 billion of liquidity, which includes the availability under our credit facility and $1.1 billion of cash and cash equivalents.

•	Our accounting cycle resulted in a 52-week year for fiscal 2013, 2012 and 2011.

in millions, except per share data	2013	2012	2011
Net income from continuing operations attributable to Tyson	$848	$621	$752
Net income from continuing operations attributable to Tyson—per diluted share	2.31	1.68	1.98
Net loss from discontinued operation attributable to Tyson	(70)	(38)	(2)
Net loss from discontinued operation attributable to Tyson—per diluted share	(0.19)	(0.10)	(0.01)
Net income attributable to Tyson	778	583	750
Net income attributable to Tyson—per diluted share	2.12	1.58	1.97

2013—Net income included the following item:

•	$19 million, or $0.05 per diluted share, related to recognized currency translation adjustment gain.

2012—Net income included the following item:

•	$167 million pretax charge, or $0.29 per diluted share, related to the early extinguishment of debt.

2011—Net income included the following items:

•	$11 million gain, or $0.03 per diluted share, related to a sale of interests in an equity method investment; and

•	$21 million reduction to income tax expense, or $0.05 per diluted share, related to a reversal of reserves for foreign uncertain tax positions.

Summary of Results

Sales

	in millions
	2013	2012	2011
Sales	$34,374	$33,055	$32,032
Change in sales volume	(0.2)%	(4.3)%
Change in average sales price	4.6%	7.8%
Sales growth	4.0%	3.2%

2013 vs. 2012—

•	Sales Volume—Sales were negatively impacted by a slight decrease in sales volume, which accounted for a decrease of $255 million. This was primarily due to decreases in the Beef and Pork segments, partially offset by increases in the Chicken, Prepared Foods and International segments.

•	Average Sales Price—Sales were positively impacted by higher average sales price, which accounted for an increase of approximately $1.6 billion. All segments experienced increased average sales price, largely due to continued tight domestic availability of protein, increased pricing associated with rising live and raw material costs, and improved mix. The majority of the increase was driven by the Chicken and Beef segments.

2012 vs. 2011—

•	Sales Volume—Sales were negatively impacted by a decrease in sales volume, which accounted for a decrease of $1.7 billion. The Chicken, Beef and Prepared Foods segments had a decrease in sales volume, with the majority of the decrease in the Beef segment. These decreases were offset by increases in sales volume in our Pork and International segments.

•	Average Sales Price—The increase in sales was largely due to an increase in average sales price, which accounted for an increase of approximately $2.7 billion. The Chicken, Beef and Prepared Foods segments had an increase in average sales price largely due to continued tight domestic availability of protein and increased live and raw material costs. These increases were partially offset by decreases in average sales price in the Pork segment which was driven down by lower live hog costs, and in our International segment due to volatile markets.

Cost of Sales

	in millions
	2013	2012	2011
Cost of sales	$32,016	$30,865	$29,837
Gross profit	2,358	2,190	2,195
Cost of sales as a percentage of sales	93.1%	93.4%	93.1%

2013 vs. 2012—

•	Cost of sales increased by approximately $1.2 billion due to higher input cost per pound.

•	The $1.2 billion impact of higher input costs was primarily driven by:

•	Increase in feed costs of $406 million in our Chicken segment and $64 million in our International segment.

•	Increase in live cattle and hog costs of approximately $395 million.

•	Increase in raw material and other input costs in our Prepared Foods segment of approximately $110 million.

•	Increase due to net losses of $15 million in fiscal 2013, compared to net gains of approximately $66 million in fiscal 2012, from our Pork segment commodity risk management activities. These amounts exclude the impact from related physical purchase transactions, which impact future period operating results.

2012 vs. 2011—

•	Cost of sales increased by approximately $1.0 billion. Higher input cost per pound increased cost of sales by approximately $2.2 billion, while lower sales volume decreased cost of sales $1.2 billion.

•	The $2.2 billion impact of higher input costs per pound was primarily driven by:

•	Increase in live cattle and hog costs of approximately $1.5 billion.

•	Increase in feed costs of $303 million and increase in other growout operating costs of $50 million in our Chicken segment.

•	Increase in feed costs of $17 million in our International segment.

•	The $1.2 billion impact of lower sales volume was driven by decreases in our Chicken, Beef and Prepared Foods segments, partially offset by an increase in sales volume in our Pork and International segments.

Selling, General and Administrative

	in millions
	2013	2012	2011
Selling, general and administrative	$983	$904	$906
As a percentage of sales	2.9%	2.7%	2.8%

2013 vs. 2012—

•	Increase of $79 million in selling, general and administrative is primarily driven by:

•	Increase of $44 million related to employee costs including payroll and stock-based and incentive-based compensation.

•	Increase of $32 million related to advertising and sales promotions.

Interest Income

in millions
2013	2012	2011
$(7)	$(12)	$(11)

2013/2012/2011—Interest income remained relatively flat due to continued low interest rates.

Interest Expense

	in millions
	2013	2012	2011
Cash interest expense	$117	$151	$195
Loss on early extinguishment of debt	—	167	—
Losses on notes repurchased	—	—	7
Non-cash interest expense	28	38	40
Total Interest Expense	$145	$356	$242

2013/2012/2011—

•	Cash interest expense included interest expense related to the coupon rates for senior notes and commitment/letter of credit fees incurred on our revolving credit facilities. The decrease in cash interest expense in fiscal 2013 is due to lower average coupon rates compared to fiscal 2012 and 2011. This decrease is driven by the full extinguishment of the 10.50% Senior Notes due 2014 (2014 Notes) in fiscal 2012, partially offset with the 4.5% Senior Notes due 2022 (2022 Notes) issued in fiscal 2012.

•	Loss on early extinguishment of debt included the amount paid exceeding the par value of debt, unamortized discount and unamortized debt issuance costs related to the full extinguishment of the 2014 Notes.

•	Losses on notes repurchased during fiscal 2011 included the amount paid exceeding the carrying value of the notes repurchased, which primarily included the repurchases of the 8.25% Notes due October 2011 (2011 Notes) and the 6.60% Senior Notes due April 2016 (2016 Notes).

•	Non-cash interest expense primarily included interest related to the amortization of debt issuance costs and discounts/premiums on note issuances. This includes debt issuance costs incurred on our revolving credit facility, the 2014 Notes and the accretion of the debt discount on the 3.25% Convertible Senior Notes due 2013 (2013 Notes).

Other (Income) Expense, net

in millions
2013	2012	2011
$(20)	$(23)	$(20)

2013—Included $19 million related to recognized currency translation adjustment gain.

2012—Included $16 million of equity earnings in joint ventures and $4 million in net foreign currency exchange gains.

2011—Included $11 million gain related to a sale of interests in an equity method investment.

Effective Tax Rate

2013	2012	2011
32.6%	36.4%	31.6%

The effective tax rate on continuing operations was impacted by a number of items which result in a difference between our effective tax rate and the U.S. statutory rate of 35%. The table below reflects significant items impacting the rate as indicated.

2013—

•	Domestic production activity deduction reduced the rate 3.2%.

•	General business credits reduced the rate 1.3%.

•	State income taxes increased the rate 2.4%.

2012—

•	Domestic production activity deduction reduced the rate 1.8%.

•	General business credits reduced the rate 0.7%.

•	State income taxes increased the rate 1.5%.

•	Foreign rate differences and valuation allowances increased the rate 1.8%.

2011—

•	Domestic production activity deduction reduced the rate 2.3%.

•	General business credits reduced the rate 0.9%.

•	State income taxes increased the rate 1.6%.

Segment Results

We operate in five segments: Chicken, Beef, Pork, Prepared Foods and International. The following table is a summary of sales and operating income (loss), which is how we measure segment income (loss).

	in millions
	Sales			Operating Income (Loss)
	2013	2012	2011	2013	2012	2011
Chicken	$10,988	$10,270	$9,810	$683	$554	$189
Beef	14,400	13,755	13,549	296	218	468
Pork	5,408	5,510	5,460	332	417	560
Prepared Foods	3,322	3,237	3,215	101	181	117
International	1,324	1,104	978	(37)	(70)	(21)
Other	46	167	127	—	(14)	(24)
Intersegment Sales	(1,114)	(988)	(1,107)	—	—	—

Total	$34,374	$33,055	$32,032	$1,375	$1,286	$1,289

Chicken Segment Results

in millions	2013	2012	Change 2013 vs. 2012	2011	Change 2012 vs. 2011
Sales	$10,988	$10,270	$718	$9,810	$460
Sales Volume Change			0.7%		(5.8)%
Average Sales Price Change			6.2%		11.4%
Operating Income	$683	$554	$129	$189	$365
Operating Margin	6.2%	5.4%		1.9%

2013 vs. 2012—

•	Sales Volume—Sales volume grew due to increased production driven by stronger demand for our chicken products.

•	Average Sales Price—The increase in average sales price was primarily due to mix changes and price increases associated with higher input costs. Since many of our sales contracts are formula based or shorter-term in nature, we were able to offset rising input costs through improved pricing and mix.

•	Operating Income—Operating income was positively impacted by increased average sales price, and improved live performance and operational execution. These increases were partially offset by increased feed costs of $406 million.

2012 vs. 2011—

•	Sales Volume—The decrease in sales volume in fiscal 2012 was primarily attributable to the impact of production cuts we made in late fiscal 2011 and maintained throughout fiscal 2012, in order to balance our supply with forecasted customer demand. These production cuts reduced our total slaughter pounds by approximately 4% in fiscal 2012, but were partially offset by open-market meat purchases.

•	Average Sales Price—The increase in average sales price is primarily due to mix changes and price increases associated with reduced industry supply and increased input costs.

•	Operating Income—The increase in operating income was largely due to the increase in average sales price and operational improvements, partially offset by reduced sales volume, increased grain, feed ingredients and other growout costs.

•	Feed Costs—Operating results were negatively impacted in fiscal 2012 by an increase in feed costs of $303 million and an increase in other growout operating costs of $50 million.

•	Operational Improvements—Operating results were positively impacted by approximately $115 million of operational improvements, primarily attributed to improvements in yield, mix and processing optimization.

Beef Segment Results

in millions	2013	2012	Change 2013 vs. 2012	2011	Change 2012 vs. 2011
Sales	$14,400	$13,755	$645	$13,549	$206
Sales Volume Change			(1.8)%		(11.3)%
Average Sales Price Change			6.6%		14.4%
Operating Income	$296	$218	$78	$468	$(250)
Operating Margin	2.1%	1.6%		3.5%

2013 vs. 2012—

•	Sales Volume—Sales volume decreased due to less outside trim and tallow purchases, partially offset by increased production volumes.

•	Average Sales Price—Average sales price increased due to lower domestic availability of fed cattle supplies, which drove up livestock costs.

•	Operating Income—Operating income increased due to improved operational execution, less volatile live cattle markets and improved export markets, partially offset by increased operating costs.

2012 vs. 2011—

•	Sales and Operating Income—

•	Average sales price increased due to price increases associated with increased livestock costs. Sales volume decreased due to a reduction in live cattle processed and outside tallow purchases. Operating income decreased due to higher fed cattle costs and periods of reduced demand for beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased employee related operating costs.

Pork Segment Results

in millions	2013	2012	Change 2013 vs. 2012	2011	Change 2012 vs. 2011
Sales	$5,408	$5,510	$(102)	$5,460	$50
Sales Volume Change			(3.6)%		2.4%
Average Sales Price Change			1.9%		(1.5)%
Operating Income	$332	$417	$(85)	$560	$(143)
Operating Margin	6.1%	7.6%		10.3%

2013 vs. 2012—

•	Sales Volume—Sales volume decreased as a result of balancing our supply with customer demand and reduced exports.

•	Average Sales Price—Demand for pork products improved, which drove up average sales price and livestock cost despite a slight increase in live hog supplies.

•	Operating Income—While reduced compared to prior year, operating income remained strong in fiscal 2013 despite brief periods of imbalance in industry supply and customer demand. We were able to maintain strong operating margins by maximizing our revenues relative to the live hog markets, partially due to operational and mix performance.

•	Derivative Activities—Operating results included net losses of $15 million in fiscal 2013, compared to net gains of $66 million in fiscal 2012 for commodity risk management activities related to futures contracts. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

2012 vs. 2011—

•	Sales and Operating Income—

•	Average sales price decreased due to increased domestic availability of pork products, which drove lower live hog costs. Operating income decreased due to compressed pork margins caused by the excess domestic availability of pork products. We were able to maintain strong operating margins by maximizing our revenues relative to the live hog markets, partially due to strong export sales and operational and mix performance.

•	Derivative Activities—Operating results included net gains of $66 million in fiscal 2012, compared to net losses of $32 million in fiscal 2011 from commodity risk management activities related to futures contracts. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Prepared Foods Segment Results

	2013	2012	Change 2013 vs. 2012	2011	Change 2012 vs. 2011
Sales	$3,322	$3,237	$85	$3,215	$22
Sales Volume Change			1.9%		(0.9)%
Average Sales Price Change			0.7%		1.6%
Operating Income	$101	$181	$(80)	$117	$64
Operating Margin	3.0%	5.6%		3.6%

2013 vs. 2012—

•	Sales Volume—Sales volume increased as a result of improved demand for our prepared products and incremental volumes from the purchase of two businesses in fiscal 2013.

•	Average Sales Price—Average sales price increased due to price increases associated with higher input costs.

•	Operating Income—Operating income decreased, despite increases in sales volumes and average sales price, as the result of increased raw material and other input costs of approximately $110 million and additional costs incurred as we invested in our lunchmeat business and growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect.

2012 vs. 2011—

•	Sales and Operating Income—Operating margins were positively impacted by lower raw material costs of $75 million and increased average sales prices, which were partially offset by lower volumes and increased operational costs of approximately $30 million, largely due to costs related to revamping our lunchmeat business and the start-up of a new pepperoni plant. Because many of our sales contracts are formula based or shorter-term in nature, we typically offset changing input costs through pricing. However, there is a lag time for price changes to take effect, which is what we experienced during fiscal 2011.

International Segment Results

in millions	2013	2012	Change 2013 vs. 2012	2011	Change 2012 vs. 2011
Sales	$1,324	$1,104	$220	$978	$126
Sales Volume Change			11.6%		17.1%
Average Sales Price Change			7.5%		(3.7)%
Operating Income	$(37)	$(70)	$33	$(21)	$(49)
Operating Margin	(2.8)%	(6.3)%		(2.1)%

2013 vs. 2012—

•	Sales Volume— Sales volume increased as we continued to grow our International operation.

•	Average Sales Price—Average sales price increased due to improved market conditions and more favorable pricing environments in Brazil and Mexico.

•	Operating Income—Operating income improved due to better performance in Brazil and Mexico, partially offset by increased feed costs of $64 million and supply imbalances associated with weak demand in China as a result of avian influenza.

2012 vs. 2011—

•	Sales Volume—Sales volume increased as we continued to grow our International operation.

•	Average Sales Price—Average sales price decreased due to less favorable pricing environments across all of our International operation.

•	Operating Income—Operating income decreased primarily as a result of challenging market conditions in China and Mexico and due to additional costs incurred as we continue to grow out our International operation.

Liquidity and Capital Resources

Our cash needs for working capital, capital expenditures, growth opportunities, the repurchases of senior notes and share repurchases are expected to be met with current cash on hand, cash flows provided by operating activities, or short-term borrowings. Based on our current expectations, we believe our liquidity and capital resources will be sufficient to operate our business. However, we may take advantage of opportunities to generate additional liquidity or refinance existing debt through capital market transactions. The amount nature and timing of any capital market transactions will depend on our operating performance and other circumstances; our then-current commitments and obligations; the amount, nature and timing of our capital requirements; any limitations imposed by our current credit arrangements; and overall market conditions.

Cash Flows from Operating Activities

in millions	2013	2012	2011
Net income	$778	$576	$733
Non-cash items in net income:
Depreciation and amortization	519	499	506
Deferred income taxes	(12)	140	86
Loss on early extinguishment of debt	—	167	—
Impairment of assets	74	34	18
Other, net	26	18	49
Net changes in working capital	(71)	(247)	(346)

Net cash provided by operating activities	$1,314	$1,187	$1,046

•	Cash flows associated with Loss on early extinguishment of debt included the amount paid exceeding the par value of debt, unamortized discount and unamortized debt issuance costs related to the full extinguishment of the 2014 Notes.

•	Cash flows associated with changes in working capital:

•	2013—Decreased primarily due to a higher accounts receivable balance, partially offset by increases in accrued salaries, wages and benefits and income tax payable. The higher accounts receivable balance is largely due to significant increases in input costs and price increases associated with the increased input costs.

•	2012—Decreased due to the increase in inventory and accounts receivable balances, partially offset by the increase in accounts payable. The higher inventory and accounts receivable balances were driven by significant increases in input costs and price increases associated with the increased input costs.

•	2011—Decreased due to the increase in inventory and accounts receivable balances, partially offset by the increase in accounts payable. The higher inventory and accounts receivable balances were driven by significant increases in input costs and price increases associated with the increased input costs.

Cash Flows from Investing Activities

	2013	2012	2011
Additions to property, plant and equipment	$(558)	$(690)	$(643)
Purchases of marketable securities, net	(18)	(11)	(80)
Proceeds from notes receivable	—	—	51
Acquisitions, net of cash acquired	(106)	—	—
Other, net	39	41	28

Net cash used for investing activities	$(643)	$(660)	$(644)

•	Additions to property, plant and equipment include acquiring new equipment and upgrading our facilities to maintain competitive standing and position us for future opportunities. In fiscal 2013, 2012, and 2011, our capital spending was primarily for production efficiencies in our operations and for ongoing development of our International segment.

•	Capital spending for fiscal 2014 is expected to approximate $700 million, and will include spending on our operations for production and labor efficiencies, yield improvements and sales channel flexibility, as well as expansion of our International segment.

•	Purchases of marketable securities included funding for our deferred compensation plans.

•	Proceeds from notes receivable totaling $51 million in fiscal 2011 related to the collection of notes receivable received in conjunction with the sale of a business operation in fiscal 2009.

•	Acquisitions in fiscal 2013 related to acquiring two value-added food businesses as part of our strategic expansion initiative which are included in our Prepared Foods segment.

Cash Flows from Financing Activities

in millions	2013	2012	2011
Payments on debt	$(91)	$(993)	$(500)
Net proceeds from borrowings	68	1,116	115
Purchase of redeemable noncontrolling interest	—	—	(66)
Purchases of Tyson Class A common stock	(614)	(264)	(207)
Dividends	(104)	(57)	(59)
Stock options exercised	123	34	51
Other, net	18	(7)	8

Net cash used for financing activities	$(600)	$(171)	$(658)

•	Payments on debt included—

•	2013—$91 million primarily related to borrowings at our foreign subsidiaries.

•	2012—$885 million for the extinguishment of the 2014 Notes and $103 million related to borrowings at our foreign subsidiaries.

•	2011—$315 million of 2011 Notes; $63 million of 2016 Notes; $2 million of 7.0% Notes due May 2018 (2018 Notes); and $103 million related to borrowings at our foreign subsidiaries.

•	Net proceeds from borrowings included—

•	2013—$68 million primarily from our foreign operations. Total debt related to our foreign subsidiaries was $60 million at September 28, 2013 ($40 million current, $20 million long-term).

•	2012—We received net proceeds of $995 million from the issuance of the 2022 Notes. We used the net proceeds towards the extinguishment of the 2014 Notes, including the payments of accrued interest and related premiums, and general corporate purposes. Additionally, our foreign subsidiaries received proceeds of $115 million from borrowings. Total debt related to our foreign subsidiaries was $102 million at September 29, 2012 ($62 million current, $40 million long-term).

•	2011—Our foreign subsidiaries received proceeds of $106 million from borrowings. Total debt related to our foreign subsidiaries was $98 million at October 1, 2011 ($58 million current, $40 million long-term). Additionally, Dynamic Fuels received $9 million in proceeds from short-term notes in fiscal 2011.

•	In fiscal 2011, the minority interest partner in our 60%-owned Shandong Tyson Xinchang Foods joint ventures in China exercised put options requiring us to purchase its entire 40% equity interest. The transaction closed in fiscal 2011 for cash consideration totaling $66 million.

•	Purchases of Tyson Class A common stock include—

•	$550 million, $230 million and $170 million for shares repurchased pursuant to our share repurchase program in fiscal 2013, 2012 and 2011, respectively; and

•	$64 million, $34 million and $37 million for shares repurchased to fund certain obligations under our equity compensation plans in fiscal 2013, 2012 and 2011, respectively.

Liquidity

	Commitments Expiration Date	Facility Amount	Outstanding Letters of Credit under Revolving Credit Facility (no draw downs)	Amount Borrowed	Amount Available
Cash and cash equivalents					$1,145
Short-term investments					1
Revolving credit facility	August 2017	$1,000	$42	$—	$958

Total liquidity					$2,104

•	The revolving credit facility supports our short-term funding needs and letters of credit. The letters of credit issued under this facility are primarily in support of workers’ compensation insurance programs and derivative activities.

•	Our 2013 Notes matured in October 2013. Upon maturity, we paid the $458 million principal value with cash on hand, and settled the conversion premium by issuing 11.7 million shares of our Class A common stock from available treasury shares. Simultaneous to the settlement of the conversion premium, we received 11.7 million shares of our Class A common stock from call options we entered into concurrently with the 2013 Note issuance.

•	At September 28, 2013, approximately 34% of our cash was held in the international accounts of our foreign subsidiaries. Generally, we do not rely on the foreign cash as a source of funds to support our ongoing domestic liquidity needs. Rather, we manage our worldwide cash requirements by reviewing available funds among our foreign subsidiaries and the cost effectiveness with which those funds can be accessed. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements; however, those balances are generally available without legal restrictions to fund ordinary business operations. Our U.S. income taxes, net of applicable foreign tax credits, have not been provided on undistributed earnings of foreign subsidiaries. Our intention is to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so.

•	Our current ratio was 1.86 to 1 and 1.91 to 1 at September 28, 2013, and September 29, 2012, respectively.

Capital Resources

Credit Facility

Cash flows from operating activities and current cash on hand are our primary sources of liquidity for funding debt service, capital expenditures, dividends and share repurchases. We also have a revolving credit facility, with a committed maximum capacity of $1.0 billion, to provide additional liquidity for working capital needs, letters of credit and a source of financing for growth opportunities. As of September 28, 2013, we had outstanding letters of credit totaling $42 million issued under this facility, none of which were drawn upon, which left $958 million available for borrowing. Our revolving credit facility is funded by a syndicate of 44 banks, with commitments ranging from $0.3 million to $90 million per bank. The syndicate includes bank holding companies that are required to be adequately capitalized under federal bank regulatory agency requirements.

Capitalization

To monitor our credit ratings and our capacity for long-term financing, we consider various qualitative and quantitative factors. We monitor the ratio of our debt to our total capitalization as support for our long-term financing decisions. At September 28, 2013, and September 29, 2012, the ratio of our debt-to-total capitalization was 27.9% and 28.7%, respectively. For the purpose of this calculation, debt is defined as the sum of current and long-term debt. Total capitalization is defined as debt plus Total Shareholders’ Equity.

Revolving Credit Facility

S&P’s corporate credit rating for Tyson Foods, Inc. is “BBB.” Moody’s senior, unsecured, subsidiary guaranteed long-term debt rating for Tyson Foods, Inc. is “Baa3.” Fitch Ratings’, a wholly owned subsidiary of Fimalac, S.A. (Fitch), issuer default rating for Tyson Foods, Inc. is “BBB.” The below table outlines the fees paid on the unused portion of the facility (Facility Fee Rate) and letter of credit fees (Undrawn Letter of Credit Fee and Borrowing Spread) depending on the rating levels of Tyson Foods, Inc. from S&P, Moody’s and Fitch.

Ratings Level (S&P/Moody’s/Fitch)	Facility Fee Rate	Undrawn Letter of Credit Fee and Borrowing Spread
BBB+/Baa1/BBB+ or above	0.150%	1.125%
BBB/Baa2/BBB (current level)	0.175%	1.375%
BBB-/Baa3/BBB-	0.225%	1.625%
BB+/Ba1/BB+	0.275%	1.875%
BB/Ba2/BB or lower or unrated	0.325%	2.125%

In the event the rating levels are split, the applicable fees and spread will be based upon the rating level in effect for two of the rating agencies, or, if all three rating agencies have different rating levels, the applicable fees and spread will be based upon the rating level that is between the rating levels of the other two rating agencies.

Debt Covenants

Our revolving credit facility contains affirmative and negative covenants that, among other things, may limit or restrict our ability to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; dispose of or transfer assets; change the nature of our business; engage in certain transactions with affiliates; and enter into sale/leaseback or hedging transactions, in each case, subject to certain qualifications and exceptions. In addition, we are required to maintain minimum interest expense coverage and maximum debt to capitalization ratios.

Our 2022 Notes also contain affirmative and negative covenants that, among other things, may limit or restrict our ability to: create liens; engage in certain sale/leaseback transactions; and engage in certain consolidations, mergers and sales of assets.

We were in compliance with all debt covenants at September 28, 2013.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements material to our financial position or results of operations. The off-balance sheet arrangements we have are guarantees of debt of outside third parties, including a lease and grower loans, and residual value guarantees covering certain operating leases for various types of equipment. See Part II, Item 8, Notes to Consolidated Financial Statements, Note 20: Commitments and Contingencies in our Annual Report on Form 10-K for the year ended September 28, 2013 for further discussion.

Contractual Obligations

The following table summarizes our contractual obligations as of September 28, 2013:

	Payments Due by Period
in millions	2014	2015-2016	2017-2018	2019 and thereafter	Total
Debt and capital lease obligations:
Principal payments(1)	$514	$657	$124	$1,119	$2,414
Interest payments(2)	112	202	115	205	634
Guarantees(3)	37	37	17	31	122
Operating lease obligations(4)	97	115	43	78	333
Purchase obligations(5)	1,482	102	57	74	1,715
Capital expenditures(6)	369	49	—	—	418
Other long-term liabilities(7)	6	5	4	38	53

Total contractual commitments	$2,617	$1,167	$360	$1,545	$5,689

(1)	In the event of a default on payment, acceleration of the principal payments could occur.
(2)	Interest payments include interest on all outstanding debt. Payments are estimated for variable rate and variable term debt based on effective rates at September 28, 2013, and expected payment dates.
(3)	Amounts include guarantees of debt of outside third parties, which consist of a lease and grower loans, all of which are substantially collateralized by the underlying assets, as well as residual value guarantees covering certain operating leases for various types of equipment. The amounts included are the maximum potential amount of future payments.
(4)	Amounts include minimum lease payments under lease agreements.
(5)	Amounts include agreements to purchase goods or services that are enforceable and legally binding and specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The purchase obligations amount included items, such as future purchase commitments for grains, livestock contracts and fixed grower fees that provide terms that meet the above criteria. For certain grain purchase commitments with a fixed quantity provision, we have assumed the future obligations under the commitment based on available commodity futures prices as published in observable active markets as of September 28, 2013. We have excluded future purchase commitments for contracts that do not meet these criteria. Purchase orders are not included in the table, as a purchase order is an authorization to purchase and is cancelable. Contracts for goods or services that contain termination clauses without penalty have also been excluded.
(6)	Amounts include estimated amounts to complete buildings and equipment under construction as of September 28, 2013.
(7)	Amounts include items that meet the definition of a purchase obligation and are recorded in the Consolidated Balance Sheets in our Annual Report on Form 10-K for the year ended September 28, 2013.

In addition to the amounts shown above in the table, we have unrecognized tax benefits of $175 million and related interest and penalties of $63 million at September 28, 2013, recorded as liabilities.

The maximum contractual obligation associated with our cash flow assistance programs at September 28, 2013, based on the estimated fair values of the livestock supplier’s net tangible assets on that date, aggregated to approximately $340 million, or approximately $296 million remaining maximum commitment after netting the cash flow assistance related receivables.

Recently Issued / Adopted Accounting Pronouncements

Refer to the discussion in our Annual Report on Form 10-K for the year ended September 28, 2013 under Part II, Item 8, Notes to Consolidated Financial Statements, Note 1: Business and Summary of Significant Accounting Policies for recently issued accounting pronouncements and Note 2: Changes in Accounting Principles for recently adopted accounting pronouncements.

Critical Accounting Estimates

The preparation of consolidated financial statements requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2013 and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of certain accounting estimates we consider critical.

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Contingent liabilities

We are subject to lawsuits, investigations and other claims related to wage and hour/labor, environmental, product, taxing authorities and other matters, and are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses.

A determination of the amount of reserves and disclosures required, if any, for these contingencies are made after considerable analysis of each individual issue. We accrue for contingent liabilities when an assessment of the risk of loss is probable and can be reasonably estimated. We disclose contingent liabilities when the risk of loss is reasonably possible or probable.

Our contingent liabilities contain uncertainties because the eventual outcome will result from future events, and determination of current reserves requires estimates and judgments related to future changes in facts and circumstances, differing interpretations of the law and assessments of the amount of damages, and the effectiveness of strategies or other factors beyond our control.

We have not made any material changes in the accounting methodology used to establish our contingent liabilities during the past three fiscal years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate our contingent liabilities. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to gains or losses that could be material.

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Marketing and advertising costs

We incur advertising, retailer incentive and consumer incentive costs to promote products through marketing programs. These programs include cooperative advertising, volume discounts, in-store display incentives, coupons and other programs.

Marketing and advertising costs are charged in the period incurred. We accrue costs based on the estimated performance, historical utilization and redemption of each program.

Cash consideration given to customers is considered a reduction in the price of our products, thus recorded as a reduction to sales. The remainder of marketing and advertising costs is recorded as a selling, general and administrative expense.

Recognition of the costs related to these programs contains uncertainties due to judgment required in estimating the potential performance and redemption of each program.

These estimates are based on many factors, including experience of similar promotional programs.

We have not made any material changes in the accounting methodology used to establish our marketing accruals during the past three fiscal years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate our marketing accruals. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to gains or losses that could be material.

A 10% change in our marketing accruals at September 28, 2013, would impact pretax earnings by approximately $6 million.

Accrued self-insurance

We are self-insured for certain losses related to health and welfare, workers’ compensation, auto liability and general liability claims.

We use an independent third-party actuary to assist in determining our self- insurance liability. We and the actuary consider a number of factors when estimating our self-insurance liability, including claims experience, demographic factors, severity factors and other actuarial assumptions.

We periodically review our estimates and assumptions with our third-party actuary to assist us in determining the adequacy of our self-insurance liability. Our policy is to maintain an accrual within the central to high point of the actuarial range.

Our self-insurance liability contains uncertainties due to assumptions required and judgment used.

Costs to settle our obligations, including legal and healthcare costs, could increase or decrease causing estimates of our self- insurance liability to change.

Incident rates, including frequency and severity, could increase or decrease causing estimates in our self-insurance liability to change.

We have not made any material changes in the accounting methodology used to establish our self-insurance liability during the past three fiscal years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate our self-insurance liability. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to gains or losses that could be material.

A 10% increase in the actuarial estimate at September 28, 2013, would result in an increase in the amount we recorded for our self-insurance liability of approximately $11 million. A 10% decrease in the actuarial estimate at September 28, 2013, would result in a decrease in the amount we recorded for our self-insurance liability of approximately $17 million.

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Income taxes

We estimate total income tax expense based on statutory tax rates and tax planning opportunities available to us in various jurisdictions in which we earn income.

Federal income tax includes an estimate for taxes on earnings of foreign subsidiaries expected to be taxable upon remittance to the United States, except for earnings considered to be indefinitely invested in the foreign subsidiary.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse.

Valuation allowances are recorded when it is likely a tax benefit will not be realized for a deferred tax asset.

We record unrecognized tax benefit liabilities for known or anticipated tax issues based on our analysis of whether, and the extent to which, additional taxes will be due.

Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future.

Changes in projected future earnings could affect the recorded valuation allowances in the future.

Our calculations related to income taxes contain uncertainties due to judgment used to calculate tax liabilities in the application of complex tax regulations across the tax jurisdictions where we operate.

Our analysis of unrecognized tax benefits contains uncertainties based on judgment used to apply the more likely than not recognition and measurement thresholds.

We do not believe there is a reasonable likelihood there will be a material change in the tax related balances or valuation allowances. However, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.

To the extent we prevail in matters for which unrecognized tax benefit liabilities have been established, or are required to pay amounts in excess of our recorded unrecognized tax benefit liabilities, our effective tax rate in a given financial statement period could be materially affected.

An unfavorable tax settlement would require use of our cash and generally result in an increase in our effective tax rate in the period of resolution.

A favorable tax settlement would generally be recognized as a reduction in our effective tax rate in the period of resolution.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Examples include a significant adverse change in the extent or manner in which we use a long-lived asset or a change in its physical condition.

When evaluating long-lived assets for impairment, we compare the carrying value of the asset to the asset’s estimated undiscounted future cash flows. An impairment is indicated if the estimated future cash flows are less than the carrying value of the asset. The impairment is the excess of the carrying value over the fair value of the long-lived asset.

Our impairment analysis contains uncertainties due to judgment in assumptions and estimates surrounding undiscounted future cash flows of the long-lived asset, including forecasting useful lives of assets and selecting the discount rate that reflects the risk inherent in future cash flows to determine fair value.

Our Dynamic Fuels consolidated joint venture began commercial operations in October of 2010 and has incurred net operating losses of approximately $38 million since then. At September 28, 2013, Dynamic Fuels had $166 million of total assets, of which $142

We have not made any material changes in the accounting methodology used to evaluate the impairment of long-lived assets during the last three fiscal years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate impairments of long-lived assets. However, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material.

Additionally, we continue to evaluate our international

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
We recorded impairment charges related to long-lived assets of $74 million, $29 million and $18 million, in fiscal 2013, 2012 and 2011, respectively.

million was net property, plant and equipment. The plant has experienced mechanical difficulties, pre-treatment system performance issues and hydrogen supply disruptions, which have contributed to plant down time and higher than expected operational costs. Upgrades to the feedstock pre-treatment systems and improvements to the mechanical reliability of the plant were completed in fiscal 2013.

The plant was idled in October 2012 for scheduled maintenance and plant upgrades, which were completed in December 2012. Since then, the plant has remained idled. An assessment of the recoverability of its carrying value was conducted as of September 28, 2013, for which it was determined no impairment was necessary. Another assessment of the recoverability of Dynamic Fuels’ long-lived assets to determine whether an impairment exists may be necessary if the plant remains idled longer than expected, plant upgrades fail to improve operational performance, industry economics make the plant uneconomical to operate, or structural integrity concerns are discovered that adversely impact the plant operations.

operations and strategies, which may expose us to future impairment losses.

Impairment of goodwill and other indefinite life intangible assets

Description: Goodwill is evaluated for impairment by first performing a qualitative assessment to determine whether a quantitative goodwill test is necessary. If it is determined, based on qualitative factors, the fair value of the reporting unit may be more likely than not less than carrying amount or if significant changes to macro-economic factors related to the reporting unit have occurred that could materially impact fair value, a quantitative goodwill impairment test would be required. We can elect to forgo the qualitative assessment and perform the quantitative test.

The quantitative goodwill impairment test is performed using a two-step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the quantitative impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was determined as the exit price a market participant would pay for the same business).

For other indefinite life intangible assets, a qualitative assessment can also be performed to determine whether the existence of events and circumstances indicates it is more likely than not an intangible asset is impaired. Similar to goodwill, we can also elect to forgo the qualitative test for indefinite life intangible assets and perform the quantitative test. Upon performing the quantitative test, if the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. We elected to forgo the qualitative assessments on our indefinite life intangible assets for the fiscal 2013 impairment test.

We have elected to make the first day of the fourth quarter the annual impairment assessment date for goodwill and other indefinite life intangible assets. However, we could be required to evaluate the recoverability of goodwill and other indefinite life intangible assets prior to the required annual assessment if, among other things, we experience disruptions to the business, unexpected significant declines in operating results, divestiture of a significant component of the business or a sustained decline in market capitalization.

Judgments and Uncertainties. We estimate the fair value of our reporting units, generally our operating segments, using various valuation techniques, with the primary technique being a discounted cash flow analysis, which uses significant unobservable inputs, or Level 3 inputs, as defined by the fair value hierarchy. A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, growth rates and discount rates.

We include assumptions about sales, operating margins and growth rates which consider our budgets, business plans and economic projections, and are believed to reflect market participant views which would exist in an exit transaction. Assumptions are also made for varying perpetual growth rates for periods beyond the long-term business plan period. Generally, we utilize normalized operating margin assumptions based on future expectations and operating margins historically realized in the reporting units’ industries.

Other indefinite life intangible asset fair values have been calculated for trademarks using a royalty rate method. Assumptions about royalty rates are based on the rates at which similar brands and trademarks are licensed in the marketplace.

Our impairment analysis contains uncertainties due to uncontrollable events that could positively or negatively impact the anticipated future economic and operating conditions.

Effect if Actual Results Differ From Assumptions: We have not made any material changes in the accounting methodology used to evaluate impairment of goodwill and other intangible assets during the last three years other than the adoption of the new guidance allowing the option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative impairment test.

The discount rate used in our annual goodwill impairment test increased to an average of 8.4% in fiscal 2013 from 8.0% in fiscal 2012. There were no significant changes in the other key estimates and assumptions.

During fiscal 2013, 2012 and 2011, all of our material reporting units that underwent a quantitative test passed the first step of the goodwill impairment analysis and therefore, the second step was not necessary.

Some of the inherent estimates and assumptions used in determining fair value of the reporting units are outside the control of management, including interest rates, cost of capital, tax rates and our credit ratings. While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting units and other indefinite life intangible assets, it is possible a material change could occur. If our actual results are not consistent with our estimates and assumptions used to calculate fair value, we may be required to perform the second step, which could result in additional material impairments of our goodwill.

All of our material reporting units’ estimated fair value exceeded their carrying value by more than 20% at the date of their most recent estimated fair value determination. Consequently, we do not currently consider any of our material reporting units at significant risk of failing the first step of the annual goodwill impairment test.

Our fiscal other indefinite life intangible asset impairment analysis did not result in an impairment charge. A hypothetical 20% decrease in the fair value of intangible assets would not result in a material impairment.

DESCRIPTION OF THE UNITS

We are offering 30,000,000 Units, each with a stated amount of $50. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) issued by Tyson Foods, Inc. (“Tyson”) and a senior amortizing note issued by Tyson (an “amortizing note”). The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement and under the caption “Description of Debt Securities” in the accompanying prospectus contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•	the purchase contract agreement (the “purchase contract agreement”), to be dated the date of first issuance of the Units, to be entered into among Tyson, The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (the “purchase contract agent”) and attorney-in-fact for the holders of purchase contracts from time to time, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”) under the indenture described below, pursuant to which the purchase contracts and Units will be issued; and

•	the indenture dated as of June 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)), as trustee, and a related supplemental indenture, to be dated the date of first issuance of the Units, and among Tyson, as issuer, and Tyson Fresh Meats, Inc., as Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, under which the amortizing notes will be issued.

The indenture has been, and the related supplemental indenture for the amortizing notes and the purchase contract agreement will be, filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the term “Tyson” means Tyson Foods, Inc. and does not include any subsidiary of Tyson Foods, Inc.

Components of the Units

Each Unit offered is comprised of:

•	prepaid stock purchase contract issued by Tyson pursuant to which we will deliver to the holder, not later than July 15, 2017 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier redeemed or settled, a number of shares of our Class A common stock, par value $0.10 per share (the “Class A common stock”) per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock;” and

•	a senior amortizing note issued by Tyson with an initial principal amount of $ that pays equal quarterly installments of $ per amortizing note (except for the October 15, 2014 installment payment, which will be $ per amortizing note), which cash payment in the aggregate will be equivalent to % per year with respect to the $50 stated amount per Unit.

Unless previously settled at your option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” settled at our option as described in “Description of the Purchase Contracts—Early Settlement at Our Election” or redeemed at our option as described in “Description of the Purchase Contracts—Merger Termination Redemption,” we will deliver to you not more than              shares and not less than              shares of our Class A common stock on the mandatory settlement date, based upon the “applicable settlement rate” (as defined below), which is subject to adjustment as described herein, and the “applicable market value” (as defined below) of our Class A common stock, as described below under “Description of the Purchase Contracts—Delivery of Class A Common Stock.”

Each amortizing note will have an initial principal amount of $        . On each January 15, April 15, July 15 and October 15, commencing on October 15, 2014, Tyson will pay equal cash installments of $         on each amortizing note (except for the October 15, 2014 installment payment, which will be $         per amortizing note). Each installment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $         and the fair market value of each purchase contract is $        . Each holder agrees to such allocation and this position will be binding upon each holder (but not on the Internal Revenue Service).

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding July 15, 2017 or any “early mandatory settlement date” (as defined under “Description of the Purchase Contracts”) or “merger redemption settlement date” (as defined under “Description of the Purchase Contracts”) and also excluding the business day immediately proceeding any installment payment date (provided, the right to separate the Units shall resume after such business day), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If you beneficially own a Unit, you may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of your desire to separate the Unit. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding July 15, 2017 or any early mandatory settlement date or merger redemption settlement date and also excluding the business day immediately proceeding any installment payment date (provided, the right to recreate the Units shall resume after such business day), you may recreate a Unit from your separate purchase contract and separate amortizing note. If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a Unit by delivering written instruction to your participant to notify DTC through DTC’s DWAC system of your desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation.

Global Securities

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of DTC. You will not be entitled to receive definitive physical certificates for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

•	irrevocably authorized and directed the purchase contract agent to execute and deliver on its behalf and perform the purchase contract agreement on its behalf, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•	in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all purposes;

•	consented to, and agreed to be bound by, the terms and provisions of the purchase contract agreement;

•	represented that either (i) no portion of the assets used to acquire and hold the Units or separate purchase contracts, as the case may be, constitutes assets of any (A) employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”) or (C) entity whose underlying assets are considered to include “plan assets” of such plan, account or arrangement or (ii) the purchase and holding of the Units or separate purchase contracts, as the case may be, will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws; and

•	in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

•	a Unit as an investment unit composed of two separate instruments, in accordance with its form;

•	the amortizing notes as indebtedness of Tyson; and

•	the allocation of the $50 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in each purchase contract will be $ and such holder’s initial tax basis in each amortizing note will be $ .

Listing of Securities

We have applied to list the Units on the New York Stock Exchange under the symbol “TSNU,” subject to satisfaction of its minimum listing standards with respect to the Units. However, we can give no assurance that the Units will be so listed. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “TSN.” We have applied to have the shares of our Class A common stock deliverable upon settlement of all purchase contracts approved for listing on the New York Stock Exchange.

Title

Tyson and the purchase contract agent will treat the registered owner of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Accounting for the Units

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units.

Based on current GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles. At the end of each reporting period, we will disclose the fair value of the amortizing notes current market assumptions. Any changes to the value of the debt component will not be reflected in our calculation of net income.

Our earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. Our basic earnings per share will include the minimum shares issuable under the purchase contract for each period and our diluted earnings per share will include any incremental shares that would be issuable assuming a settlement of the purchase contract at the end of each accounting period, if dilutive.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to Tyson and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the third business day immediately preceding July 15, 2017 or any early settlement date or merger redemption settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of Class A common stock issuable (and/or, in the case of a merger redemption settlement date, make the required cash payment, if any) pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts or amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation, and we will have no liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units, to, but excluding, the third scheduled trading day immediately preceding July 15, 2017 or any early mandatory settlement date, or merger redemption settlement date can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the terms and provisions of the purchase contract agreement.

The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed as an exhibit to Form 8-K following the issuance of the purchase contracts and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

As used in this section, the term “Tyson” means Tyson Foods, Inc. and does not include any subsidiary of Tyson Foods, Inc.

Delivery of Class A Common Stock

Unless previously redeemed or settled early at your or our option, for each purchase contract we will deliver to you on July 15, 2017 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”) a number of shares of our Class A common stock. The number of shares of our Class A common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•	if the applicable market value of our Class A common stock is equal to or greater than the threshold appreciation price, then you will receive shares of Class A common stock for each purchase contract (the “minimum settlement rate”);

•	if the applicable market value of our Class A common stock is greater than $ (the “reference price”) but less than the threshold appreciation price, then you will receive a number of shares of Class A common stock for each purchase contract equal to the Unit stated amount of $50, divided by the applicable market value; and

•	if the applicable market value of our Class A common stock is less than or equal to the reference price of $ , then you will receive shares of Class A common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate, minimum settlement rate and reference price are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price is the public offering price of our Class A common stock in the concurrent common stock offering.

The threshold appreciation price shall be equal to $50 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, which is initially approximately $        , represents an appreciation of approximately     % over the reference price.

For illustrative purposes only, the following table shows the number of shares of Class A common stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on a reference price of $         and a threshold appreciation price of $        . The table assumes that there will be no adjustments

to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been redeemed as described under “—Merger Termination Redemption” below or settled early at the option of holders or at our option as described under “—Early Settlement,” “—Early Settlement Upon a Fundamental Change” or “—Early Settlement at Our Election” below. We cannot assure you that the actual applicable market value will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following number of shares of Class A common stock for each Unit or separate purchase contract at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Class A Common Stock
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price, we would be obligated to deliver              shares of Class A common stock for each purchase contract. As a result, if the applicable market value exceeds the threshold appreciation price, you will receive only a portion of the appreciation in the market value of the shares of our Class A common stock you would have received had you purchased shares of Class A common stock with $50 at the public offering price in the concurrent Common Stock Offering.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price but greater than the reference price of $        , we would be obligated to deliver a number of shares of our Class A common stock on the mandatory settlement date equal to $50, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our Class A common stock underlying each purchase contract between the reference price and the threshold appreciation price.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $        , we would be obligated to deliver upon settlement of the purchase contract              shares of Class A common stock for each purchase contract, regardless of the market price of our Class A common stock. As a result, the holder would realize a loss on the decline in market value of the Class A common stock below the reference price.

Because the applicable market value of the Class A common stock is determined over the 20 consecutive “trading days” (as defined below) beginning on, and including, the 23rd scheduled trading day immediately preceding July 15, 2017, the number of shares of Class A common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the Class A common stock on the last trading day in such 20 consecutive trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A common stock deliverable upon settlement of the purchase contracts between the end of such 20 consecutive trading day period and the date such shares are delivered.

The term “applicable market value” means the average of the closing prices of our Class A common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 15, 2017.

The “closing price” of our Class A common stock on any given date means:

•	the reported closing price on that date or, if no closing price is reported, the last reported sale price of shares of our Class A common stock on the New York Stock Exchange on that date; or

•	if our Class A common stock is not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our Class A common stock is so traded or, if no closing price is reported, the last reported sale price of shares of our Class A common stock on the principal U.S. national or regional securities exchange on which our Class A common stock is so traded; or

•	if our Class A common stock is not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for our Class A common stock in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization; or

•	if our Class A common stock is not so quoted by OTC Markets Group Inc. or a similar organization, the market value of our Class A common stock on that date as determined by our board of directors.

“Trading day” means a day on which (i) trading in our Class A common stock (or other security for which a closing price must be determined) generally occurs on The New York Stock Exchange or, if our Class A common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our Class A common stock (or such other security) is then listed or, if our Class A common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class A common stock (or such other security) is then traded, and (ii) a closing price for our Class A common stock (or closing price for such other security) is available on such securities exchange or market. If our Class A common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our Class A common stock is listed or admitted for trading. If our Class A common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

On the mandatory settlement date, our Class A common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of our Class A common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.

If one or more of the 20 consecutive scheduled trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 15, 2017 is not a trading day, the mandatory settlement date will be postponed until the third scheduled trading day immediately following the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

Prior to 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined, the shares of Class A common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our Class A common stock by virtue of holding such purchase contract. The person in whose name any shares of our Class A common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will become the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Class A common stock upon settlement or redemption of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Early Settlement

Prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 15, 2017, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive a number of shares of Class A common stock per purchase contract equal to the “early settlement rate.” The early settlement rate is equal to the minimum settlement rate on the early settlement date, subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates,” unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our Class A common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive Class A common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (ii) if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of our Class A common stock to any person other than you. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.

Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, you will receive the applicable number of shares of Class A common stock (and any cash payable for fractional shares) due upon early settlement on the third business day following the “early settlement date” (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” The person in whose name any shares of our Class A common stock shall be issuable upon such early settlement of the purchase contract will become the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.

Upon early settlement of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and beneficially owned by or registered in the name of, as they case may be, the holder who elected to settle the related purchase contract early.

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change in accordance with the procedures described under “—Early Settlement” above, you will receive per purchase contract a number of shares of our Class A common stock or cash, securities or other property, as applicable, equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the third scheduled trading day immediately preceding July 15, 2017) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”

If you comply with the requirements for effecting early settlement of your purchase contracts in connection with a fundamental change prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”

We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not Class A common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•	our Class A common stock (or other common stock receivable upon settlement of your purchase contract, if applicable) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States;

•	the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of all or substantially all of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which:

•	90% or more of our Class A common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; and

•	more than 10% of such cash, securities or other property does not consist of shares of common stock that are, or that upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States; or

•

any “person” or “group” within the meaning of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), other than us, any of our subsidiaries and any of their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Class A common stock representing more than 50% of the voting power of our Class A common stock.

The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in the second bullet of the definition of “fundamental change” in which holders of shares of our Class A common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our Class A common stock; and

•	in all other cases, the stock price will be the average of the closing prices of our Class A common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

Effective Date
Stock Price	July , 2014	July 15, 2015	July 15, 2016	July 15, 2017
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the applicable stock price is greater than $ per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•	if the applicable stock price is less than $ per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our Class A common stock deliverable under a purchase contract is         , subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We will deliver the shares of our Class A common stock, securities, cash or other property payable as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date. The person in whose name any shares of our Class A common stock or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will become the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.

Upon early settlement of the purchase contract component of a Unit upon a fundamental change, the amortizing note underlying such Unit will remain outstanding and, beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date or the mandatory settlement date or redemption on any subsequent merger redemption settlement date, as the case may be.

Early Mandatory Settlement at Our Election

We have the right to settle the purchase contracts on or after April 1, 2015, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate on the notice date (as defined below), unless the “closing price” (as defined above) of our Class A common stock for the 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the notice date exceeds 140% of the threshold appreciation price in effect on such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate on the notice date.

In the event we elect to settle the purchase contracts early, holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right to require us to repurchase some or all of their amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and, beneficially owned by or registered in the name of, as the case may be, such holder.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•	the date on which we will deliver shares of our Class A common stock following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be on or after April 1, 2015 and at least 5 but not more than 30 business days following the date of our notice (the “notice date”);

•	that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the repurchase price and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the last date on which holders may exercise their repurchase right; and

•	if applicable, the procedures that holders must follow to require us to repurchase their amortizing notes.

We will deliver the shares of our Class A common stock and any cash payable for fractional shares to you on the early mandatory settlement date. The person in whose name any shares of our Class A common stock shall be issuable following exercise of our early mandatory settlement right will become the holder of record of such shares as of 5:00 p.m., New York City time, on the notice date.

Merger Termination Redemption

If the Merger Agreement relating to the Hillshire Brands Acquisition has been terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below (a “merger termination redemption”), by delivering notice during the five business day period immediately following April 1, 2015 (such notice, the “merger redemption notice”) to the purchase contract agent, the trustee and all holders of Units, separate purchase contracts or separate amortizing notes, issuing a press release announcing our election and posting such press release on our website.

In the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes (whether as components of Units or separate amortizing notes), as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our right to cause a merger termination redemption and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, such holder.

The merger redemption notice will specify, among other things:

•	the merger termination stock price;

•	the scheduled merger redemption settlement date;

•	if the redemption amount is determined pursuant to the first bullet point in the definition thereof, the redemption amount;

•	if the redemption amount is determined pursuant to the second bullet point in the definition thereof, the merger redemption rate, and, if applicable, the number of shares of our Class A common stock that would otherwise be included in the applicable redemption amount that will be replaced with cash;

•	that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	the “repurchase price” and “repurchase date”, each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	the last date on which holders may exercise their repurchase right; and

•	the procedures that holders must following to require us to repurchase their amortizing notes.

If we do not specify a number of shares of Class A common stock that will be replaced with cash in the merger redemption notice, we will be deemed to have elected to settle the redemption amount solely in shares of Class A common stock.

In the event of a merger termination redemption, we will deliver the applicable redemption amount on the merger redemption settlement date.

“Redemption amount” per purchase contract means:

•	if the merger termination stock price is equal to or less than the reference price, an amount of cash equal to (x) $50 less (y) the applicable repurchase price for the amortizing notes; or

•	if the merger termination stock price is greater than the reference price, a number of shares of our Class A common stock equal to the merger redemption rate determined by reference to the table set forth below; provided that we may elect to pay cash in lieu of any or all of the shares of our Class A common stock in an amount equal to such number of shares multiplied by the redemption market value; provided further, that, if we so elect to pay cash, we will specify in the merger redemption notice the number of shares of our Class A common stock that will be replaced with cash.

“Merger termination stock price” means the average of the closing prices of our Class A common stock over the 20 consecutive trading day period ending on, and including, the trading day immediately preceding April 1, 2015.

“Redemption market value” means the average of the closing prices of our Class A common stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled merger redemption settlement date.

The table below sets forth the merger redemption rate per purchase contract for each merger termination stock price. The merger termination stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rates are otherwise adjusted. The adjusted merger termination stock prices will equal the merger termination stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the merger termination stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The merger redemption rates per purchase contract in the table below will be adjusted at the same time and in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the merger redemption rate per purchase contract for each merger termination stock price set forth below:

Merger Termination Stock Price	Merger Redemption Rate
$ , which is equal to the reference price	(“maximum redemption rate”	)
$
$
$
$
$	(“minimum redemption rate”	)

The exact merger termination stock prices may not be set forth in the table above, in which case:

•	if the applicable merger termination stock price is between two merger termination stock prices in the table, the merger redemption rate will be determined by straight line interpolation between the merger redemption rates set forth for the higher and lower merger termination stock prices;

•	if the merger termination stock price is greater than $ per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the minimum redemption rate; or

•	if the merger termination stock price is less than $ per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the maximum redemption rate.

“Merger redemption settlement date” means:

•	if (x) the merger termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our Class A common stock that would otherwise be included in the redemption amount, the third business day following the last trading day of the 20 consecutive trading day period used to determine the redemption market value; or

•	otherwise, the scheduled merger redemption settlement date specified in the merger redemption notice.

“Scheduled merger redemption settlement date” means:

•	if (x) the merger termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our Class A common stock that would otherwise be included in the redemption amount, a date that is least 45 and no more than 60 calendar days after the date of the merger redemption notice; or

•	otherwise, a date that is at least 5 and no more than 30 calendar days after the date of the merger redemption notice.

The person in whose name any shares of our Class A common stock shall be issuable will become the holder of record of such shares as of 5:00 p.m., New York City time:

•	on the date of the merger redemption notice, if we have elected (or are deemed to have elected) to settle the redemption amount solely in shares of Class A common stock; or

•	on the last trading day of the 20 consecutive trading day period used to determine the redemption market value, if the merger termination stock price is greater than the reference price and we elect to pay cash in lieu of any but not all shares of our Class A common stock.

Adjustments to the Fixed Settlement Rates

The fixed settlement rates will be adjusted as described below, except that we will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of

(x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our Class A common stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our Class A common stock equal to the maximum settlement rate, multiplied by the number of purchase contracts held by such holder.

(a) If we issue Class A common stock to all or substantially all of the holders of our Class A common stock as a dividend or other distribution, in which event, each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the “record date” (as defined below) for such dividend or distribution will be multiplied by a fraction:

•	the numerator of which is equal to (i) the number of shares of our Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date; plus (ii) the total number of shares of our Class A common stock constituting such dividend or other distribution; and

•	the denominator of which is the number of shares of our Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date.

Any adjustment made pursuant to this clause (a) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If any dividend or distribution described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Class A common stock. We will not pay any dividend or make any distribution on shares of Class A common stock held in treasury.

(b) If we issue to all or substantially all holders of our Class A common stock rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan, shareholder rights plan, share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of Class A common stock at less than the “current market price” (as defined below) of our Class A common stock, in which case each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance will be multiplied by a fraction:

•	the numerator of which is equal to (i) the number of shares of Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date, plus (ii) the total number of shares of our Class A common stock issuable pursuant to such rights, options or warrants, and

•	the denominator of which is equal to (i) the number of shares of Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date, plus (ii) the number of shares of Class A common stock equal to the quotient of the aggregate price payable to exercise such rights, options or warrants divided by the current market price per share of our Class A common stock.

Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our Class A common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be readjusted, effective as of the date of such expiration or the date of such exercise, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our Class A common stock actually delivered.

In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our Class A common stock at less than the current market price per share of our Class A common stock, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof (the value of such consideration, if other than cash, to be determined by our board of directors).

For the purposes of this clause (b), the number of shares of Class A common stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Class A common stock. We will not issue any such rights or warrants, options in respect of shares of Class A common stock held in treasury.

(c) If we subdivide or combine our Class A common stock, in which event each fixed settlement rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our Class A common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our Class A common stock outstanding immediately prior to 9:00 a.m., New York City time, on such effective date.

Any adjustment made pursuant to this clause (c) will become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(d) If we distribute to all or substantially all holders of our Class A common stock evidences of our indebtedness, shares of our capital stock (other than our Class A common stock), securities, cash or other assets, excluding:

•	any dividend or distribution described in clause (a) above;

•	any rights, options or warrants described in clause (b) above;

•	any dividend or distribution described in clause (e) below; and

•	any spin-off to which the provisions set forth below in this clause (d) will apply,

in which event each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price per share of our Class A common stock, and

•	the denominator of which is equal to (i) current market price per share of our Class A common stock, minus (ii) the fair market value (as determined by our board of directors) on such record date of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of our Class A common stock.

Any adjustment made pursuant to the portion of this clause (d) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. In the event that such distribution is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to make such distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all or substantially all holders of our Class A common stock consisting of capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of ours that, upon issuance, will be traded on a U.S. national securities exchange (herein referred to as a

“spin-off”), each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution will instead be multiplied by a fraction:

•	the numerator of which is equal to (i) the current market price per share of our Class A common stock, plus (ii) the average of the closing prices of capital stock or similar equity interests so distributed applicable to one share of our Class A common stock (determined by reference to the definition of “closing price” set forth under “—Delivery of Class A Common Stock” above as if references therein to our Class A common stock were to such capital stock or similar equity interest) over the 10 consecutive trading day period commencing on, and including, the effective date of the spin-off (the “valuation period”), and

•	the denominator of which is the current market price per share of our Class A common stock.

Any adjustment made pursuant to this portion of clause (d) will become effective immediately after 5:00 p.m., New York City time, on the last trading day of the valuation period; provided that if any date for determining the number of shares of our Class A common stock issuable to a holder occurs during the valuation period, references in the preceding paragraph to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the effective date of such spin-off to, and including, such determination date for purposes of determining the fixed settlement rates. In the event that such distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

(e) If we make a distribution consisting exclusively of cash to all or substantially all holders of our Class A common stock (excluding (x) any cash that is distributed in a reorganization event (as described below) in exchange for shares of our Class A common stock, (y) any regular quarterly dividend that does not exceed $0.075 per share of Class A common stock (the “dividend threshold amount”), and (z) any dividend or distribution in connection with our liquidation, dissolution or winding up), in which event each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date fixed for such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price per share of our Class A common stock, and

•	the denominator of which is equal to (i) the current market price per share of our Class A common stock, minus (ii) the amount of such distribution per share of our Class A common stock in excess of the dividend threshold amount; provided that if the distribution is not a regular quarterly cash dividend, then the dividend threshold amount will be deemed to be zero.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed settlement rates are adjusted (by multiplying the dividend threshold amount by a fraction, the numerator of which will be the minimum settlement rate in effect immediately prior to the adjustment and the denominator of which will be the minimum settlement rate as adjusted), but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed settlement rates pursuant to this clause (e).

Any adjustment made pursuant to this clause (e) will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. In the event that any distribution described in this clause (e) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate which would then be in effect if such distribution had not been declared.

(f) If we or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our Class A common stock (excluding any securities convertible or exchangeable for our Class A common stock), where the cash and the value of any other consideration included in the payment per share of our Class A common stock validly tendered or exchanged exceeds the current market price per share of our Class A common stock, in which event each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which will be equal to the sum of:

•	the aggregate value of all cash and the fair market value (as determined by our board of directors) on the expiration date of any other consideration paid or payable for shares of Class A common stock validly tendered or exchanged and not withdrawn as of the expiration date; and

•	the product of:

•	the current market price of our Class A common stock; and

•	the number of shares of our Class A common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer, and

•	the denominator of which will be equal to the product of:

•	the current market price per share of our Class A common stock; and

•	the number of shares of our Class A common stock outstanding immediately prior to the expiration time on the expiration date, prior to giving effect to the purchase of any shares accepted for purchase or exchange in such tender or exchange offer.

Any adjustment made pursuant to this clause (f) will become effective immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following the expiration date; provided that if any date for determining the number of shares of our Class A common stock issuable to a holder occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date, references in the preceding paragraph to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, such expiration date to, and including, such determination date for purposes of determining the fixed settlement rates. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our Class A common stock pursuant to any such tender or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender or exchange offer had not been made.

Except with respect to a spin-off, in cases where the fair market value of assets (including cash), debt securities or certain rights, warrants or options to purchase our securities as to which clauses (d) or (e) above apply, applicable to one share of Class A common stock, distributed to stockholders equals or exceeds the applicable current market price per share of our Class A common stock, rather than being entitled to an adjustment in each fixed settlement rate, holders of the purchase contracts will be entitled to receive (without settling such holders’ purchase contract) on the date on which such assets (including cash), debt securities or rights, options or warrants are distributed to holders of our Class A common stock, for each purchase contract, the amount of such assets or securities that such holder would have received had such holder owned a number of shares of our Class A common stock equal to the maximum settlement rate on the record date for such distribution.

To the extent that we have a rights plan in effect with respect to our Class A common stock on any date for determining the number of shares of our Class A common stock issuable to a holder, you will receive, in addition to our Class A common stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from our Class A common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our Class A common stock as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The “current market price” per share of Class A common stock on any day means:

•	with respect to clause (b) above, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance requiring such computation;

•	with respect to clauses (d) (in the event of an adjustment not relating to a spin-off) and (e) above, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the earlier of the ex-date and the record date for such distribution;

•	with respect to clause (d) above in the event of an adjustment relating to a spin-off only, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period commencing on, and including, the effective date of such spin-off; and

•	with respect to clause (f) above, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period commencing on, and including, the trading day immediately following the expiration date for the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution in question from us or, if applicable, from the seller of our Class A common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The term “record date” means, when used with respect to any dividend, distribution or other transaction or event in which the holders of our Class A common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our Class A common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class A common stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

Recapitalizations, Reclassifications and Changes of our Class A Common Stock

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our Class A common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our Class A common stock into securities, including securities other than our Class A common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our Class A common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and other property that a holder of Class A common stock would have been entitled to receive immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our Class A common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common stock that affirmatively make such an election (or if no holders of our Class A common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our Class A common stock). The number of units of exchange property we will deliver for each purchase contract settled or redeemed (if we elect not to deliver solely cash in respect of such redemption) following the effective date of such reorganization event will be equal to the number of shares of our Class A common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable settlement date, or such other settlement rates or redemption rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such contracts are actually settled). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our Class A common stock would have received in such reorganization event, and such value will be determined with respect to any publicly traded securities that compose all or part of the exchange property, based on the closing price of such securities; in the case of any cash that composes all or part of the exchange property, based on the amount of such cash; and in the case of any other property that composes all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

In connection with any adjustment to the fixed settlement rates described above, Tyson will also adjust the dividend threshold amount based on the number of shares of Class A common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is comprised solely of non-stock consideration, the dividend threshold amount will be zero.

In addition, we may make such increases in each fixed settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of shares of our Class A common stock (or issuance of rights, options or warrants to acquire shares of our Class A common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

In the event of a taxable distribution to holders of our Class A common stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in our discretion, holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Consequences” in this prospectus supplement. In addition, non-U.S. holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material United States Federal Income Tax Consequences—Non-U.S. Holders” in this prospectus supplement.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our Class A common stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:

•	upon the issuance of any Class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Class A common stock under any plan;

•	upon the issuance of any Class A common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the repurchase of any shares of our Class A common stock pursuant to an open market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in clause (f) above;

•	for the sale or issuance of shares of our Class A common stock, or securities convertible into or exercisable for shares of our Class A common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (a) through (f) above;

•	for a third party tender offer;

•	upon the issuance of any Class A common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or

•	for a change in the par value or no par value of our Class A common stock.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.

Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate. If an adjustment is made to the fixed settlement rates, an inversely proportional adjustment will also be made to the reference price solely for the purposes of determining which clauses of the definition of the settlement rate will apply on the settlement date. For the avoidance of doubt, no separate inversely proportional adjustment will be made to the threshold appreciation price because it is equal to $50, divided by the minimum settlement rate (rounded to the nearest $0.0001) as adjusted in the manner described herein. Because (a) the applicable market value and redemption market value are each averages of the closing prices of our Class A common stock over a 20 consecutive trading day period and (b) the fundamental change early settlement rate and merger redemption rate are generally based on a “stock price” and “merger termination stock price,” respectively, that is calculated based on an average of the closing prices of our Class A common stock over a 10 consecutive trading day period, we will make appropriate adjustments, if any, to the relevant closing prices used to calculate the applicable market value, redemption market value, “stock price” or “merger termination stock price” to account for any adjustment to the fixed settlement rates if the related record date, ex-date, effective date or expiration date occurs during the period in which the applicable market value, redemption market value, “stock price” or “merger termination stock price,” as the case may be, is being calculated.

Fractional Shares

No fractional shares of our Class A common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our Class A common stock, calculated on an aggregate basis in respect of the purchase contracts being settled, multiplied by the closing price of our Class A common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger redemption settlement date, as the case may be.

Consequences of Bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Tyson. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our Class A common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our Class A common stock at that time). However, a bankruptcy court may prevent us from delivering our Class A common stock in settlement of the accelerated purchase contracts. In such event, a holder would have a damage claim against us for the value of the Class A common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. Any such damage claim that holders have against us following such acceleration will rank pari passu with the claims of holders of our Class A common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver Class A common stock to you upon such an acceleration, you will only be able to recover damages to the extent holders of our Class A common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•	to evidence the succession of another person to Tyson, and the assumption by any such successor of the covenants and obligations of Tyson in the purchase contract agreement and the units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

•	to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Units” sections in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent; and

•	to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of Class A common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•	change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right;

•	reduce the redemption amount or impair the right of any holder to receive such amount if we elect to redeem the purchase contract in connection with a merger termination redemption;

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

•	impair the right to institute suit for the enforcement of the purchase contracts.

In executing any modification, the purchase contract agent shall be entitled to receive an opinion of counsel stating that such modification is authorized or permitted under the terms of the purchase contract agreement.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not merge with or into, consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•	the resulting, surviving or transferee entity (if not us) is a corporation or limited liability company that is treated as a corporation for U.S. federal income tax purposes, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation or limited liability company (if not us) expressly assumes in writing all of our obligations under the purchase contracts and the purchase contract agreement; and

•	immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement.

Reservation of Class A Common Stock

We will at all times reserve and keep available out of our authorized and unissued Class A common stock, solely for issuance upon settlement or redemption of the purchase contracts, that number of shares of Class A common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the Units, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon Trust Company, N.A. will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Calculations in Respect of Purchase Contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make, review or verify any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued by Tyson pursuant to its indenture, dated as of June 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)), as trustee, and a related supplemental indenture for such amortizing notes, to be dated the date of first issuance of the amortizing notes, among Tyson, as issuer, and Tyson Fresh Meats, Inc., as Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (collectively referred to herein as the “indenture”).

The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the form of base indenture, which has been filed, and the supplemental indenture, which will be filed, and in each case incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. A copy of the base indenture is, and a copy of the supplemental indenture will be, available for inspection at the office of Tyson.

As used in this section, the term “Tyson” means Tyson Foods, Inc. and does not include any subsidiary of Tyson Foods, Inc.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued by Tyson in an initial aggregate principal amount of $         . The final installment payment date will be July 15, 2017. Tyson may not redeem the amortizing notes.

Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described under “Description of Debt Securities—Book-Entry System” in the accompanying prospectus. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at Tyson’s option by check mailed to the address of the persons entitled thereto. See “Description of Debt Securities—Book-Entry System” in the accompanying prospectus.

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Tyson that may adversely affect such holders.

Ranking

Senior Indebtedness versus Amortizing Notes

The indebtedness evidenced by the amortizing notes and the senior guarantee is unsecured and will rank pari passu in right of payment with the other senior indebtedness of Tyson and the Guarantors, as the case may be. The amortizing notes are guaranteed only by the Tyson Fresh Meats, Inc., a wholly owned subsidiary of Tyson.

As of March 29, 2014, after giving pro forma effect to the Hillshire Brands Acquisition and the related financing transactions as described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” Tyson and its consolidated subsidiaries would have had outstanding, on a consolidated basis, $8,881 million of total debt, including:

(1) $1,940 million of total debt of Tyson and the Guarantor outstanding as of such date (none of which would have been secured indebtedness);

(2) $942 million of assumed debt from Hillshire Brands;

(3) $2,500.0 million under the New Term Loans; and

(4) $3,250.0 million under the New Notes.

In addition, as of such date but prior to giving pro forma effect to the Hillshire Brands Acquisition and such related financing transactions, Tyson’s subsidiaries other than the Guarantor would have had $227 million of total debt (including $59.0 million of intercompany indebtedness), none of which would have been secured indebtedness. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements.

The amortizing notes are unsecured obligations of Tyson. Any secured debt and other secured obligations of Tyson and the Guarantor are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Amortizing Notes

A substantial portion of our operations is conducted through our subsidiaries. None of our subsidiaries other than the Guarantor are guaranteeing the amortizing notes, and, as described below under “—The Senior Guarantee”, the Guarantor’s guarantee may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the amortizing notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or senior guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the amortizing notes, even if such claims do not constitute senior indebtedness. Accordingly, the amortizing notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

The Senior Guarantee

Tyson Fresh Meats, Inc., a wholly owned subsidiary of Tyson, (the “Guarantor”), will fully and unconditionally guarantee, on a senior unsecured basis, our obligations under the amortizing notes and the indenture (the “senior guarantee”). The senior guarantee may be released upon the occurrence of certain customary circumstances described below. The obligations of the Guarantor under its senior guarantee are limited as necessary to prevent that senior guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Class A Common Stock—A court may void the senior guarantee of the amortizing notes or subordinate the senior guarantee to other obligations of the Guarantors”.

If the senior guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, the Guarantor’s liability on its senior guarantee could be reduced to zero. See “Risk Factors—Risks

Related to Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Class A Common Stock—A court may void the senior guarantee of the amortizing notes or subordinate the senior guarantee to other obligations of the Guarantor”.

Pursuant to the indenture, (a) the Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other person to the extent described below under “—Limitations on Consolidations, Mergers and Sales of Assets” and (b) the capital stock of a Guarantor may be sold or otherwise disposed of to another person; provided, however, that, subject to certain exceptions, in the case of the consolidation, merger or transfer of all or substantially all the assets of the Guarantor, if such other person is not Tyson, the Guarantor’s obligations under its senior guarantee must be expressly assumed by such other person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of the Guarantor, including the sale or disposition of capital stock of the Guarantor following which such Guarantor is no longer a subsidiary of Tyson; or

(2) the sale or disposition of all or substantially all the assets of the Guarantor;

in each case, other than to Tyson or an affiliate of Tyson and as permitted by the indenture. Upon any sale or disposition described in clause (1) or (2) above, the Guarantor will be released from its obligations thereunder.

The senior guarantee of the Guarantor also will be permanently released:

(1) upon the release or discharge of all guarantees and indebtedness, as applicable, of the Guarantor outstanding as of the first date on which the amortizing notes are issued (i) under the Credit Agreement and (ii) in relation to any indebtedness of Tyson; or

(2) if we exercise our legal defeasance option or our covenant defeasance option as described under “—Discharge and Defeasance of Indenture” or if our obligations under the indenture are discharged in accordance with the terms of the indenture.

For the purposes of this section, the following definitions will apply:

“Attributable Debt” means, as to any particular lease under which any person is at the time liable, other than a capital lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by such person under such lease during the initial term of such lease as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a capital lease with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. “Attributable Debt” means, as to a capital lease under which any person is at the time liable and at any date as of which the amount of such lease is to be determined, the capitalized amount of such lease that would appear on the face of a balance sheet of such person in accordance with generally accepted accounting principles.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Commodity Price Protection Agreement” means, with respect to any person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement entered into with respect to fluctuations in commodity prices.

“Credit Agreement” means the Credit Agreement, dated as of August 9, 2012, as amended on June 27, 2014, among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank plc, CoBank, ACB, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and Barclays Bank plc, as syndication agents, and CoBank, ACB, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and RBC Capital Markets, as documentation agents, together with the related documents thereto (including any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding thereunder or under successor Credit Agreements, whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Disqualified Stock” means, with respect to any person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for capital stock of such person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the maturity of the amortizing notes; provided, however, that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such capital stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the maturity of the amortizing notes shall not constitute Disqualified Stock if any such requirement only becomes operative after compliance with such terms applicable to the amortizing notes, including the purchase of any amortizing notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such person.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the board of directors of Tyson or any committee thereof duly authorized to act on behalf of such board of directors, whose determination will be conclusive and evidenced by a resolution of such board of directors or committee thereof.

“Hedging Obligations” of any person means the obligations of such person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for.

“indebtedness” means, with respect to any person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such person and all Attributable Debt in respect of all sale and lease-back transactions entered into by such person;

(3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding any trade accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations of other persons described in clauses (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

(5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such person or, with respect to any Preferred Stock of any subsidiary of such person that is not 100% owned by such person, the principal amount of such Preferred Stock to be determined in accordance with the indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee, other than endorsements of negotiable instruments for collection in the ordinary course of business;

(7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, the net obligations pursuant to any Hedging Obligations of such person.

Notwithstanding the foregoing, in connection with the purchase by Tyson or any subsidiary of any business, the term “indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that, in the case of indebtedness sold at a discount, the amount of such indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “indebtedness” shall not include cash interest thereon.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Preferred Stock”, as applied to the capital stock of any person, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of capital stock of any other class of such person.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of Tyson within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

Installment Payments

Each amortizing note will have an initial principal amount of $        . On each January 15, April 15, July 15 and October 15, commencing on October 15, 2014 (each, an “installment payment date”), Tyson will pay, in cash, equal quarterly installments of $         on each amortizing note (except for the October 15, 2014 installment payment, which will be $         per amortizing note). Each installment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on the business day immediately preceding the related installment payment date. In the event the amortizing notes do not continue to remain in book-entry only form, Tyson will have the right to select regular record dates, which will be more than 14 days but less than 60 days prior to the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Amortization Schedule

The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
October 15, 2014	$	$
January 15, 2015	$	$
April 15, 2015	$	$
July 15, 2015	$	$
October 15, 2015	$	$
January 15, 2016	$	$
April 15, 2016	$	$
July 15, 2016	$	$
October 15, 2016	$	$
January 15, 2017	$	$
April 15, 2017	$	$
July 15, 2017	$	$

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right with respect to, or cause a merger termination redemption of, the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, or merger redemption notice, as the case may be, which will be at least 20 but not more than 45 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Settlement at Our Option” or the date of the merger redemption notice as described under “Description of the Purchase Contracts—Merger Termination Redemption,” as the case may be (and which may or may not fall on the early mandatory settlement date or merger redemption settlement date, as the case may be).

The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at an annual rate of     %; provided that, if the repurchase date falls after a regular record date for any installment payment and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date or merger redemption settlement date, as the case may be, falls on the same day as the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•	if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures;

•	the number of the withdrawn amortizing notes; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:

•	such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).

In connection with any repurchase offer pursuant to an early mandatory settlement notice or merger redemption notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

This “—Events of Default” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Events of Default” in its entirety.

The following are “Events of Default” under the indenture:

(i) the failure by Tyson and the Guarantors to pay the repurchase price of any amortizing notes when the same shall become due and payable;

(ii) the failure by Tyson and the Guarantors to pay any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days;

(iii) the failure by Tyson to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due and continuance of such failure for a period of five business days;

(iv) the failure by Tyson or the Guarantor to comply with any of its other agreements or covenants in, or provisions of, the amortizing notes, the senior guarantee or the indenture and such failure continues for the period and after the notice specified below;

(v) certain events of bankruptcy, insolvency or reorganization of Tyson or the Guarantor that is a Significant Subsidiary; or

(vi) the senior guarantee of the Guarantor, to the extent the Guarantor constitutes a Significant Subsidiary (or the senior guarantees, if any, of any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), ceases to be in full force and effect (other than in accordance with the terms of such senior guarantee) or the Guarantor denies or disaffirms its obligations under its senior guarantee other than by reason of the termination of the indenture or the release of any such senior guarantee in accordance with the indenture.

A default as described in clause (iv) above will not be deemed an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us and the trustee, of the default and we do not cure the default within 60 calendar days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

The trustee will not be charged with knowledge of any default or Event of Default or knowledge of any cure of any default or Event of Default unless an authorized officer of the trustee with direct responsibility for the administration of the indenture has received written notice of such default or Event of Default.

If an Event of Default (other than an Event of Default with respect to Tyson described in clause (v) above), shall have occurred and be continuing under the indenture, the trustee by notice to us, or the holders of at least 25 percent in principal amount of the amortizing notes then outstanding by notice to us and the trustee, may declare all amortizing notes to be due and payable immediately. Upon such declaration of acceleration, all future, scheduled installment payments on the amortizing notes will be due and payable immediately. If an Event of Default with respect to Tyson specified in clause (vi) above occurs, such an amount will become automatically and immediately due and payable without any declaration, notice or other act on the part of the trustee, Tyson, the Guarantor or any Holder.

The holders of a majority in principal amount of the amortizing notes then outstanding by written notice to the trustee and Tyson may waive any continuing default or Event of Default (other than any default or Event of Default in payment of installment payments) on the amortizing notes under the indenture. Holders of a majority in principal amount of the then outstanding amortizing notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of installment payments on the amortizing notes) if the rescission would not conflict with any judgment or decree, if all existing Events of Default (other than the non-payment of accelerated installment payments) have been cured or waived and if there has been deposited with the trustee a sum sufficient to pay its fees and expenses in connection with such Event of Default.

The holders may not enforce the provisions of the indenture, the amortizing notes or the senior guarantee except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided that such direction does not conflict with the terms of the indenture.

The trustee, within 90 calendar days after the occurrence of a default with respect to the amortizing notes, will mail to all holders, at our expense, notice of all such defaults known to the trustee, unless such defaults shall have been cured or waived before the giving of such notice. However, the trustee may withhold from the holders notice of any continuing default or Event of Default (except a default or Event of Default in payment of installment payments or repurchase price (if applicable)) if the trustee determines that withholding such notice is in the holders’ interest.

Tyson is required to deliver to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action Tyson is taking or proposes to take with respect thereto. In addition, Tyson is required to deliver to the trustee prompt written notice of the occurrence of any default or Event of Default.

Discharge and Defeasance of Indenture

This “—Discharge and Defeasance of Indenture” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in its entirety.

Tyson and the Guarantors may discharge their obligations under the amortizing notes, the senior guarantee and the indenture (with the exception of any obligations which expressly survives the terminations of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay all future, scheduled installment payments on the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.

The indenture will permit Tyson and the Guarantors to terminate all of their respective obligations under the indenture with respect to the amortizing notes and the senior guarantee, other than the obligation to pay installment payments on the amortizing notes and certain other obligations (“legal defeasance”), at any time by:

(1) depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay all future, scheduled installment payments on the amortizing notes to their maturity; and

(2) complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of Tyson’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

In addition, the indenture will permit Tyson and the Guarantors to terminate all of their obligations under the indenture with respect to certain covenants and Events of Default specified in the indenture, and the Guarantors will be released (“covenant defeasance”), at any time by:

(1) depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay all future, scheduled installment payments on the amortizing notes to their maturity; and

(2) complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

•	rights of registration of transfer and exchange of amortizing notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

•	rights of holders of the amortizing notes to receive installment payments thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	obligations of Tyson and the Guarantors to maintain an office or agency in respect of the amortizing notes.

Tyson and the Guarantors may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If Tyson and the Guarantors exercise the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an Event of Default with respect to the amortizing notes. If Tyson and the Guarantors exercise the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the sum of all future, scheduled installment payments due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Limitations on Mergers, Consolidations and Sales of Assets

This “—Limitations on Mergers, Consolidation and Sales of Assets” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Restrictions on Consolidations, Mergers and Sales of Assets” in its entirety.

The indenture will provide that neither Tyson nor the Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the amortizing notes, the senior guarantee or the indenture (as an entirety or substantially as an entirety in one transaction or in a series of related transactions), to any person (in each case other than in a transaction in which Tyson or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the person formed by or surviving such consolidation or merger (if other than Tyson or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the trustee all of the obligations of Tyson or the Guarantor, as the case may be, under the amortizing notes or the senior guarantee, as the case may be, and the indenture; and

(2) immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to:

(a) a transaction involving the sale or disposition of capital stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its senior guarantee as provided under “—The Senior Guarantee” above, or

(b) a transaction the purpose of which is to change the state of incorporation of Tyson or the Guarantor.

Modifications and Amendments

This “—Modifications and Amendments” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Modification of Indenture” in its entirety.

Tyson and the trustee may amend or supplement the indenture or the amortizing notes without notice to or the consent of any holder to:

•	cure any ambiguity, omission, defect or inconsistency in the indenture;

•	provide for the assumption of the obligations of Tyson or the Guarantor by a successor of Tyson or such Guarantor as set forth in “—Limitations on Mergers, Consolidations and Sales of Assets”;

•	comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;

•	evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee in accordance with the indenture, and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	provide for uncertificated or unregistered securities and to make all appropriate changes for such purpose; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

•	secure the amortizing notes;

•	add guarantees with respect to the amortizing notes, including any senior guarantees;

•	add to the covenants of Tyson or the Guarantor or events of default for the benefit of the holders or surrender any right or power conferred upon Tyson or the Guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	provide for the issuance of additional amortizing notes in accordance with the limitation set forth in the indenture as of the date thereof;

•	conform the provisions of the indenture, amortizing notes or the senior guarantee to any provision of this “Description of the Amortizing Notes” to the extent that such provision of the indenture, the amortizing notes or the senior guarantee was intended to be a verbatim recitation of a provision in this “Description of the Amortizing Notes”; or

•	make any amendment to the provisions of the indenture relating to the transfer and legending of amortizing notes; provided, however, that (a) compliance with the indenture as so amended would not result in amortizing notes being transferred in violation of the Securities Act of 1933, as amended, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer amortizing notes.

Without prior notice to any holders, Tyson and the trustee may amend the indenture with respect to the amortizing notes with the written consent of the holders of a majority in principal amount of the then outstanding amortizing notes, and the holders of a majority in principal amount of the then outstanding amortizing notes by written notice to the trustee may waive any past default or compliance with any provision of the indenture with respect to the amortizing notes. However, without the consent of each holder affected thereby, an amendment or waiver may not:

•	change any installment payment date or the amount owed on any installment payment date;

•	reduce the principal amount of the amortizing notes or the rate of interest thereon or change the maturity date of the amortizing notes;

•	impair the right of any holder of the amortizing notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s amortizing notes;

•	make any change in the amendment provisions of the indenture that require each holder’s consent;

•	reduce the above-stated percentage in principal amount of outstanding amortizing notes the consent of whose holders is necessary to modify or amend the indenture with respect to the amortizing notes;

•	reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture, or make any change to the indenture provision described in this sentence;

•	make any change in the ranking or priority of the amortizing notes that would adversely affect the holders;

•	make the amortizing notes payable in a currency other than that stated in the amortizing notes;

•	reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes the obligation of Tyson or the Guarantor to make such payment; or

•	make any change in, or release other than in accordance with the indenture, any senior guarantee if such change or release would adversely affect the holders.

It shall not be necessary for the consent of any holder to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver becomes effective, Tyson shall give to the holders affected thereby a notice briefly describing the amendment, supplement or waiver. Tyson will mail supplemental indentures to holders upon request. Any failure of Tyson to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Neither Tyson nor any affiliate of Tyson may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the amortizing notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Governing Law

The indenture, the amortizing notes and senior guarantee, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes and senior guarantee, for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York.

Unclaimed Funds

Any monies deposited with the trustee or any paying agent or then held by Tyson in trust for the payment of installment payments on the amortizing notes that remains unclaimed for two years after the date the payments became due and payable, shall, at Tyson’s request, be repaid Tyson or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to Tyson for payment thereof.

DESCRIPTION OF COMMON STOCK

Set forth below is a summary description of the material terms of our capital stock. The summary does not purport to be complete and such statements are qualified in their entirety by reference to our Restated Certificate of Incorporation, which is incorporated by reference into the registration statement of which this prospectus supplement forms a part as Exhibit 3.1.

We currently have issued and outstanding two classes of capital stock, Class A common stock, par value $0.10 per share, and Class B common stock, par value $0.10 per share. Our Restated Certificate of Incorporation authorizes the issuance of up to 900 million shares of each of Class A common stock and Class B common stock. The holders of Class A common stock are entitled to one vote, and the holders of Class B common stock are entitled to ten votes, for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Except as required by law, holders of Class A common stock and Class B common stock vote together as a single class; provided, however, that holders of Class A common stock and Class B common stock vote separately as a class with respect to the issuance of additional shares of Class B common stock (except in connection with stock splits and stock dividends). Holders of Class A common stock and holders of Class B common stock do not have cumulative voting rights. Holders of Class A common stock and Class B common stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be determined by our board of directors out of any funds legally available therefor; provided, however, that no cash dividend may be paid on Class B common stock unless a cash dividend is simultaneously paid on Class A common stock, and the per share amount of the cash dividend paid on Class B common stock cannot exceed 90% of the per share cash dividend simultaneously paid on Class A common stock. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions, such distributions or divisions will be in the same proportion with respect to each class of stock, but only shares of Class A common stock will be distributed with respect to Class A common stock and only shares of Class B common stock will be distributed with respect to Class B common stock. In the case of any combination or reclassification of Class A common stock, the shares of Class B common stock will also be combined or reclassified so that the relationship between the number of shares of Class B common stock and Class A common stock outstanding immediately following such combination or reclassification will be the same as the relationship between Class B common stock and Class A common stock immediately prior to such combination or reclassification.

Upon liquidation of the Company, the holders of Class A common stock and Class B common stock share ratably in the assets, if any, remaining after payment of all debts and liabilities of the Company; provided that a merger or consolidation of the Company with or into any other corporation or a sale or conveyance of all or any part of the assets of the Company (which does not in fact result in the liquidation of the Company and the distribution of assets to our stockholders) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company. Such holders do not have preemptive, conversion or redemption rights, except that each holder of Class B common stock may, at such holder’s option, and upon written notice to the Company, convert each share of Class B common stock into one fully paid and nonassessable share of Class A common stock.

Article Fourth of our Restated Certificate of Incorporation provides that the holders of the outstanding shares of Class B common stock may waive or suspend (i) certain of their rights to convert their shares of Class B common stock into shares of Class A common stock on a share-for-share basis or as provided in such stock certificates and (ii) the Company’s obligation imposed by a covenant contained in such Article to reserve and keep available for issuance shares of Class A common stock sufficient to provide for any such conversion of all outstanding shares of Class B common stock.

The transfer agent and registrar for our Class A common stock is Computershare, Inc.

DESCRIPTION OF INDEBTEDNESS

For information concerning our existing indebtedness, see our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read this information in conjunction with the other information set forth in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

In addition, we intend to obtain or otherwise incur up to approximately $5,750.0 million of indebtedness to fund the Hillshire Brands Acquisition, and pay related fees and expenses, which we refer to in this prospectus supplement as the “Debt Financings.” We currently expect that the Debt Financings will include:

•	three-year and five-year senior unsecured term loans in an aggregate principal amount of up to approximately $2,500.0 million, which we refer to in this prospectus supplement as the “New Term Loans”; and

•	one or more series of senior unsecured notes in an aggregate principal amount of up to approximately $3,250.0 million, which we refer to in this prospectus supplement as the “New Notes.”

On June 27, 2014, we also amended our existing revolving credit facility to, among other things, permit the Hillshire Brands Acquisition without resulting in the occurrence of a default or event of default under that facility. However, we do not expect to draw under this facility to fund any portion of the Hillshire Brands Acquisition.

New Term Loans

On July 15, 2014, we entered into a Term Loan Agreement (the “Term Loan Agreement”) with the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as syndication agent. The Term Loan Agreement will govern the New Term Loans, and provides for total term loan commitments consisting of:

•	a $1,306.25 million 3-Year Tranche Facility,

•	a $593.75 million 5-Year A Tranche Facility and

•	a $600.0 million 5-Year B Tranche Facility.

The lenders party to the Term Loan Agreement will be obligated to make initial loans under the Term Loan Agreement upon the satisfaction of certain conditions, including but not limited to (i) the satisfaction or waiver of the Offer Conditions (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement, (ii) the absence of a material adverse effect change with respect to Hillshire Brands since June 29, 2013, (iii) the truth and accuracy of the Acquisition Agreement Representations and the Specified Representations (each as defined in the Term Loan Agreement), (iii) the receipt of certain certificates and organizational documents and (iv) the delivery by the Company of certain financial statements.

Borrowings under the Term Loan Agreement will be unsecured and will be unconditionally guaranteed by Tyson Fresh Meats, Inc., a wholly-owned subsidiary of ours. Borrowings under the 3-Year Tranche Facility will mature on the third anniversary of the date on which lenders are obligated to make initial loans under the Term Loan Agreement (the “Term Loan Initial Closing Date”), and borrowings under each of the 5-Year A Tranche Facility and the 5-Year B Tranche Facility will mature on the five-year anniversary of the Term Loan Initial Closing Date.

Borrowings under the Term Loan Agreement will bear interest at a rate per annum equal to, at our option, (i) the highest of (a) the Prime Rate (as defined in the Term Loan Agreement) of Morgan Stanley Senior Funding, Inc., (b) the federal funds effective rate plus 0.5% and (c) the Eurocurrency Rate plus 1.0% per annum, or (ii) the Eurocurrency Rate, in each case plus an applicable spread that will depend on the Credit Ratings, as set forth in the Pricing Schedule appended to the Term Loan Agreement.

Each lender under the Term Loan Agreement is entitled to a commitment fee payable quarterly in arrears at a rate equal to 0.175% per annum of the daily average undrawn commitment of that lender, accruing from and including July 15, 2014 to but excluding the date on which all commitments under the Term Loan Agreement are terminated.

The Term Loan Agreement contains certain covenants, including, but not limited to, limitations on liens; swap agreements (with exceptions for certain swap agreements entered into to hedge or mitigate risks to which the Company or a subsidiary has actual exposure); mergers, consolidations, liquidations and dissolutions; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business. In addition, the Term Loan Agreement (i) limits the ratio of our debt to capitalization to a maximum of 0.65 to 1.0 from the Term Loan Initial Closing Date through the first fiscal quarter thereafter, and otherwise a maximum of 0.60 to 1.0, and (ii) requires the ratio of our EBITDA to interest to be at least 3.75 to 1.0.

The Term Loan Agreement contains customary events of default, including, but not limited to, non-payment of obligations under the Term Loan Agreement, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of the guarantee to remain in full force and effect.

The foregoing description of the Term Loan Agreement is summary in nature and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is attached as Exhibit 10.2 of our Current Report on Form 8-K dated July 17, 2014, and incorporated herein by reference.

New Notes

We expect the New Notes to be issued pursuant to one or more separate offerings. We expect the New Notes to have terms generally consistent with our existing senior notes, except that we expect that the New Notes will contain a special redemption requirement if the Hillshire Brands Acquisition is not consummated by a specified date. However, if any of the financing transactions are not completed or the aggregate net proceeds from the financing transactions are less than the amounts indicated in the section entitled “Use of Proceeds,” and we are unable to obtain such additional financing prior to consummation of the Hillshire Brands Acquisition, we have obtained committed financing in the form of a 364-day bridge agreement as described below.

364-Day Bridge Agreement

On July 15, 2014, we entered into a 364-Day Bridge Term Loan Agreement (the “Bridge Agreement”) with the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as syndication agent. The Bridge Agreement provides for total term loan commitments in an aggregate principal amount of $5,700.0 million.

The lenders party to the Bridge Agreement will be obligated to make initial loans under the Bridge Agreement upon the satisfaction of certain conditions, including but not limited to (i) the satisfaction or waiver of the Offer Conditions (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement, (ii) the absence of a material adverse effect change with respect to Hillshire Brands since June 29, 2013, (iii) the truth and accuracy of the Acquisition Agreement Representations and the Specified Representations (each as defined in the Bridge Agreement), (iii) the receipt of certain certificates and organizational documents and (iv) the delivery by the Company of certain financial statements.

The Bridge Agreement provides that the commitments thereunder will be automatically reduced on a dollar-for-dollar basis by, among other things, (i) the net proceeds of this offering and the concurrent tangible equity units offering or offerings of other equity securities or equity-linked securities (subject to certain exceptions), (ii) the net proceeds of certain other debt for borrowed money (subject to certain exceptions) and certain debt securities offerings, (iii) the committed amount of commitments of certain term loan facilities (or, without duplication, the net proceeds of certain term loan facilities other than the New Term Loans) and (iv) the net proceeds of certain asset sales in excess of $100 million.

Borrowings under the Bridge Agreement, if any, will be unsecured, will be unconditionally guaranteed by Tyson Fresh Meats, Inc., a wholly-owned subsidiary of ours, and will mature on the date that is 364 days after the date on which lenders are obligated to make initial loans under the Bridge Agreement (the “Bridge Initial Closing Date”).

Borrowings under the Bridge Agreement, if any, will bear interest at a rate per annum equal to, at the option of the Company, (i) the highest of (a) the Prime Rate (as defined in the Bridge Agreement), (b) the federal funds effective rate plus 0.5% and (c) a rate based on certain rates offered for U.S. dollar deposits in the London interbank market (the “Eurocurrency Rate”) plus 1.0% per annum, or (ii) the Eurocurrency Rate, in each case plus an applicable spread that will depend on the Company’s credit ratings by each of S&P, Moody’s and Fitch (collectively, the “Credit Ratings”) and the amount of time that the loans under the Bridge Agreement remain outstanding from the Bridge Initial Closing Date, as set forth in the Pricing Schedule appended to the Bridge Agreement.

Each lender under the Bridge Agreement is entitled to a commitment fee, payable quarterly in arrears, accruing at an applicable rate per annum (the “Commitment Fee Rate”) of that lender’s daily average undrawn commitment from and including July 15, 2014 to but excluding the date on which all commitments under the Bridge Agreement are terminated. The Commitment Fee Rate varies based on the Credit Ratings. If the Credit Ratings are at least BBB- and Baa3 and BBB- for S&P, Moody’s and Fitch, respectively, the Commitment Fee Rate is equal to 0.175%. If the Credit Ratings are less than BBB- or Baa3 or BBB- for S&P, Moody’s and Fitch, respectively, the Commitment Fee Rate is 0.250%.

In addition, the Company will be required to pay each lender duration fees on the dates that are 90 days, 180 days and 270 days after the Bridge Initial Closing Date, which fees will be equal to an applicable rate per annum (the “Duration Fee Rate”) of the aggregate principal amount of loans and undrawn commitments of such lender outstanding under the Bridge Agreement on such dates. The Duration Fee Rate varies based on the Credit Ratings. If the Credit Ratings are at least BBB- and Baa3 and BBB- for S&P, Moody’s and Fitch, respectively, the Duration Fee Rate is equal to (x) at 90 days after the Bridge Initial Closing Date, 0.50%, (y) at 180 days after the Bridge Initial Closing Date, 0.75% and (z) at 270 days after the Bridge Initial Closing Date, 1.00%. If the Credit Ratings are less than BBB- or Baa3 or BBB- for S&P, Moody’s and Fitch, respectively, the Duration Fee Rate is equal to (x) at 90 days after the Bridge Initial Closing Date, 0.75%, (y) at 180 days after the Bridge Initial Closing Date, 1.00% and (z) at 270 days after the Bridge Initial Closing Date, 1.50%.

The Bridge Agreement contains certain covenants, including, but not limited to, limitations on liens; swap agreements (with exceptions for certain swap agreements entered into to hedge or mitigate risks to which the Company or a subsidiary has actual exposure); mergers, consolidations, liquidations and dissolutions; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business. In addition, the Bridge Agreement (i) limits the ratio of our debt to capitalization to a maximum of 0.65 to 1.0 from the Bridge Initial Closing Date through the first fiscal quarter thereafter, and otherwise a maximum of 0.60 to 1.0, and (ii) requires the ratio of our EBITDA to interest to be at least 3.75 to 1.0.

The Bridge Agreement contains customary events of default, including, but not limited to, non-payment of obligations under the Bridge Agreement, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of the guarantee to remain in full force and effect.

The foregoing description of the Bridge Agreement is summary in nature and is qualified in its entirety by reference to the Bridge Agreement, a copy of which is attached as Exhibit 10.1 of our Current Report on Form 8-K dated July 17, 2014, and incorporated herein by reference.

Although we do not currently expect to make any borrowings under the Bridge Agreement, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Bridge Agreement if any of the financing transactions are not completed or generate significantly less net proceeds than contemplated by this prospectus supplement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income and, to a limited extent, estate tax consequences of the purchase, ownership and disposition of Units, amortizing notes and the purchase contracts that are the components of a Unit and shares of our Class A common stock acquired under a purchase contract.

This summary deals only with Units, amortizing notes, purchase contracts and Class A common stock held as capital assets by a holder who purchases the Units upon original issuance at their initial offering price. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•	holding Units, amortizing notes, purchase contracts or Class A common stock as part of a “straddle” or integrated transaction;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity; or

•	an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as partnership for U.S. federal income tax purposes holds the Units, amortizing notes, purchase contracts or Class A common stock, the tax treatment of a partner and the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Units, amortizing notes, purchase contracts or Class A common stock, you should consult your tax advisor.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below.

This summary does not address all aspects of U.S. federal income and estate taxes and does not discuss the potential application of the alternative minimum or Medicare contribution tax, and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their personal circumstances. If you are considering the purchase, ownership or disposition of the Units, amortizing notes, purchase contracts or Class A common stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of Tyson for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a “U.S. holder” (as defined below under “U.S. Holders”) you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a “non-U.S. holder” (as defined below under “Non-U.S. Holders”), payments of principal and interest made to you on the amortizing notes could be subject to U.S. withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, the purchase contracts could be treated as Tyson stock on the date of issuance, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a holder’s holding period for the Class A common stock received under a purchase contract would include the period during which the U.S. holder held the purchase contract.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the Internal Revenue Service (“IRS”) will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments will be respected for U.S. federal income tax purposes.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Units, amortizing notes, purchase contracts or Class A common stock.

As used herein, the term “U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or Class A common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Allocation of Purchase Price of the Units

The purchase price of each Unit will be allocated between the amortizing note and the purchase contract in proportion to their respective fair market values at the time of purchase. Based on the purchase price of each Unit, we intend to allocate             for the amortizing note and             for the purchase contract. Such allocation is binding on you (but not the IRS) and will establish your initial tax basis in the amortizing note and the purchase contract unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units. The remainder of this discussion assumes that this allocation of purchase price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Payments of Interest and Principal on the Amortizing Notes

Stated interest on an amortizing note will be includible in your gross income as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of tax accounting, and payments on the notes other than stated interest will reduce your basis with respect to such amortizing note.

Purchase Contracts

Acquisition of Class A Common Stock under a Purchase Contract

You generally will not recognize gain or loss on the acquisition of Class A common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of Class A common stock. Your aggregate initial tax basis in the Class A common stock acquired under a purchase contract will equal your tax basis in the purchase contract less any such tax basis allocable to a fractional share. The holding period for Class A common stock received under a purchase contract will commence on the day after the Class A common stock is acquired.

Constructive Distributions

You will be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the fixed settlement rates would not be considered made pursuant to such a formula if the adjustment were made to compensate you for taxable distributions with respect to our Class A common stock (for example, if we increase the cash dividend on our Class A common stock). Certain of the possible settlement rate adjustments (including, without limitation, as discussed in “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules, as described immediately below.

Distributions on Class A Common Stock Acquired under a Purchase Contract

Any distribution on our Class A common stock, other than certain pro rata distribution of shares of common stock, paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. Non-corporate U.S. holders that receive dividends on our Class A common stock are eligible for a reduced rate of taxation if certain holding period and other requirements are satisfied. Any distributions on our Class A common stock in excess of our current and accumulated earnings and profits will first be applied to reduce your tax basis in the Class A common stock, and any amount in excess of your tax basis will be treated as gain from the sale or exchange of your Class A common stock, as described immediately below.

Sale Exchange or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or shares of Class A Common Stock

Upon the sale, exchange or other taxable disposition of a purchase contract, amortizing note or share of our Class A common stock, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. holder’s adjusted tax basis in the purchase contract, amortizing note or share of stock, as the case may be. The amount realized with respect to an amortizing note will not include amounts attributable to accrued and unpaid interest, which will be subject to tax as described above under “—Payments of Interest and Principal on the Amortizing Notes”

Gain or loss realized on the sale, exchange or other disposition of a purchase contract, amortizing note or share of Class A common stock will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or other disposition the purchase contract, amortizing note or share of stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Upon the sale, exchange or other disposition of a Unit, a U.S. holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a unit will be allocated between the purchase contract and amortizing note in proportion to their relative fair market values at such time. As a result, a U.S. holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments on the amortizing notes, the purchase contracts and Class A common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or have been notified by the IRS that you are subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion applies only to non-U.S. holders. As used herein, a “non-U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or Class A common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes. As discussed above under “—Characterization of Units and Amortizing Notes”, this discussion assumes that a Unit is treated as two separate instruments and different tax consequences would apply if the Unit was treated as a single instrument.

Payments on the Amortizing Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding” and—FATCA Withholding Taxes,” a 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest on the amortizing notes, provided that in the case of interest you meet the following requirements of the portfolio interest exemption:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all of Tyson’s voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to Tyson through stock ownership; and

•	(a) you provide your name and address on an applicable IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your Units or amortizing notes through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide the withholding agent with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the amortizing notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, in which case the interest will be subject to tax as described below under “—Effectively Connected Income.”

Acquisition of Class A Common Stock under a Purchase Contract

You generally will not recognize gain or loss on the purchase of Class A common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of Class A common stock, which will be taxed only if the circumstances described below under “—Sale, Exchange, or Other Taxable Disposition of the Units, Amortizing Notes, Purchase Contracts or Class A Common Stock” are satisfied.

Dividends and Other Distributions with Respect to Our Class A Common Stock and Purchase Contracts

Any distribution on our Class A common stock generally will be treated as a dividend to a non-U.S. holder to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the Class A common stock and thereafter as gain from the sale or exchange of that stock and will be treated as described below under “—Sale, Exchange, or Other Taxable Disposition of the Units, Amortizing Notes, Purchase Contracts or Class A Common Stock.”

We will generally withhold tax at a 30% rate on dividends paid on Class A common stock acquired under a purchase contract and any constructive distributions resulting from certain adjustments, or failure to make adjustments, to the settlement rate of the purchase contracts (see “—U.S. Holders—Constructive Distributions and Dividends”) or such lower rate as may be specified by an applicable income tax treaty. It is possible that U.S. withholding tax on deemed dividends would be withheld from any interest or other amounts paid to a non-U.S. holder. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to tax as described below under “—Effectively Connected Income.”

Sale, Exchange, or Other Taxable Disposition of the Units, Amortizing Notes, Purchase Contracts or Class A Common Stock

Upon a disposition of Units, you will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units. Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding Taxes,” any gain that you realize on the sale, exchange, or other disposition of the amortizing notes, purchase contracts or Class A common stock (or cash paid in lieu of a fractional share of Class A common stock) acquired under the purchase contract generally will not be subject to U.S. federal income tax, unless:

•	the gain is effectively connected with the conduct of a trade or business by you in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to tax as described below under “—Effectively Connected Income”;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•	in the case of a sale or other taxable disposition of Units, purchase contracts or Class A common stock, we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and certain other conditions are met. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Effectively Connected Income

If a non-U.S. holder is engaged in a trade or business in the United States, the non-U.S. holder will generally be taxed in the same manner as a U.S. holder (see “U.S. Holders” above) on payments on the amortizing notes, payments on the Class A common stock and gain recognized on a sale or other disposition of Units, purchase contracts, amortizing notes or Class A common stock that is effectively connected with the conduct of the trade or business, subject to an applicable income tax treaty providing otherwise. These non-U.S. holders are urged to consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Units, purchase contracts, amortizing notes and Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on their effectively connected earnings and profits (subject to certain adjustments).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the amortizing notes and on the Class A common stock. Unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or Class A common stock and the non-U.S. holder may be subject to U.S. backup withholding on payments on the amortizing notes and on the Class A common stock or on the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or Class A common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of U.S.-source dividends and interest and sales or redemption proceeds (beginning in 2017) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the Units.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the amortizing notes beneficially owned by you at the time of your death, provided that any payments made to you on the amortizing notes would be eligible for exemption from the 30% withholding tax under the rules described above under “—Payments on the Amortizing Notes” without regard to the certification requirement described in the fourth bullet point regarding portfolio interest.

Class A common stock acquired under a purchase contract and owned by you at the time of your death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. The purchase contract owned by you at the time of your death may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them the number of Units indicated below:

Name	Number of Units
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Total:	30,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the Units subject to their acceptance of the Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Units offered by this prospectus supplement if any such Units are taken.

Eight of our directors and officers and the Tyson Limited Partnership (of which 33.33% and 11.115% is controlled by our chairman John Tyson and director Barbara Tyson, respectively) have indicated that they intend to purchase an aggregate of approximately 758,400 Units in this offering. Such purchases will be made on the same terms and conditions as purchases by nonaffiliated investors and with a view toward investment, not resale.

The underwriters initially propose to offer the Units directly to the public at the offering price listed on the cover page of this prospectus supplement and to certain dealers. After the initial offering of the Units, the offering price and other selling terms may from time to time be varied by the representatives. Any Units sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $         per unit.

The underwriters do not have the option to purchase additional Units to cover over-allotments or otherwise.

The following table shows the per unit and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions to be paid by us:	$	$
Proceeds, before expenses, to us	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.5 million.

We will apply to list the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units. If the Units are approved for listing, we expect trading on the New York Stock Exchange to begin within 30 calendar days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “TSN.”

We have agreed that during a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, subject to the immediately succeeding sentence, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Class A common stock, whether any such swap or other agreement or transaction described in clause (i) or (ii) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply (i) to the Units being offered hereby, (ii) to shares of Class A common stock issued or sold by us in connection with this offering or our concurrent Class A common stock offering as described in this prospectus supplement, (iii) to any issuance or transfer of shares of Class A common stock (restricted or otherwise), stock options, stock units and performance shares pursuant to any existing employee benefits plans or director compensation plans of the Company that is described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein, or (iv) to any issuance or transfer of shares of Class A common stock upon the exercise of stock options outstanding on the date of this prospectus supplement under existing employee benefit plans or director compensation plans of the Company that is described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein.

In addition, each of our directors and executive officers and the Tyson Limited Partnership has agreed that, during a period of 60 days from the date of this prospectus supplement, he, she or it will not, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our Class A common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or any securities convertible into or exchangeable or exercisable for Class A common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “lock-up securities”), or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the lock-up securities, whether any such swap or other agreement or transaction is to be settled by delivery of Class A common stock or other securities, in cash or otherwise; provided that the foregoing shall not prohibit his or her pledge of lock-up securities as security for a loan or line of credit to the extent described under “Security Ownership of Management” in our proxy statement on Schedule 14A filed on December 20, 2013.

The restrictions described in the immediately preceding paragraph do not apply to:

•	any acquisition of shares of Class A common stock, restricted or otherwise, stock options, stock units and performance shares from the Company pursuant to any existing employee benefit plans or director compensation plans of the Company that is described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein, provided that in the case of this first bullet, (i) such shares of Class A common stock are subject to the provisions of the lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership, is required or voluntarily made,

•

any acquisition of shares of Class A common stock issued by us the relevant director or officer upon the exercise of stock options outstanding on the date of this prospectus supplement or the vesting or conversion of restricted stock, stock units and performance shares outstanding on the date of this prospectus supplement (and any corresponding transfers of Class A common stock to us, the proceeds of which will be used to cover the tax liability resulting from any such vesting) under existing employee benefit plans or director compensation plans of the Company that is described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein, provided that in the case of this second bullet, (i) such shares of Class A common stock are subject to the provisions of the lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership, is required or voluntarily made,

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of Class A common stock, provided that in the case of this third bullet, (i) such plan does not provide for the transfer of Class A common stock during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the relevant director or officer or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the lock-up period, and

•	subject to the conditions below, a transfer of shares of Class A common stock or options to purchase shares of Class A common stock without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, provided that, in the case of this fourth bullet, (A) Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC receive a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (B) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (C) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers as a bona fide gift or gifts, or to any trust, partnership or limited liability company the beneficiaries of which are exclusively the undersigned or a member of the immediate family of the undersigned, including grandchildren, or which occurs by operation of law, such as the rules of intestate succession.

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Units. Specifically, the underwriters may sell more Units than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Units in the open market to stabilize the price of the Units. These activities may raise or maintain the market price of the Units above independent market levels or prevent or retard a decline in the market price of the Units. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular (i) an affiliate of Morgan Stanley & Co. LLC is a lender, and affiliates of J.P. Morgan Securities LLC are administrative agent, joint lead arranger and lender, under our existing revolving credit facility, (ii) affiliates of Morgan Stanley & Co. LLC are administrative agent, lead arranger and bookrunner and affiliates of J.P. Morgan Securities LLC are lead arranger, bookrunner and syndication agent under each of our Term Loan Agreement and Bridge Agreement provided in connection with the Hillshire Brands Acquisition, (iii) JPMorgan Chase Bank, NA, an affiliate of J.P. Morgan Securities LLC, is acting as escrow agent for the escrow account into which the net proceeds of this offering and the concurrent Class A common stock offering (net of our good faith estimate of offering fees and expenses) will be placed pending release upon consummation of, and to partially fund, the Hillshire Brands Acquisition, (iv) affiliates of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC were engaged as financial advisors in connection with the Hillshire Brands Acquisition and (v) certain of the underwriters in this offering are also underwriters in our concurrent Class A common stock offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Units may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Units may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Units shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase any Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Units in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Units offered hereby and certain other legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Tyson Foods, Inc. for the year ended September 28, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of The Hillshire Brands Company included in Exhibit 99.1 of Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Tyson Foods, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

Purchase Contracts

Units

Tyson Foods, Inc. may offer from time to time Class A common stock, preferred stock, debt securities, warrants, purchase contracts or units. The debt securities may consist of debentures, notes or other types of debt and any guarantees thereof will be issued by Tyson Fresh Meats, Inc., a subsidiary of Tyson. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. We will provide the specific terms of any offering of these securities, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these securities on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will be the public offering price of those securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those securities.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2014.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “Tyson,” “we,” “us,” and “our” refer to Tyson Foods, Inc. and its subsidiaries.

i

OUR COMPANY

We are one of the world’s largest meat protein companies and the second-largest food production company in the Fortune 500 with one of the most recognized brand names in the food industry. We produce, distribute and market chicken, beef, pork, prepared foods and related allied products. Our operations are conducted in five segments: Chicken, Beef, Pork, Prepared Foods and International. Some of the key factors influencing our business are customer demand for our products; the ability to maintain and grow relationships with customers and introduce new and innovative products to the marketplace; accessibility of international markets; market prices for our products; the cost and availability of live cattle and hogs, raw materials, grain and feed ingredients; and operating efficiencies of our facilities.

We operate a fully vertically integrated poultry production process. Our integrated operations consist of breeding stock, contract growers, feed production, processing, further-processing, marketing and transportation of chicken and related allied products, including animal and pet food ingredients. Through our wholly-owned subsidiary, Cobb-Vantress, Inc., we are one of the leading poultry breeding stock suppliers in the world. Investing in breeding stock research and development allows us to breed into our flocks the characteristics found to be most desirable.

We also process live fed cattle and hogs and fabricate dressed beef and pork carcasses into primal and sub-primal meat cuts, case ready beef and pork and fully-cooked meats. In addition, we derive value from allied products such as hides and variety meats sold to further processors and others.

We produce a wide range of fresh, value-added, frozen and refrigerated food products. Our products are marketed and sold primarily by our sales staff to grocery retailers, grocery wholesalers, meat distributors, warehouse club stores, military commissaries, industrial food processing companies, chain restaurants or their distributors, international export companies and domestic distributors who serve restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Additionally, sales to the military and a portion of sales to international markets are made through independent brokers and trading companies.

We commenced business in 1935, were incorporated in Arkansas in 1947, and were reincorporated in Delaware in 1986. Our Class A common stock is traded on the New York Stock Exchange under the symbol “TSN.”

During the second quarter of fiscal 2014, we began reporting our International operations as a separate segment, which was previously included in our Chicken segment. All amounts in this prospectus supplement reflect this reclassification, and all references to our Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 shall be deemed to include the reclassified amounts set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 28, 2014.

Our principal executive offices are located at 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999, and our telephone number at that address is (479) 290-4000. Our website is located at http://www.tysonfoods.com. Information on our website is not part of this prospectus or any accompanying prospectus supplement.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and information incorporated by reference after the date of this prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any free writing prospectus, together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Class A common stock is listed and traded on the New York Stock Exchange, or “NYSE.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available at our website at http://ir.tyson.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, including those portions of our Definitive Proxy Statement on Schedule 14A filed on December 20, 2013 that are specifically incorporated by reference into such Annual Report on Form 10-K (except for Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, which were superseded by Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, respectively, included in the Current Report on Form 8-K filed on July 28, 2014);

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Our Quarterly Reports on Form 10-Q for the quarters ended December 28, 2013 (except for Part I, Items 1 and 2, which were superseded by Part I, Items 1 and 2, respectively, included in the Current Report on Form 8-K filed on July 28, 2014) and March 29, 2014;

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Our Current Reports on Form 8-K filed with the SEC on February 4, 2014, June 4, 2014, June 10, 2014, July 1, 2014, July 2, 2014, July 17, 2014 and July 28, 2014 (except for Item 2.02 and the related Exhibit 99.1); and

•	Our Registration Statement on Form 8-A dated October 14, 1997.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Investor Relations Department

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, AR 72762-6999

(479) 290-4524

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2014, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the year ended September 28, 2013 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should refer to the “Risk Factors” section of this prospectus and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended March 29, 2014	Fiscal Years
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(a)	8.80	6.71	4.58	4.48	4.38	(b	)

(a)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income taxes, fixed charges, and amortization of capitalized interest, but excludes equity method investment earnings and capitalized interest. “Fixed charges” consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense) and (iii) amortization of debt discount and expense.
(b)	In fiscal 2009, our earnings were insufficient to cover our fixed charges by $540.0 million.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference into the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our Annual Report on Form 10-K for the year ended September 28, 2013. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you. In this “Description of Capital Stock,” unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer to Tyson Foods, Inc. and not any of its subsidiaries.

Capital Stock

We currently have issued and outstanding two classes of capital stock, Class A common stock, par value $0.10 per share, and Class B common stock, par value $0.10 per share. Our Restated Certificate of Incorporation authorizes the issuance of up to 900 million shares of each of Class A common stock and Class B common stock. The holders of Class A common stock are entitled to one vote, and the holders of Class B common stock are entitled to ten votes, for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Except as required by law, holders of Class A common stock and Class B common stock vote together as a single class; provided, however, that holders of Class A common stock and Class B common stock vote separately as a class with respect to the issuance of additional shares of Class B common stock (except in connection with stock splits and stock dividends). Holders of Class A common stock and holders of Class B common stock do not have cumulative voting rights. Holders of Class A common stock and Class B common stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be determined by our board of directors out of any funds legally available therefor; provided, however, that no cash dividend may be paid on Class B common stock unless a cash dividend is simultaneously paid on Class A common stock, and the per share amount of the cash dividend paid on Class B common stock cannot exceed 90% of the per share cash dividend simultaneously paid on Class A common stock. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions, such distributions or divisions will be in the same proportion with respect to each class of stock, but only shares of Class A common stock will be distributed with respect to Class A common stock and only shares of Class B common stock will be distributed with respect to Class B common stock. In the case of any combination or reclassification of Class A common stock, the shares of Class B common stock will also be combined or reclassified so that the relationship between the number of shares of Class B common stock and Class A common stock outstanding immediately following such combination or reclassification will be the same as the relationship between Class B common stock and Class A common stock immediately prior to such combination or reclassification.

Upon liquidation of the Company, the holders of Class A common stock and Class B common stock share ratably in the assets, if any, remaining after payment of all debts and liabilities of the Company; provided that a merger or consolidation of the Company with or into any other corporation or a sale or conveyance of all or any part of the assets of the Company (which does not in fact result in the liquidation of the Company and the distribution of assets to our stockholders) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company. Such holders do not have preemptive, conversion or redemption rights, except that each holder of Class B common stock may, at such holder’s option, and upon written notice to the Company, convert each share of Class B common stock into one fully paid and nonassessable share of Class A common stock.

Article Fourth of our Restated Certificate of Incorporation provides that the holders of the outstanding shares of Class B common stock may waive or suspend (i) certain of their rights to convert their shares of Class B common stock into shares of Class A common stock on a share-for-share basis or as provided in such stock certificates and (ii) the Company’s obligation imposed by a covenant contained in such Article to reserve and keep available for issuance shares of Class A common stock sufficient to provide for any such conversion of all outstanding shares of Class B common stock.

The transfer agent and registrar for our Class A common stock is Computershare, Inc.

Our Class A common stock is listed on the NYSE under the symbol “TSN.”

Preferred Stock

When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and will also be subject to our Restated Certificate of Incorporation.

The transfer agent for each series of preferred stock will be described in the relevant prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we may issue will constitute either senior or subordinated debt of the Company. Any debt securities that are sold may be exchangeable for and/or convertible into Class A common stock or any other securities that may be sold under this prospectus. Any debt securities will be issued under an indenture dated as of June 1, 1995, as supplemented (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank, N.A.)), as Trustee (the “Trustee”), or one or more separate indentures between the Company and a designated trustee. We will include a prospectus supplement on the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities.

The following is a summary of the Indenture under which senior debt securities may be issued. The following statements are subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to the registration statement of which this prospectus is a part. The Indenture is also available for inspection at the office of the Trustee. Section references are to the Indenture. The following summarizes the material terms of the Indenture; however, the following summaries of certain provisions of the Indenture are not complete. Wherever particular provisions of the Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries or terms, which are qualified in their entirety by such reference to the provisions of the Indenture. Definitions of certain terms used in this “Description of Debt Securities” may be found below under “—Certain Definitions.” In this “Description of Debt Securities,” unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer to Tyson Foods, Inc. and not any of its subsidiaries.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture and provides that the debt securities may be issued from time to time in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board of Directors or any duly authorized officer. The debt securities will be direct, unsecured and unsubordinated obligations of the Company and will rank on a parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness. Except as described under “Certain Covenants,” the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The Company’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any subsidiary upon the latter’s liquidation or reorganization or otherwise are effectively subordinated to the claims of the subsidiary’s creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.

The debt securities may be guaranteed by one or more of the wholly-owned domestic subsidiaries of the Company (each a “Subsidiary Guarantor”), as described in the applicable prospectus supplement that accompanies this prospectus. Each guarantee of the debt securities will be a general obligation of the Subsidiary Guarantor and will rank on a parity with the other unsecured and unsubordinated indebtedness of the Subsidiary Guarantor. The guarantees will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantors, to the extent of the value of the collateral securing such indebtedness.

The particular terms of a series of debt securities will be set forth in an officers’ certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the Indenture as supplemented by any officers’ certificate or supplemental indenture because the Indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

The prospectus supplement which accompanies this prospectus will set forth where applicable the following terms of and information relating to the debt securities in respect of which this prospectus is being delivered (“Offered Securities”):

•	the designation of the Offered Securities;

•	the aggregate principal amount of the Offered Securities;

•	the date or dates on which principal of, and premium, if any, on the Offered Securities is payable;

•

the rate or rates at which the Offered Securities shall bear interest, if any, or the method by which such rate shall be determined, and the basis on which interest shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest will accrue and on which such interest will be payable and the related record dates;

•	if the Offered Securities will be guaranteed by one or more of the subsidiaries of the Company;

•	if other than the offices of the Trustee, the place where the principal of and any premium or interest on the Offered Securities will be payable;

•	any redemption, repayment or sinking fund provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the Offered Securities will be issuable;

•	if other than the principal amount of such debt security, the portion of the principal amount due upon acceleration;

•	if other than U.S. dollars, the currency or currencies (including composite currencies) in which the Offered Securities are denominated or payable;

•	whether the Offered Securities shall be issued in the form of a global security or securities;

•	if applicable, a discussion of any material United States federal income tax considerations;

•	any other specific terms of the Offered Securities; and

•	the identity of any trustees, depositories, authenticating or paying agents, transfer agents or registrars with respect to the Offered Securities. (Section 2.3)

The debt securities will be issued either in certificated, fully registered form, without coupons, or as global securities under a book-entry system, as specified in the accompanying prospectus supplement. See “Form of Securities.”

Unless otherwise specified in the accompanying prospectus supplement, principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange. (Sections 2.7, 4.1 and 4.2)

Unless otherwise specified in the accompanying prospectus supplement, interest on any series of debt securities will be payable on the interest payment dates set forth in the accompanying prospectus supplement to the persons in whose names the debt securities are registered at the close of business on the related record date and will be paid, at the option of the Company, by wire transfer or by checks mailed to such persons. (Sections 2.7 and 4.1)

If the debt securities are issued as Original Issue Discount Securities (as defined in the Indenture) bearing no interest or interest at a rate which at the time of issuance is below market rates and are to be sold at a substantial discount below their stated principal amount, the other special considerations applicable to such Original Issue Discount Securities will be generally described in the prospectus supplement.

Unless otherwise described in the accompanying prospectus supplement, there are no covenants or provisions contained in the Indenture which afford the holders of the debt securities protection in the event of a highly leveraged transaction involving the Company. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

Certain Covenants

Restrictions on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary (as defined below) to, create, incur or suffer to exist any mortgage or pledge, as security for any indebtedness, on or of any shares of stock, indebtedness or other obligations of a Subsidiary (as defined below) or any Principal Property (as defined below) of the Company or a Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the Indenture or acquired after the date of the Indenture, unless the Company secures or causes such Restricted Subsidiary to secure the outstanding debt securities equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured. This covenant will not apply in the case of:

(i) the creation of any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 180 days after such acquisition, to secure or provide for the payment or financing of any part of the purchase price of such acquisition, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption of such mortgage, pledge or other liens, provided that every such mortgage, pledge or lien referred to in this clause (i) will attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements on such Principal Property;

(ii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of this Indenture;

(iii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary;

(iv) any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

(v) any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations; and

(vi) any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses (i) through (v),

provided, in the case of a mortgage, pledge or other lien permitted under clause (i), (ii) or (iv), the indebtedness secured is not increased nor the lien extended to any additional shares of stock, indebtedness or other obligations of a Subsidiary or any additional Principal Property.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume liens in addition to those permitted by this paragraph, and renew, extend or replace such liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect to such creation, assumption, renewal, extension or replacement, Exempted Debt (as defined below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below). (Section 4.3)

Restrictions on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of such property, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period (i) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions described above under “—Restrictions on Liens,” to create a mortgage on the property to be leased securing Funded Debt (as defined below) in an amount equal to the Attributable Debt (as defined below) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding debt securities or (ii) if (A) the Company promptly informs the Trustee of such transaction, (B) the net proceeds of such transaction are at least equal to the fair value (as determined by board resolution of the Company) of such property and (C) the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the debt securities); provided further that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Company (which may include the outstanding debt securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not previously tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an officers’ certificate (which will be delivered to the Trustee and each paying agent and which need not contain the statements prescribed by the second paragraph of Section 10.4 of the Indenture) stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as provided in the Indenture. If the Company shall so deliver debentures or notes to the applicable trustee and the Company shall duly deliver such officers’ certificate, the amount of cash which the Company will be required to apply to the retirement of Funded Debt under this provision of the Indenture shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount of such debentures or notes to be due and payable upon a declaration of the maturity of such debentures or notes, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity of such debentures or notes pursuant to the terms of the Indenture pursuant to which such debentures or notes were issued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this paragraph and without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect to such transactions, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets. (Section 4.4)

Certain Definitions

The term “Attributable Debt” as defined in the Indenture means, as to any particular lease under which any Person (as defined in the Indenture) is at the time liable, other than a capital lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term of such lease as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a capital lease with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. “Attributable Debt” means, as to a capital lease under which any Person is at the time liable and at any date as of which the amount of such lease is to be determined, the capitalized amount of such lease that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

The term “Consolidated Net Tangible Assets” as defined in the Indenture means the excess over the current liabilities of the Company of all of its assets as determined by the Company and as would be set forth in a consolidated balance sheet of the Company and its Subsidiaries, on a consolidated basis, in accordance with generally accepted accounting principles as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others.

The term “Exempted Debt” as defined in the Indenture means the sum, without duplication, of the following items outstanding of the date Exempted Debt is being determined:

(i) indebtedness of the Company and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the provision described in the last sentence under “Certain Covenants—Restrictions on Liens” and

(ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the provision described in the last sentence under “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions.”

The term “Funded Debt” as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from its creation.

The term “Principal Property” as defined in the Indenture means:

(i) land, land improvements, buildings and associated factory equipment owned or leased pursuant to a capital lease and used by the Company or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 1% of Consolidated Net Tangible Assets as of the date of such determination;

(ii) certain property referred to in the Indenture; and

(iii) any asset held by Tyson Holding Company (which was subsequently merged with and into Tyson Foods, Inc.)

but shall not include any such property or assets described in clauses (i), (ii) or (iii) that is financed through the issuance of tax exempt governmental obligations, or any such property or assets that has been determined by board resolution of the Company not to be of material importance to the respective businesses conducted by the Company or such Restricted Subsidiary, effective as of the date such resolution is adopted.

The term “Restricted Subsidiary” as defined in the Indenture means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property or owns shares of capital stock or indebtedness of another Restricted Subsidiary other than:

(i) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination of such operations; and

(ii) each Subsidiary formed or acquired after the date of the Indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary;

provided, however, the Board of Directors of the Company may declare any such Subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.

The term “Subsidiary” as defined in the Indenture means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the Indenture) is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

Restrictions on Consolidations, Mergers and Sales of Assets

The Indenture provides that the Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary) or permit any Person to merge with or into the Company unless:

(a) either

(i) the Company will be the continuing Person or

(ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction of the United States of America and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the debt securities and the Company shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with; and

(b) immediately after giving effect to such transaction, no Default (as defined in the Indenture) shall have occurred and be continuing. (Section 5.1)

Events of Default

An “Event of Default,” as defined in the Indenture and applicable to debt securities, will occur with respect to the debt securities of any series if:

(a) the Company defaults in the payment of the principal of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or otherwise;

(b) the Company defaults in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to the debt securities of such series and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders (as defined in the Indenture) of 25% or more in aggregate principal amount of the debt securities of such series;

(d) an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company under the federal bankruptcy laws;

(e) the Company

(i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law,

(ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company or

(iii) effects any general assignment for the benefit of creditors; or

(f) any other Events of Default set forth in the applicable prospectus supplement occurs. (Section 6.1)

The Indenture provides that if an Event of Default described in clauses (a), (b), (c) or (f) above (if such Event of Default under clause (c) or (f) is with respect to one or more but not all series of debt securities then outstanding) occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the debt securities of each such series then outstanding under the Indenture (each such series voting as a separate class) by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal (or, if the debt securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series and set forth in the applicable prospectus supplement) of all debt securities of all such series, and the interest accrued on such debt securities, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (c) or (f) occurs and is continuing with respect to all series of debt securities then outstanding, then and in each and every such case, unless the principal of all the debt securities shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding under the Indenture (treated as one class), by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal (or, if any debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such Original Issue Discount Securities and set forth in the applicable prospectus supplement) of all the debt securities then outstanding and interest accrued on such debt securities, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (d) or (e) occurs and is continuing, then the principal amount (or, if any debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such Original Issue Discount Securities and set forth in the applicable prospectus supplement) of all the debt securities then outstanding and interest accrued on such debt securities, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee, to the full extent permitted by applicable law.

The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal (or, if the debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such Original Issue Discount Securities and set forth in the applicable prospectus supplement) of the debt securities of any series (or of all the debt securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as provided in the Indenture, the Company will pay or will deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the debt securities of each such series (or of all the debt securities, as the case may be) and the principal of any and all debt securities of each such series (or of all the debt securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or yield to maturity (in the case of Original Issue Discount Securities) specified in the debt securities of each such series and set forth in the applicable prospectus supplement to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of debt securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the Indenture, then and in every such case the Holders of a majority in aggregate principal amount of all the debt securities of each such series, or of all the debt securities, in each case voting as a single class, then outstanding, by written notice to the Company and to the Trustee, may waive all defaults with respect to each such series (or with respect to all the debt securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default. For all purposes under the Indenture, if a portion of the principal of any Original Issue Discount Securities shall have been accelerated and declared due and payable pursuant to the provisions described above, then, from and after such declaration, unless such declaration has been rescinded and annulled, the principal amount of such Original Issue Discount Securities will be deemed, for all purposes under the Indenture, to be such portion of the principal of such Original Issue Discount Securities as shall be due and payable as a result of such acceleration, and payment of such portion of the principal of such Original Issue Discount Securities as shall be due and payable as a result of such acceleration, together with interest, if any, on such Original Issue Discount Securities and all other amounts owing under the Indenture, shall constitute payment in full of such Original Issue Discount Securities. (Section 6.2)

The Indenture contains a provision under which, subject to the duty of the Trustee during a default to act with the standard of care required by law:

(i) the Trustee may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person, and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

(ii) before the Trustee acts or refrains from acting, it may require an officers’ certificate or an opinion of counsel, and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

(iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders of a majority in principal amount of the outstanding debt securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture; and

(vi) the Trustee may consult with counsel and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Indenture in good faith and in reliance on such advice or opinion. (Section 7.2)

Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected (each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of debt securities pursuant to this paragraph. (Section 6.5)

The Indenture provides that no Holder of any debt security of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

(i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series;

(ii) the Holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the Trustee a direction that is inconsistent with such written request.

A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 6.6)

The Indenture contains a covenant that the Company will file annually, not more than 90 days after the end of its fiscal year, with the Trustee a certification from the principal executive officer, principal financial officer or principal accounting officer that a review has been conducted of the activities of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ performance under the Indenture and that the Company has complied with all conditions and covenants under the Indenture. (Section 4.6)

Discharge, Defeasance and Covenant Defeasance

The Indenture provides that, except as provided below, the Company may terminate its obligations under the debt securities of any series and the Indenture with respect to debt securities of such series if:

(i) all debt securities of such series previously authenticated and delivered (other than destroyed, lost or stolen debt securities of such series that have been replaced or debt securities of such series that are fully paid or debt securities of such series for whose payment money or debt securities have previously been held in trust and subsequently repaid to the Company, as provided in the Indenture) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or

(ii)(A) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such debt securities for that purpose, money or U.S. Government Obligations (as defined in the Indenture) or a combination of money and U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of such firm delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, (C) no default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, (D) such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (E) the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

With respect to the foregoing clause (i), only the Company’s obligations under Section 7.7 of the Indenture in respect of the debt securities of such series shall survive. With respect to the foregoing clause (ii), only the Company’s obligations in Sections 2.2 (Execution and Authorization), 2.3 (Amount Unlimited; Issuable in Series), 2.4 (Denomination and Date of Securities; Payments of Interest), 2.5 (Registrar and Paying Agent; Agents Generally), 2.6 (Paying Agent to Hold Money in Trust), 2.7 (Transfer and Exchange), 2.11 (Cancellation), 4.2 (Maintenance of Office or Agency), 7.7 (Compensation and Indemnity), 7.8 (Replacement of Trustee), 8.5 (Repayment by Company) and 8.6 (Reinstatement) of the Indenture in respect of the debt securities of such series shall survive until the debt securities of such series are no longer outstanding. Once there are no longer any debt securities of a particular series outstanding, only the Company’s obligations in Sections 7.7, 8.5 and 8.6 of the Indenture in respect of the debt securities of such series shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the debt securities of such series and this Indenture with respect to the debt securities of such series except for those surviving obligations specified above. (Section 8.1)

The Indenture provides that, except as provided below, the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of any series after the period specified in clause (iv)(2)(z) below of this paragraph, and the provisions of the Indenture will no longer be in effect with respect to the debt securities of such series, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same; provided, that the following conditions shall have been satisfied:

(i) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders for payment of the principal of and interest on the debt securities of such series, money or U.S. Government Obligations or a combination of money or U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of such firm delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect of such funds payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

(ii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(iii) no Default (as defined in the Indenture) with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit or at any time during the period specified in clause (iv)(2)(z) below;

(iv) the Company shall have delivered to the Trustee (1) either (x) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (y) an opinion of counsel to the same affect as the ruling described in clause (x) above and based on a change in law and (2) an opinion of counsel to the effect that (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, (y) the Holders of the debt securities of such series have a valid first priority security interest in the trust funds, and (z) after the passage of 123 days following the deposit (except after one year following the deposit, with respect to any trust funds for the account of any Holder of the debt securities of such series who may be deemed to be an “insider” as to an obligor on the debt securities of such series for purposes of the United States Bankruptcy Code), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (I) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (II) if a court were to rule under any such law in any case or proceeding that the trust funds remained in the property of the Company, to the extent not paid to such Holders, the Trustee will hold, for the benefit of such Holders, a valid and perfected first priority security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute) and the Holders of the debt securities of such series will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

(v) if the debt securities of such series are then listed on a national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the defeasance contemplated by this provision of the Indenture of the debt securities of such series will not cause the debt securities of such series to be delisted; and

(vi) the Company has delivered to the Trustee an officers, certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated by this provision of the Indenture of the debt securities of such series have been complied with. Notwithstanding the foregoing, prior to the end of the 123-day (or one year) period referred to in clause (iv)(2)(z) of this paragraph, none of the Company’s obligations under the Indenture with respect to the debt securities of such series shall be discharged. Subsequent to the end of such 123-day (or one year) period, the Company’s obligations in Sections 2.2 (Execution and Authorization), 2.3 (Amount Unlimited; Issuable in Series), 2.4 (Denomination and Date of Securities; Payments of Interest), 2.5 (Registrar and Paying Agent; Agents Generally), 2.6 (Paying Agent to Hold Money in Trust), 2.7 (Transfer and Exchange), 2.11 (Cancellation), 4.2 (Maintenance of Office or Agency), 7.7 (Compensation and Indemnity), 7.8 (Replacement of Trustee), 8.5 (Repayment by Company) and 8.6 (Reinstatement) of the Indenture with respect to the debt securities of such series shall survive until such debt securities are no longer outstanding. Once there are no longer any debt securities of a particular series outstanding, only the Company’s obligations in Sections 7.7 (Compensation and Indemnity), 8.5 (Repayment by Company) and 8.6 (Reinstatement) of the Indenture with respect to the debt securities of such series shall survive. If and when a ruling from the Internal Revenue Service or an opinion of counsel referred to in clause (iv)(1) of this paragraph is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company’s obligations under Section 4.1 (Payment of Securities) of the Indenture, then the Company’s obligations under such Section 4.1 of the Indenture with respect to the debt securities of such series shall cease upon delivery to the Trustee of such ruling or opinion of counsel and compliance with the other conditions precedent provided for in this provision of the Indenture relating to the defeasance contemplated by this provision of the Indenture. (Section 8.2)

The Indenture provides that the Company may omit to comply with any term, provision or condition described under “—Certain Covenants,” and such omission shall be deemed not to be an Event of Default, with respect to the outstanding debt securities of any series if:

(i) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the debt securities of such series for payment of the principal of and interest, if any, on the debt securities of such series money or U.S. Government Obligations or a combination of money or U.S. Government Obligations in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of such firm delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect of such funds payable by the Trustee, to pay and discharge the principal of and interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

(ii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(iii) no Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit;

(iv) the Company has delivered to the Trustee an opinion of counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, (B) the Holders of the debt securities of such series have a valid first-priority security interest in the trust funds, (C) such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (D) after the passage of 123 days following the deposit (except after one year following the deposit, with respect to any trust funds for the account of any Holder of the debt securities of such series who may be deemed to be an “insider” as to an obligor on the debt securities of such series for purposes of the United States Bankruptcy Code), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (1) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (2) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, to the extent not paid to such Holders, the Trustee will hold, for the benefit of such Holders, a valid and perfected first priority security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute), and the Holders of the debt securities of such series will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

(v) if the debt securities of such series are then listed on a national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the covenant defeasance contemplated by this provision of the Indenture of the debt securities of such series will not cause the debt securities of such series to be delisted; and

(vi) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the covenant defeasance contemplated by this provision of the Indenture of the debt securities of such series have been complied with. (Section 8.3)

Modification of the Indenture

The Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the debt securities of any series without notice to or the consent of any Holder:

(i) to cure any ambiguity, defect or inconsistency in the Indenture; provided, that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect;

(ii) to comply with Article 5 (Successor Corporation) of the Indenture;

(iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(iv) to evidence and provide for the acceptance of appointment under the Indenture with respect to the debt securities of any or all series by a successor Trustee;

(v) to establish the form or forms or terms of debt securities of any series or of the coupons appertaining to such debt securities as permitted by the Indenture;

(vi) to provide for uncertificated debt securities and to make all appropriate changes for such purpose; or

(vii) to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.1)

The Indenture also provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the debt securities of any series outstanding under the Indenture with the written consent of the Holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture (all such series voting as one class). The Indenture also provides that the Holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the debt securities of such series. Notwithstanding the foregoing provision, without the consent of each Holder of the debt securities of each series affected by such supplemental indenture, an amendment or waiver, including a waiver pursuant to Section 6.4 of the Indenture, may not:

(i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder’s debt security;

(ii) reduce the principal amount of such debt security or the rate of interest on such debt security (including any amount in respect of original issue discount), or any premium payable with respect to such debt security;

(iii) adversely affect the rights of such Holder under any mandatory repurchase provision or any right of repurchase at the option of such Holder;

(iv) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity of such debt security pursuant to the Indenture or the amount of such debt security provable in bankruptcy;

(v) change any place of payment where, or the currency in which, any debt security of such series or any premium or the interest on such debt security is payable;

(vi) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of such debt security (or, in the case of redemption, on or after the redemption date or, in the case of mandatory repurchase, the date of such repurchase);

(vii) reduce the percentage in principal amount of outstanding debt security of such series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture;

(viii) waive a Default in the payment of principal of or interest on, any debt security of such series;

(ix) cause any debt security of such series to be subordinated in right of payment to any obligation of the Company; or

(x) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding debt security of any series affected by such supplemental indenture.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of Holders of debt securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of debt securities of any other series or of the coupons appertaining to such debt securities. It shall not be necessary for the consent of the Holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver under this section of the Indenture becomes effective, the Company shall give to the Holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (Section 9.2)

Governing Law

The Indenture and the debt securities and any related guarantees will be governed by the laws of the State of New York.

Concerning the Trustee

The Company and its subsidiaries maintain ordinary banking relationships with The Bank of New York Mellon Trust Company N.A. and its affiliates and a number of other banks. The Bank of New York Mellon Trust Company N.A. also serves as trustee with respect to certain other outstanding debt securities of the Company and its subsidiaries.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle or obligate the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	if applicable, a discussion of any material United States federal income tax considerations;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Tyson, the trustees, the warrant agents, the unit agents or any other agent of Tyson, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Beneficial owners of securities generally will not receive certificates representing their ownership interests in the securities. However, if

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for any securities or if the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of the notification or of our becoming aware of the depositary’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the securities represented by one or more global securities, or

•	in the case of debt securities, an event of default under the indenture for such debt securities has occurred and is continuing with respect to such debt securities,

then, in each case, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Tyson and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

We will describe in a prospectus supplement the particular terms of any offering of the securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable securities may be listed.

If Tyson and/or the selling securityholders, if applicable, use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Tyson and/or the selling securityholders, if applicable, may sell securities through agents or dealers designated by them. Any agent or dealer involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase securities from Tyson and/or the selling securityholders, if applicable, as principal and may resell those securities at varying prices to be determined by the dealer.

Tyson and/or the selling securityholders, if applicable, also may sell securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Tyson and/or the selling securityholders, if applicable, may enter into agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Tyson and/or the selling securityholders, if applicable, may solicit offers to purchase securities directly from, and we may sell securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP or such other counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tyson Foods, Inc. for the year ended September 28, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of The Hillshire Brands Company included in Exhibit 99.1 of Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.